Exhibit 4.1

WESTERN DIGITAL CORPORATION,

as Issuer,

the GUARANTORS party hereto,

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

INDENTURE

Dated as of April 13, 2016

7.375% Senior Secured Notes due 2023

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SECTION 12.11.	No Impairment of the Security Interests	92
SECTION 12.12.	Insurance	92

Appendix A	—	Provisions Relating to Notes
Exhibit A	—	Form of Note
Exhibit B	—	[Reserved]
Exhibit C	—	Form of Supplemental Indenture
Exhibit D	—	Form of First Priority Intercreditor Agreement
Exhibit E	—	Form of Security Agreement

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INDENTURE dated as of April 13, 2016, between WESTERN DIGITAL CORPORATION, a Delaware corporation (the “Issuer”), the Guarantors party hereto and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

RECITALS

The Issuer has duly authorized the execution and delivery of the Indenture to provide for the issuance on the date hereof of $1,875,000,000 aggregate principal amount of the Issuer’s 7.375% Senior Secured Notes due 2023 (the “Original Notes” and, together with any Additional Notes (as defined below) and any replacement notes issued therefor, the “Notes”). All things necessary to make the Indenture a valid agreement of the Issuer, in accordance with its terms, have been done, and the Issuer has done all things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee and duly issued by the Issuer, the valid obligations of the Issuer as hereinafter provided.

In addition, the Guarantors party hereto have duly authorized the execution and delivery of the Indenture as guarantors of the Notes. All things necessary to make the Indenture a valid agreement of each Guarantor, in accordance with its terms, have been done, and each Guarantor has done all things necessary to make the Guarantees, when the Notes are executed by the Issuer and authenticated and delivered by the Trustee and duly issued by the Issuer, the valid obligations of each Guarantor as hereinafter provided.

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01. Definitions.

“2024 Exchange Notes” means the Issuer’s 10.500% Senior Unsecured Notes due 2024 issued pursuant to the registration rights agreement with respect to the 2024 Original Notes, dated April 13, 2016, among the Issuer, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule A to the Purchase Agreement.

“2024 Notes” means the 2024 Original Notes and the 2024 Exchange Notes.

“2024 Original Notes” means the Issuer’s 10.500% Senior Unsecured Notes due 2024 issued on the date hereof pursuant to a separate indenture from this Indenture.

“Acquisition” means the proposed acquisition of SanDisk Corporation by a wholly owned subsidiary of the Issuer pursuant to the Merger Agreement.

“Acquisition Transaction” means:

(a) an acquisition by the Issuer or a Restricted Subsidiary of a business or of assets constituting a business unit, line of business or business division of another Person, from a Person other than the Issuer or its Restricted Subsidiaries that will be owned and operated by the Issuer and its Restricted Subsidiaries,

(b) an acquisition of Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such acquisition,

(c) an acquisition of Capital Stock of a Restricted Subsidiary that constitutes an increase in the aggregate percentage of the Capital Stock of such Restricted Subsidiary owned collectively by the Issuer and its Restricted Subsidiaries, and

(d) a merger, amalgamation or consolidation of the Issuer or a Restricted Subsidiary with or into a Person that is not the Issuer or a Restricted Subsidiary, in which the Issuer or a Restricted Subsidiary is the surviving company or which results in the surviving company becoming a Restricted Subsidiary of the Issuer or a Successor Company.

“Additional Assets” means:

(a) any property, plant, equipment or other long-term tangible or Intellectual Property assets used or useful in a Related Business or any assets used or useful in the operations of the Issuer or its Subsidiaries;

(b) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary; or

(c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (b) or (c) above is primarily engaged in a Related Business.

“Additional Bridge Agreement” means the Bridge Loan Agreement, to be dated on or prior to the Escrow Release Date, by and among Western Digital Technologies, Inc., the lenders party thereto, the Additional Bridge Facility Administrative Agent and the other parties named therein, as such agreement may be amended, supplemented, waived or otherwise modified from time to time; provided that the maturity date of all or any portion thereof may not be extended other than for up to 30 days by each lender thereunder at its discretion.

“Additional Bridge Facility” means the collective reference to the Additional Bridge Loan Documents, any notes issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages and other guarantees, pledge agreements, security agreements and collateral documents and other instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time; provided that the maturity date of all or any portion thereof may not be extended other than for up to 30 days by each lender thereunder at its discretion.

“Additional Bridge Facility Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Additional Bridge Facility.

“Additional Bridge Facility Obligations” means any and all amounts payable under or in respect of the Additional Bridge Facility and the Additional Bridge Loan Documents, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer, whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof, in each case, to the extent secured by a Permitted Lien incurred or deemed incurred to secure Indebtedness under the Additional Bridge Facility pursuant to clause (g)(3) under the definition of “Permitted Liens”.

“Additional Bridge Loan Documents” means the “Loan Documents” (or comparable term) as defined in the Additional Bridge Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time, but in any event not extended, renewed, refinanced or replaced; provided that such documents may be extended for up to 30 days by each lender thereunder at its discretion.

“Additional Notes” means 7.375% Senior Secured Notes due 2023 issued under the terms of this Indenture after the Issue Date and in compliance with Sections 2.13, 4.03 and 4.13 (it being understood that any Notes issued in exchange for or replacement of any Note issued on the Issue Date shall not be an Additional Note).

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Property” means property (other than Excluded Property) acquired by the Issuer or a Guarantor (other than the SD Guarantor) that is not automatically subject to a perfected security interest under the Collateral Documents, which the Issuer or such Guarantor will provide a First Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by this Indenture, the First Priority Intercreditor Agreement or the Collateral Documents; provided that, while any First Priority Credit Obligations are outstanding, After-Acquired Property shall only be Collateral that is pledged to secure the First Priority Credit Obligations (including property of a Person that becomes a new Guarantor) after the date of this Indenture.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(a) 1.0% of the principal amount of such Note; and

(b) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on April 1, 2019 (as set forth in Section 5 of the Form of Reverse Side of Note attached as Exhibit A hereto), plus (ii) all required interest payments due on such Note through April 1, 2019 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

The Trustee shall have no obligation to calculate or verify the calculation of the Applicable Premium.

“Asset Disposition” means any sale, lease, transfer or other disposition, including the exclusive license of (or series of related sales, leases, transfers, dispositions or exclusive licenses) by the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than any shares of Capital Stock of Restricted Subsidiaries issued in compliance with Section 4.03 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

(b) all or substantially all the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(c) any other assets (other than Capital Stock) of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary,

other than, in the case of clauses (a), (b) and (c) above,

(i) a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(ii) for purposes of Section 4.06 only, (x) a disposition that constitutes a Restricted Payment or Permitted Investment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by Section 4.04 and (y) a disposition of all or substantially all the assets of the Issuer in accordance with Section 5.01;

(iii) any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Capital Stock of any Restricted Subsidiary, which assets or Capital Stock so disposed or issued in any single transaction or series of related transactions have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $60 million;

(iv) a disposition or sale of cash or Temporary Cash Investments;

(v) the creation or foreclosure of a Lien; provided that the Net Available Cash received by the Issuer or any Restricted Subsidiary resulting from the foreclosure of a Lien shall be included in the calculation of Net Available Cash for purposes of Section 4.06;

(vi) the sale, lease or discount, in each case without recourse, of inventory, accounts receivable or notes arising in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(vii) disposals or replacements of obsolete, worn out, uneconomical or surplus property or equipment or any property that is no longer useful in the Issuer’s or its Subsidiaries’ business;

(viii) sales by the Issuer or Restricted Subsidiaries of Receivables in connection with entering into a Permitted Receivables Financing;

(ix) dispositions of assets subject to any casualty, condemnation or expropriation proceeding or any similar action (including in lieu thereof);

(x) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xi) the licensing or sublicensing of Intellectual Property or other general intangibles and licenses (or cross-licenses), sublicenses (or cross-sublicenses), leases or subleases of other real or personal property in the ordinary course of business;

(xii) the transfer of pension assets in connection with the permanent settling of the related pension obligations in an arm’s-length transaction with a Person that is not an Affiliate of the Issuer (provided that such transaction is on commercially reasonable terms as reasonably determined in good faith by the Issuer);

(xiii) dispositions of property pursuant to one or more Sale/Leaseback Transactions in an amount not to exceed $230 million or leases of precious metals or commodities in connection with Indebtedness permitted pursuant to Section 4.03(b)(xiv)(B);

(xiv) the sale, transfer or other disposition (a) of any assets required by any antitrust authority or other regulatory authority in connection with the Acquisition or (b) that are part of any intercompany restructuring in connection with requirements imposed by the Ministry of Commerce of the People’s Republic of China within 24 months of the Escrow Release Date (the “MOFCOM Restructuring”);

(xv) the unwinding of Hedging Obligations;

(xvi) the disposition of all or substantially all of the assets of the Issuer or a Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(xv) the disposition of intellectual property rights (to the extent constituting discontinuing the use or maintenance of, failing to pursue or otherwise abandoning, allowing to lapse, terminating or putting into the public domain any intellectual property right), in each case, in the ordinary course of business or if the Issuer or any Restricted Subsidiary determines in its reasonable business judgment that such disposed of intellectual property is no longer economical or of strategic benefit; and

(xvi) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that, if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(b) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board or, in the case of a Person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined with GAAP as of the Issue Date be considered a capital lease (whether or not such lease was in effect on such date), regardless of any change in GAAP following the Issue Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease. For purposes of Section 4.13, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Subsidiary” means any Subsidiary of the Issuer that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing or credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer; or

(b) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person other than a transaction following which, (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least 50% of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and, (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Notwithstanding the foregoing:

(1) the formation of a holding company for the Issuer’s Capital Stock will not constitute a Change of Control under clause (a) if it does not cause a Change of Control under clause (b), and

(2) the entry into one or more agreements that, upon consummation of the transactions contemplated thereon would constitute a Change of Control, do not constitute a Change of Control until such consummation.

“Charges” means any charge, expense, cost, accrual or reserve of any kind.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the assets and properties subject to Liens in favor of the Collateral Agent for the benefit of the Trustee and the Holders.

“Collateral Agent” means U.S. Bank National Association in its capacity as “Collateral Agent” under this Indenture and under the Collateral Documents or any successor or assign thereto in such capacity.

“Collateral Documents” means, collectively, any security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders, in all or any portion of the Collateral, including, without limitation, the Security Agreement, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements of the Issuer are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(a) if the Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(b) if the Issuer or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Issuer or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c) if, since the beginning of such period, the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(d) if, since the beginning of such period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(e) if, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Acquisition Transaction or disposition of assets, the amount of income, earnings or EBITDA relating thereto and the amount of Consolidated Interest Expense associated with such transactions or any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including any determinations made in respect of Pro Forma Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Issuer and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP (other than non-cash interest expense attributable to convertible indebtedness under Accounting Practices Bulletin 14-1 or any successor provision and amortization of debt issuance costs), plus, to the extent not included in such total interest expense and to the extent Incurred by the Issuer or its Restricted Subsidiaries, without duplication:

(a) interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(b) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par); provided, however, that any amortization of bond premium shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(c) capitalized interest;

(d) non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing Incurred as Credit Facility Indebtedness;

(f) net cash payments pursuant to Hedging Obligations;

(g) the product of (i) all dividends accrued in respect of all Disqualified Stock of the Issuer and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Issuer or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Issuer), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Disqualified Stock or Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Issuer in good faith); and

(h) solely to the extent it would be included in the total interest expense of the Issuer calculated on a consolidated basis in accordance with GAAP, interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Issuer or any Restricted Subsidiary.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of such date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters for which financial statements of the Issuer are available (the “Reference Period”); provided, however, that:

(a) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

(b) if the Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and EBITDA shall be calculated as if the Issuer or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c) if, since the beginning of the Reference Period, the Issuer or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for the Reference Period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for the Reference Period;

(d) if, since the beginning of the Reference Period, the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and

(e) if, since the beginning of the Reference Period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by the Issuer or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an Acquisition Transaction, the amount of income, earnings or EBITDA relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including any determinations made in respect of Pro Forma Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (loss) of any Person in which any other Person has an ownership interest other than a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Restricted Subsidiaries by such Person during such period, (d) the income of any Restricted Subsidiary of the Issuer (other than any Guarantor), to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Restricted Subsidiary to the Issuer or any other Restricted Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Subsidiaries (except as provided in the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses Incurred directly in connection with any early extinguishment of Indebtedness, (j) any impairment charge or asset write-off or write-down, or asset write-up, related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities, (k) Non-Cash Compensation Expenses, (l) any unrealized gains and losses from Hedging Obligations or from the application of Accounting Standards Codification Topic 815, Derivatives and Hedging, or any comparable regulation, (m) adjustments attributable to the application of recapitalization or acquisition accounting in relation to the Transactions or any other consummated Acquisition Transaction, (n) any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), including in connection with the Transactions, (o) (A) extraordinary Charges and (B) unusual or nonrecurring Charges, (p) all cash and Non-Cash Charges and expenses Incurred before the Issue Date with respect to the Seagate Arbitration to the extent that the aggregate amount of all such Charges and expenses do not exceed $32 million, (q) transaction fees, costs and expenses Incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Issuer in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Net Income at the end of such four fiscal quarter period), (r) casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Issuer in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters in the future)) and (s) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk). Notwithstanding the foregoing, for the purposes of Section 4.04 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under Section 4.04(a)(iii)(D).

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of the Issuer or any Restricted Subsidiary (during any Suspension Period, such determination shall be made as if such covenant was in effect at such time).

“Consolidated Secured Leverage Ratio” means, as of any date of determination the ratio of (a) Consolidated Secured Indebtedness to (b) the aggregate amount of EBITDA for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”.

“Consolidated Total Indebtedness” means, at any time the same is to be determined, the aggregate amount of all Indebtedness under clauses (a), (b) and (d) (to the extent, in the case of clause (d), that such obligations are funded obligations that have not been reimbursed within two (2) Business Days following the funding thereof) of such definition of the Issuer and its Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Convertible Notes” means any convertible senior notes issued under the Existing Indentures.

“Credit Agreement” means that certain Credit Agreement, to be dated on or prior to the Escrow Release Date (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Issuer, the guarantors and lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Credit Facilities” means (a) one or more debt facilities (including the Credit Agreement or any other credit facility), commercial paper facilities, securities purchase agreements, indentures, fiscal agency agreements, any letter of credit facility or similar agreements or any other financing agreement or arrangement, in each case, with agents, banks or other lenders, investors, trustees or fiscal agents providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) letters of credit, the issuance of securities or other long-term indebtedness, including any related notes, guarantees, collateral documents, instruments and agreement executed in connection therewith, and (b) any amendments, restatements, replacements (whether upon or after termination or otherwise), refinancings, refundings, supplements, modifications, extensions, renewals or other modifications thereof (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including one or more of the foregoing that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that any such increase in borrowings or issuances is permitted under Section 4.03 and, if applicable, Section 4.13) or that add additional borrowers or guarantors thereunder, and whether with the same or any other agent, trustee, fiscal agent, lender, investor, holder or group of agents, trustees, fiscal agents, lenders, investors or holders (any Indebtedness under any of the Credit Facilities described in clause (b), a “Refinancing Credit Facility”).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Deadline” means (x) 11:59 p.m. on October 21, 2016; provided that, to the extent the Termination Date (as defined in the Merger Agreement) has been extended as provided in Section 8.1(b)(i) of the Merger Agreement and the Issuer delivers written notice to the Trustee and the Escrow Agent that the Termination Date under the Merger Agreement has been extended in accordance with the terms of the Merger Agreement, the Deadline shall be 11:59 p.m. on January 21, 2017 (such applicable date, the “Outside Date”) or (y) such earlier date as the Issuer shall notify the Trustee and the Escrow Agent in writing or shall otherwise announce (with written confirmation to the Trustee and Escrow Agent) that the Merger Agreement has been or will be terminated or that the Issuer will not pursue the consummation of the Acquisition.

“Default” means any event which is, or after notice or passage of time, or both, would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Temporary Cash Investments received in connection with a subsequent disposition of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the day that is 91 days after the Stated Maturity; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset disposition” or a “change of control” (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that such Person may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provisions prior to compliance by such Person with Sections 4.06 and 4.08 and such repurchase or redemption complies with Section 4.04.

“Domestic Subsidiary” means each Subsidiary of the Issuer that is organized under the applicable laws of the United States, any state thereof, or the District of Columbia.

“EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (vii) below), the sum of the following amounts for such period:

(i) Consolidated Interest Expense;

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds);

(iii) depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs;

(iv) Non-Cash Charges;

(v) Charges attributable to the undertaking and/or implementation of cost-savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs, costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (v), together with any amounts added back pursuant to clause (vii) below and the amount of any Pro Forma Adjustment to EBITDA for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to giving effect to any such add-back); provided, further, that Charges relating to the Transactions and up to $800 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to EBITDA pursuant to this clause (v) for any period ending on or prior to the 24th month following the Escrow Release Date shall not be subject to the caps in the preceding proviso;

(vi) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary;

(vii) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Issuer) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost-savings initiatives and certain other similar initiatives conducted after the Escrow Release Date; provided that amounts added back pursuant to this clause (vii), together with any amounts added back pursuant to clause (v) above and the amount of any Pro Forma Adjustment to EBITDA for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to giving effect to any such add-back); provided, further, that any of the foregoing in connection with (A) the Transactions and (B) up to $650 million of the foregoing in connection with the MOFCOM Restructuring, in each case, added back to EBITDA pursuant to this clause (vii) for any period ending on or prior to the 24th month following the Escrow Release Date shall not be subject to the caps in the preceding proviso; and

(viii) earn-out obligations incurred in connection with any acquisition or other investment and paid or accrued during the applicable period; less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, non-cash gains for such period (excluding any non-cash gains for such period to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to EBITDA for such period to the extent excluded from EBITDA in any prior period;

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable;

(ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); and

(iii) any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation;

in each case, as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP.

“Escrow Agent” means SunTrust Bank, in its capacity as the escrow agent appointed and authorized under the Escrow Agreement, and any successor thereto in such capacity.

“Escrow Agreement” means the Escrow Agreement dated as of April 13, 2016, by and among the Issuer, the Trustee, the Escrow Agent and SunTrust Bank, as securities intermediary.

“Escrow Release Date” shall have the meaning set forth in Section 5(a) of the Escrow Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means any Net Cash Proceeds received by the Issuer from the sale of its Qualified Capital Stock or a capital contribution with respect to its Qualified Capital Stock, which are designated as an Excluded Contribution pursuant to an Officers’ Certificate on or promptly after the date of receipt of such Net Cash Proceeds and which shall be excluded from the calculation of amounts under Section 4.04(a)(iii)(B).

“Excluded Property” has the meaning given to such term in the Collateral Documents.

“Excluded Subsidiary” has the meaning given to such term in the Collateral Documents.

“Existing Indentures” means (a) the indenture with respect to SanDisk Corporation’s 1.5% Convertible Senior Notes due 2017, dated as of August 25, 2010, by and between SanDisk Corporation and The Bank of New York Mellon Trust Company, N.A. and (b) the indenture with respect to SanDisk Corporation’s 0.5%

Convertible Senior Notes due 2020, dated as of October 29, 2013, by and between SanDisk Corporation and The Bank of New York Mellon Trust Company, N.A. (each as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability, as reasonably determined in good faith by the management of the Issuer, which determination will be conclusive (unless otherwise provided in this Indenture).

“Financing Fees” means, in connection with any Incurrence of Indebtedness, the aggregate amount of fees (including upfront, commitment and ticking fees and original issue discount), underwriting discounts, commissions and other costs and expenses Incurred in connection therewith, as well as, in the case of any Incurrence of Refinancing Indebtedness, any penalties or premiums (including reasonable tender premiums), defeasance and satisfaction and discharge costs, accrued interest and other similar costs and expenses Incurred in respect of the Indebtedness being Refinanced.

“First Priority Credit Documents” means the Credit Agreement and each of the other agreements, documents and instruments providing for or evidencing any other First Priority Obligation under Credit Facilities and any other document or instrument executed or delivered at any time in connection with any First Priority Obligation under the Credit Facilities (including any intercreditor or joinder agreement among holders of First Priority Obligations, but excluding documents governing Hedging Obligations and the Notes), to the extent such are effective at the relevant time, as each may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“First Priority Designated Agent” has the meaning given to such term in the First Priority Intercreditor Agreement.

“First Priority Intercreditor Agreement” means the intercreditor agreement among JPMorgan Chase Bank, N.A., as agent under the First Priority Credit Documents, the Additional Bridge Facility Administrative Agent and the Collateral Agent, substantially in the form of Exhibit D hereto, as it may be amended, amended and restated, modified, renewed or replaced from time to time in accordance with this Indenture.

“First Priority Liens” means all Liens that secure the First Priority Notes Obligations.

“First Priority Notes Obligations” means all Obligations of the Issuer and the Guarantors under this Indenture, the Notes and the Collateral Documents.

“First Priority Credit Obligations” means (i) any and all amounts payable under or in respect of any Credit Facility and the other Credit Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, to the extent secured by a Permitted Lien incurred or deemed incurred to secure Indebtedness under the Credit Facilities constituting First Priority Obligations pursuant to clause (g)(1) of the definition of “Permitted Liens,” and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) above or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.

“First Priority Obligations” means (i) the First Priority Credit Obligations, (ii) all First Priority Notes Obligations, (iii) the Additional Bridge Facility Obligations and (iv) any and all amounts payable under or in respect of any Future First Lien Indebtedness.

“Fitch” means Fitch Investors Services, Inc. and any successors to its rating agency.

“Foreign Subsidiary” means each Subsidiary of the Issuer that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Issuer, as determined in accordance with GAAP in good faith by the Issuer without intercompany eliminations.

“Future First Lien Indebtedness” means any Indebtedness of the Issuer and/or the Guarantors Incurred after the Escrow Release Date that is secured by a lien on the Collateral ranking equally and ratably with the Notes as permitted by this Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of Additional Notes) shall execute a joinder to the First Priority Intercreditor Agreement and (ii) the Issuer shall designate such Indebtedness as Future First Lien Indebtedness under the First Priority Intercreditor Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, the Issuer shall be permitted to treat any agreement or arrangement, which would be accounted for on the Issue Date as an operating lease under GAAP, whether existing on the Issue Date or entered into thereafter, under the standards applicable to operating leases under GAAP as in effect on the Issue Date.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Grantors” means the Issuer and the Guarantors (other than the SD Guarantor).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture to this Indenture, substantially in the form of Exhibit C hereto and reasonably satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in this Indenture, it being understood that the Issuer and the other Guarantors need not be a party thereto.

“Guarantor” means the Initial Guarantors and each other Subsidiary of the Issuer that thereafter guarantees the Notes pursuant to the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 4.03 and Section 4.13:

(a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness;

(d) changes in the principal amount of any Indebtedness that is denominated in a currency other than U.S. dollars solely as a result of fluctuations in exchange rates or currency values; and

(e) the reclassification of any outstanding Capital Stock as Indebtedness due to a change in accounting principles so long as such Capital Stock was issued prior to, and not in contemplation of, such accounting change shall not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a) the principal in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding (i) any accounts payable or other liability to trade creditors arising in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance (other than obligations with respect to letters of credit, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Restricted Subsidiary of such Person, the amount of such Preferred Stock to be determined in accordance with this Indenture (but excluding, in each case, any accrued dividends);

(f) all Guarantees by such Person of obligations of the type referred to in clauses (a) through (e) or dividends of other Persons;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, the net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

Notwithstanding the foregoing, (i) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter and (ii) the term “Indebtedness” shall exclude operating leases and any Guarantees thereof, including of operating leases of joint ventures.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

The amount of any Preferred Stock that has a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Preferred Stock as if such Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Preferred Stock is to be determined pursuant to this Indenture; provided, however, that if such Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be calculated as of the first date thereafter on which such Preferred Stock could be required to be so redeemed, repaid or repurchased. If any Preferred Stock does not have a fixed redemption, repayment or repurchase price, the amount of such Preferred Stock shall be its maximum liquidation value.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Qualified Party” means an investment banking firm, accounting firm, or appraisal firm or consultant of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Initial Guarantors” means each of the Guarantors party to this Indenture on the Issue Date.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by the Issuer or any Subsidiary, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other similar data or information, software and databases and all embodiments or fixations thereof and related documentation, all additions, improvements and accessions to any of the foregoing and all registrations for any of the foregoing.

“Intercompany Transactions” means the intercompany transactions described under “Summary—Corporate Structure” in the Offering Memorandum.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender or advances for the purpose of prepaying depreciation costs of joint ventures) or other extensions of credit (including by way of Guarantee or similar arrangement), capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided in this Indenture, the outstanding amount of an Investment shall be the original cost at the time such Investment is made and without giving effect to subsequent changes in value, but reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or the Fair Market Value of any property received by the Issuer or a Restricted Subsidiary in respect of such Investment.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment”, the definition of “Permitted Investment” and Section 4.04:

(a) “Investment” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (i) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade Rating” means a rating equal to or higher than (a) Baa3 (or equivalent) by Moody’s, (b) BBB- (or equivalent) by Standard and Poor’s or (c) BBB- (or equivalent) by Fitch, in each case with a stable outlook.

“Issue Date” means April 13, 2016.

“Issuer Order” means a written request in the name of the Issuer delivered to the Trustee and signed by one of the following officers of the Issuer: the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer or the Secretary.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien. A Person shall be deemed to own, subject to a Lien, any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Material Real Property” means any real property acquired by any Grantor following the Escrow Release Date with a fair market value in excess of $30,000,000 (as determined by the Issuer in good faith).

“Merger Agreement” means the Agreement and Plan of Merger, by and among the Issuer, Schrader Acquisition Corporation and SanDisk Corporation, dated October 21, 2015, as amended from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, trust deed or deed to secure debt in form reasonably satisfactory to the Collateral Agent and covering a Mortgaged Property, duly executed by the appropriate Issuer or Guarantor.

“Mortgaged Property” means such real property as defined in the Purchase Agreement.

“Net Available Cash” from an Asset Disposition means cash payments and the Fair Market Value of any Temporary Cash Investments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities (other than Temporary Cash Investments) received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(a) all legal, accounting and investment banking fees, title and recording tax expenses, commissions and other fees and expenses Incurred and all Federal, state, provincial, foreign and local taxes paid or payable, as consequence of such Asset Disposition, as determined before taking into account the application of any deductions, losses, credits and similar tax attributes (other than those deductions, losses, credits and attributes arising from such Asset Disposition);

(b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(c) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition; and

(e) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that, upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in the escrow that are released to the Issuer or any Restricted Subsidiary.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Indebtedness, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets and Investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting and (e) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Notes Documents” means the Notes (including any Additional Notes), the Subsidiary Guarantees, the Collateral Documents, the First Priority Intercreditor Agreement and this Indenture.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated as of March 30, 2016 related to the offer and sale of the Notes and the 2024 Notes.

“Officer” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer, the Assistant Treasurer, the Secretary or any Assistant Secretaries of the Issuer. Officer of any Subsidiary has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers, at least one of whom must be the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer or the Secretary.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary exclusions and qualifications) who may be an employee of or counsel to the Issuer.

“Permitted Investment” means an Investment by the Issuer or any Restricted Subsidiary in:

(a) the Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(b) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

(c) cash and Temporary Cash Investments;

(d) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business;

(e) payroll, travel, entertainment, moving and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans and advances to, or Guarantees of debt on behalf of, officers, directors, employees and consultants of the Issuer or any of its Subsidiaries; provided that the aggregate amount of such loans, advances and Guarantees outstanding at any time shall not exceed $10 million;

(g) stock, obligations, securities or other Investments received in settlement or satisfaction of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes;

(h) any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 4.06 or (ii) a disposition of assets not constituting an Asset Disposition;

(i) Investments (including debt obligations) received (i) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (ii) in settlement of delinquent obligations of, and other disputes with, a Person arising in the ordinary course of business or (iii) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(j) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(k) any Person to the extent such Investments consist of Hedging Obligations or Guarantees of Indebtedness otherwise permitted under Section 4.03 (excluding Guarantees of the type referred to in clause (s) of this definition);

(l) any Person to the extent such Investment exists on, or is contractually committed as of, or pursuant to an agreement executed on or before, the Issue Date and the Escrow Release Date, and any extension, modification, reinvestment, replacement or renewal of any such Investments or contractual commitments existing on the Issue Date and on the Escrow Release Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date); provided, that the amount of any such Investment or binding commitment may be increased (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date and on the Escrow Release Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Indenture;

(m) any Person to the extent the payment for such Investment consists solely of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer; provided, however, that such issuance of Capital Stock shall not increase the amount available for Restricted Payments under Section 4.04(a)(iii);

(n) any Person to the extent such Investment consists of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(o) any Person to the extent such Investment consists of guarantees of performance obligations of Foreign Subsidiaries under service contracts entered into in the ordinary course of business in accordance with Section 4.03;

(p) any Person to the extent such Investments consist of (i) extensions of trade credit or advances in the ordinary course of business or (ii) Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices, in each case in the ordinary course of business;

(q) any Person to the extent such Investments consist of Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary after the Issue Date in accordance with Section 5.01, in each case, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) any Person to the extent such Investments consist of cash earnest money deposits required to be made by the Issuer or any Restricted Subsidiary in connection with a purchase agreement, letter of intent or other acquisitions permitted under this Indenture;

(s) any Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (s) and outstanding on the date such Investment is made, do not exceed the greater of (x) $900 million and (y) 3.0% of Total Assets;

(t) Investments in Flash Partners Ltd., Flash Alliance Ltd. or Flash Forward Ltd. and similar joint ventures with Toshiba Corporation (or one of its Affiliates); provided that the use of such Investments by such joint venture would have been classified, in accordance with GAAP, as a capital expenditure if such joint venture had been a Subsidiary of the Issuer;

(u) Investments in any Subsidiary in connection with Cash Management Services in the ordinary course of business;

(v) guarantees by the Issuer or any Restricted Subsidiary of leases (other than a Capital Lease Obligation) or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business, and any guarantees by the Issuer or any Restricted Subsidiary of operating leases of joint ventures;

(w) Investments permitted pursuant to Sections 4.03 and 4.04 or permitted under the definitions of “Permitted Liens” or “Asset Dispositions;”

(x) the making of any Investment by the Issuer or any of its Restricted Subsidiaries if, at the time of making such Investment, and after giving effect thereto (including the Incurrence of any Indebtedness permitted to be Incurred pursuant to Section 4.03 to finance such Investment) on the date of consummation of such Investment or, at the Issuer’s election to the extent such Investment is made in connection with an Acquisition Transaction, on the date of the signing of any acquisition agreement with respect thereto, after giving effect thereto the Consolidated Leverage Ratio would not exceed 2.25:1.00 (calculated on a pro forma basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements of the Issuer are available); provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;

(y) repurchases of the Notes;

(z) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Issuer or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable, and any Investment in fixed income or other assets by any Captive Insurance Subsidiary consistent with customary practices of portfolio management; and

(aa) non-cash contributions to joint ventures (including, without limitation, contributions of employees, intellectual property and/or services) in the ordinary course of business.

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (a) through (aa) above, the Issuer shall be entitled to classify and may later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) in one or more of such categories set forth above.

“Permitted Liens” means, with respect to any Person:

(a) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation or in connection with old age benefits, social security obligations, statutory obligations or other similar charges (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations), in connection with bids, tenders, contracts or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or pledges or deposits to secure the performance of bids, trade contracts, leases, surety or appeal bonds, performance bonds or similar instruments (and pledges and deposits made in respect of letters of credit, surety bonds, bank guarantees or similar instruments supporting such obligations) to which such Person is a party, or deposits as security for the payment of rent, in each case Incurred in the ordinary course of business;

(b) carriers’, warehousemen’s and mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, in each case for sums not overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by such Person in excess of those required by applicable banking regulations;

(c) Liens for taxes not yet due and payable, and Liens (or deposits as security) for taxes which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP;

(d) Liens in favor of issuers of customs, stay, performance, bid, appeal or surety bonds, completion guarantees or letters of credit and other obligations of a like nature issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f) Liens securing Indebtedness Incurred under Section 4.03(b)(xiv); provided that no such Lien shall extend to or cover other property of the Issuer or such Restricted Subsidiary other than the respective property so acquired or similar property acquired from the same lender or its Affiliates, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of all such property;

(g) Liens to secure (1) Credit Facility Indebtedness (including any letter of credit facility related thereto), (2) the Original Notes issued on the Issue Date and replacement notes therefor (and any related guarantee) and (3) the Additional Bridge Facility;

(h) Liens existing on the Issue Date and on the Escrow Release Date;

(i) Liens on property or shares of Capital Stock of another Person at the time the Issuer or any Restricted Subsidiary acquired the property of such other Person, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes such a Subsidiary); provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and improvements, accessions, proceeds or distributions thereof);

(j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person and improvements, accessions, proceeds or distributions thereof or any of its Restricted Subsidiaries (other than, in the case of any merger or consolidation, the assets of any such Person or Restricted Subsidiary that is a party thereto or any assets and property affixed or appurtenant thereto and improvements, accessions, proceeds or distributions thereof);

(k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

(l) Liens securing Hedging Obligations, so long as such Hedging Obligations are permitted to be Incurred under this Indenture;

(m) Liens to secure any Refinancing (or successive Refinancings) as a whole or in part of any Indebtedness secured by any Lien referred to in clauses (f), (g)(2), (h), (i) or (j) of this definition; provided, however, that:

(i) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g)(2), (h), (i) or (j) of this definition at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any Financing Fees, related to such refinancing, refunding, extension, renewal or replacement;

(n) Liens Incurred to secure cash management services in the ordinary course of business;

(o) (1) customary rights and restrictions on Capital Stock or assets in connection with the sale or transfer of any such Capital Stock or assets in a transaction permitted under the provision in Section 4.06 that are customarily included in agreements relating to such sale or transfer pending the completion thereof and (2) to the extent constituting a Lien, encumbrances or restrictions permitted by Section 4.05(i)(K);

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement in connection with a transaction permitted under this Indenture;

(r) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by such Person in the ordinary course of business or consignments entered into in connection with any transaction otherwise permitted under this Indenture;

(s) interests or title of, or Liens securing interests of, a lessor, sublessor, licensor or sublicensor under a lease (other than a Capital Lease Obligation) entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(t) Liens deemed to exist in connection with Investments in repurchase agreements that are Permitted Investments;

(u) Liens on property or assets of any Subsidiary that is not a Guarantor, which Liens secure Indebtedness of such Subsidiary permitted under the covenant described under Section 4.03; provided that in no event shall Indebtedness of non-Guarantor Subsidiaries be secured by Liens on intellectual property with an aggregate value in excess of $115 million as reasonably determined by the Issuer;

(v) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business;

(w) Liens arising under any Permitted Receivables Financing permitted by Section 4.03;

(x) leases, licenses, subleases or sublicenses, including non-exclusive software licenses, granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Issuer and the Restricted Subsidiaries, taken as a whole, or secure any Indebtedness;

(y) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; encumbrances or restrictions set forth in the organizational documents (or any related joint venture, shareholders’ or similar agreement) of any non-Wholly Owned Subsidiary or any Person that is not a Subsidiary in respect of their respective Capital Stock;

(z) other Liens securing Indebtedness in an aggregate amount not to exceed the greater of (A) $400 million and (B) 1.25% of Total Assets (measured at the time of any Incurrence in reliance on this subclause (B)) outstanding at any time;

(aa) the Lien on Escrowed Property in favor of the Trustee for the benefit of itself and the Holders pursuant to Section 4.16;

(bb) Liens in connection with Sale/Leaseback transactions securing Indebtedness permitted by Section 4.03;

(cc) Liens on Capital Stock or other securities of:

(i) an Unrestricted Subsidiary that secure Indebtedness or other obligations of an Unrestricted Subsidiary or

(ii) a Person that is not a Subsidiary of the Issuer that secures Indebtedness or other obligations of such Person or such Person’s Subsidiaries;

(dd) Liens in favor of the Issuer or a Guarantor;

(ee) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of its Restricted Subsidiaries are located;

(ff) licenses, sublicenses, covenants not to sue or other grants of rights to intellectual property granted (i) in the ordinary course of business or (ii) in the reasonable business judgment of the Issuer or the Restricted Subsidiaries in the conduct of its business (including in the settlement of litigation or entering into cross-licenses);

(gg) any zoning, building or similar law or right reserved to, or vested in, any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(hh) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off), which are within the general parameters customary in the banking industry;

(ii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or (iv) relating to the credit cards and credit accounts of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(jj) Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which it sells, conveys, contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Issuer (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Issuer or any Subsidiary (other than any Receivables Financing Subsidiary)), which transfer is funded in whole or in part, directly or indirectly, by the Incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than the Issuer or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness Incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Indebtedness Incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing Subsidiary) or the Issuer (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the date of commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of such Note plus the premium, if any, payable on such Note which is due or overdue or is to become due at the relevant time.

“Pro Forma Adjustment” means, for any period with respect to any Acquisition Transaction or Asset Disposition, the pro forma increase in EBITDA projected by the Issuer in good faith based on the Issuer’s reasonable assumptions that are reasonably identifiable and factually supportable cost savings, operating expense reductions and synergies to be achieved as a result thereof, within 18 months of the date of such Acquisition Transaction or Asset Disposition so long as the actions necessary to achieve such cost savings, operating expense reductions or synergies have been taken or are reasonably expected to be taken within twelve months of such Acquisition Transaction or Asset Disposition. Any such pro forma increase to EBITDA shall be without duplication for cost savings, operating expense reductions or synergies already included in EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to EBITDA for any period, together with any amounts added back pursuant to clauses (v) and (vii) of the definition of “EBITDA” for such period, shall not exceed the greater of $500 million and 15% of EBITDA for such period (calculated prior to such add-back).

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed or (2) Incurred to finance the construction, purchase, or lease by the Issuer or a Restricted Subsidiary of property, plant and equipment (or the Capital Stock of a Person owning such assets), including to replenish cash or repay revolving credit borrowings used to fund any such acquisition, lease, replacement or improvement, including additions and improvements; provided, however, that (x) such Indebtedness is Incurred within 270 days after such acquisition of such assets and (y) the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such asset.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Issuer.

“Qualified Equity Offering” means any public issuance and sale of the Issuer’s common stock by the Issuer after the Escrow Release Date. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(a) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8; or

(b) any issuance and sale to any Subsidiary of the Issuer.

“Rating Agency” means Standard & Poor’s, Moody’s and Fitch, or if Standard & Poor’s, Moody’s or Fitch (or more than one of them) shall not make a rating on the 2024 Notes or the Notes, as applicable, publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Standard & Poor’s, Moody’s or Fitch, as the case may be.

“Receivables “ means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any Wholly Owned Subsidiary of the Issuer formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Issuer or any Restricted Subsidiary existing on the Escrow Release Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that except in the case of Refinancing Indebtedness Incurred under clause (xiv), (xvi), (xvii) or (xxvii) of Section 4.03(b):

(a) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(b) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(c) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding plus related Financing Fees; and

(d) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms no less favorable in any material respect to the Holders than the Indebtedness being Refinanced;

provided, further, however, that Refinancing Indebtedness shall not include (i) Indebtedness of a Subsidiary that is not a Guarantor that Refinances Indebtedness of the Issuer or a Guarantor or (ii) Indebtedness of the Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Issuer and its Restricted Subsidiaries on the Issue Date and other businesses reasonably ancillary, complementary or related thereto or reasonable extensions or expansions thereof.

“Restricted Payment” with respect to any Person means:

(a) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (i) dividends or distributions by such Person payable solely in its Capital Stock (other than Disqualified Stock), (ii) dividends or distributions payable solely to the Issuer or a Restricted Subsidiary and (iii) dividends or other distributions made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary in respect of any class of Capital Stock of such Restricted Subsidiary, so long as the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividends or distributions according to its proportionate ownership of such class of Capital Stock);

(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuer (other than by a Restricted Subsidiary or a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuer that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Issuer or any Guarantor (other than (i) from the Issuer or a Restricted Subsidiary or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d) the making of any Investment (other than a Permitted Investment) in any Person.

The amount of any Restricted Payment if made otherwise than in cash shall be Fair Market Value of the assets subject thereto.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary concurrently leases it from such Person or its Affiliates.

“SD Guarantor” means SanDisk Technologies, Inc.

“Seagate Arbitration” means the arbitration between the Issuer and Seagate Technology, LLC and related matters based on the actions initially filed by Seagate Technology, LLC on October 4, 2006.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means the security agreement dated as of the Escrow Release Date by and among the Issuer, the Guarantors (other than the SD Guarantor) and the Collateral Agent, substantially in the form of Exhibit E hereto, as it may be amended from time to time in accordance with this Indenture and the terms thereof.

“Senior Secured Credit Facilities Collateral Agent” means individually and/or collectively, (i) JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the Credit Agreement, together with its successors in such capacity and (ii) any Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to documents evidencing any First Priority Credit Obligations.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC and, for purpose of determining whether an Event of Default has occurred, any group of Restricted Subsidiaries that combined would be such a Significant Subsidiary.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency, unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Guarantor of the Issuer’s obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(a) any investment in direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof; provided that any such obligations shall mature within one (1) year of the date of issuance thereof;

(b) investments in certificates of deposit or bankers’ acceptances by any domestic or foreign bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks which have a maturity of one (1) year or less;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) investments in commercial paper rated at least P-2 by Moody’s or at least A-2 by Standard & Poor’s (or, if at any time neither Moody’s nor Standard & Poor’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing not more than one year from the date of issuance thereof;

(e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by Standard & Poor’s (or, if at any time neither Moody’s nor Standard & Poor’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) investments in money market funds that invest at least 90.0% of their assets in securities of the types described in clauses (a) through (e) above; and

(g) (i) dollars, Canadian dollars, pounds, euros or any national currency of any participating member state of the EMU; or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which the Issuer and the Restricted Subsidiaries conduct business, such local currencies held by it from time to time in the ordinary course of business.

In the case of investments by any Foreign Subsidiary that is a Restricted Subsidiary or investments made in a country outside the United States of America, Temporary Cash Investments shall also include (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (g) and in this sentence. Notwithstanding the foregoing, Temporary Cash Investments shall include amounts denominated in currencies other than those set forth in clause (g)(i) above; provided that such amounts are converted into any currency listed in clauses (g)(i) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended.

“Total Assets” means, as of any date of determination, the total assets of the Issuer and its Restricted Subsidiaries as shown on the most recently prepared consolidated balance sheet of the Issuer as of the end of the most recent fiscal quarter for which such balance sheet is available, prepared on a consolidated basis in accordance with GAAP, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”.

“Transactions” has the meaning set forth in the Offering Memorandum.

“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 1, 2019; provided, however, that if the period from the redemption date to April 1, 2019, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to April 1, 2019 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning given to it in the Preamble hereto until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the terms “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted as Investment under Section 4.04 or as a Permitted Investment.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (i) the Issuer could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) on a pro forma basis taking into account such designation (such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any Indebtedness of such Unrestricted Subsidiary) and (ii) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly delivering to the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, Western Digital International, a Cayman Islands corporation, may not be designated as an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination. Except as set forth in Section 4.03, whenever it is necessary to determine whether the Issuer has complied with any covenant in this Indenture or if a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount shall be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer or one or more other Wholly Owned Subsidiaries.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Action”	12.09(w)
“Affiliate Transaction”	4.07(a)
“Applicable Premium Deficit”	8.01(a)
“Asset Disposition Offer”	4.06(b)
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.08(b)
“Collateral Document Order”	12.09(s)
“covenant defeasance option”	8.01(b)
“Coverage Indebtedness”	4.03(a)
“Credit Facility Indebtedness”	4.03(b)(i)
“Custodian”	6.01
“Definitive Note”	Appendix A
“Escrowed Property”	4.16(a)
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Global Notes”	Appendix A
“Guaranteed Obligations”	10.01(a)
“Initial Lien”	4.13(a)
“Issuer”	Preamble
“legal defeasance option”	8.01(b)
“Legal Holiday”	11.08
“MOFCOM Restructuring”	Definition of “Asset Disposition”
“Notes”	Recitals
“Notes Custodian”	Appendix A
“Offer Amount”	4.06(c)(ii)
“Offer Period”	4.06(c)(ii)
“Original Notes”	Recitals
“Outside Date”	Definition of “Deadline”

Term	Defined in Section
“Paying Agent”	2.03(a)
“Permitted Indebtedness”	4.03(b)
“Purchase Date”	4.06(c)(i)
“protected purchaser”	2.07
“Reference Period”	Definition of “Consolidated Leverage Ratio”
“Refinancing Credit Facility”	Definition of “Credit Facilities”
“Registrar”	2.03(a)
“Related Assets”	Definition of “Permitted Receivables Financing”
“Related Person”	12.09(b)
“Reversion Date”	4.15(b)
“Special Mandatory Redemption”	3.07(a)
“Special Mandatory Redemption Date”	3.07(a)
“Special Mandatory Redemption Price”	3.07(a)
“Successor Company”	5.01(a)(i)
“Suspended Covenants”	4.15(a)
“Suspension Period”	4.15(b)
“Trustee indemnified party”	7.07

SECTION 1.03. [Reserved].

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(j) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(k) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and

(l) all references to the date the Notes were originally issued shall refer to the Issue Date.

ARTICLE II

The Notes

SECTION 2.01. Form and Dating. Provisions relating to the Notes are set forth in the Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (a) Original Notes and the Trustee’s certificate of authentication and (b) any Additional Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms of the Notes set forth in the Appendix A and Exhibits hereto are part of the terms of this Indenture. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

SECTION 2.02. Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, upon the receipt of an Issuer Order, the Trustee shall authenticate and deliver $1,875,000,000 of 7.375% Senior Secured Notes due 2023 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Additional Notes in an aggregate principal amount specified in an Issuer Order. Such Issuer Order shall specify the amount of the Additional Notes to be authenticated and the date on which the issue of Additional Notes is to be authenticated and shall certify that such issuance is in compliance with Section 4.03. The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.03. Registrar and Paying Agent.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”), in each case in the United States. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer initially appoints the Trustee as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Notes Custodian with respect to the Global Notes.

(b) The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture,. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

(c) The Issuer may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

(d) The Issuer initially appoints the Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of and interest on the Notes and shall notify the Trustee of any default by the Issuer in making any such payment. In the event that the Paying Agent receives funds in advance of any due date, the Paying Agent shall be entitled to invest such funds in the U.S. Bank Money Market Deposit Account or any substantially similar successor account, any earnings on which shall be for the account of the Company. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall automatically serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix A. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture are met. When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s or co-registrar’s request. The Issuer may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 2.06 (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 3.06, 4.06, 4.08 and 9.05). The Issuer shall not be required to, make and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, the Trustee, the Paying Agent, the Registrar and any co-registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to Section 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, any Guarantor, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

SECTION 2.07. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Issuer determines that the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an affidavit of loss and an indemnity bond sufficient in the judgment of the Trustee to protect the Trustee, and the Issuer to protect the Issuer, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional Obligation of the Issuer.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest of a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Subject to Section 11.06, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate and make ready for delivery temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Issuer, without charge to the Holder.

SECTION 2.10. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Trustee and the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver a certificate of such destruction to the Issuer unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer pursuant to written direction by an Officer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of cancelled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly send or cause to be sent to each Holder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12. CUSIP Numbers, ISINs, etc. The Issuer, in issuing the Notes, may use “CUSIP” numbers, ISINs and “Common Code” numbers (in each case if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee in writing of any change in any “CUSIP” numbers, ISINs or “Common Code” numbers applicable to the Notes.

SECTION 2.13. Issuance of Additional Notes. After the Issue Date, the Issuer shall be entitled, subject to its compliance with Section 4.03 and Section 4.13, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Notes issued on the Issue Date, other than with respect to the date of issuance, issue price, original interest accrual date and original interest payment date. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event that any Additional Notes are not fungible with the Notes for U.S. Federal income tax purposes, such nonfungible Additional Notes shall be issued with a separate CUSIP or ISIN number so that they are distinguishable from the Notes.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.03 and Section 4.13 that the Issuer is relying on to issue such Additional Notes; and

(b) the issue price, the issue date and the CUSIP number of such Additional Notes; and

(c) whether such Additional Notes shall be Transfer Restricted Notes.

ARTICLE III

Redemption

SECTION 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 5 of the Notes, it shall notify the Trustee in writing of the redemption date and the principal amount of Notes to be redeemed.

The Issuer shall give each notice to the Trustee provided for in this Section 3.01 at least 60 days before the redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture), unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate from the Issuer to the effect that such redemption shall comply with the conditions herein. Any such notice may be canceled by written notice of the Issuer to the Trustee at any time prior to notice of such redemption being sent to any Holder pursuant to Section 3.03 and shall thereby be void and of no effect.

SECTION 3.02. Selection of Notes to Be Redeemed. If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed on a pro rata basis to the extent practicable or in such manner as it shall deem fair and appropriate, unless another method is required by law or applicable exchange or depositary requirements. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof, to the extent practicable. The Issuer shall redeem Notes in principal amounts of $2,000 or less in whole and not in part, to the extent practicable. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. If the Notes are being redeemed other than on a pro rata basis, the Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03. Notice of Redemption.

(a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address (or send electronically in accordance with applicable procedures of the Depositary in the case of Global Notes), except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note redeemed in accordance with the provisions of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v) if fewer than all the outstanding Notes are to be redeemed (and if other than on a pro rata basis), the identification numbers and principal amounts (which amounts may be stated as a ratio of the amount to be redeemed per $1,000 principal amount outstanding) of the particular Notes to be redeemed;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the “CUSIP” number, ISIN or “Common Code” number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the “CUSIP” number, ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes.

(b) At the Issuer’s request, upon written notice provided to the Trustee at least 5 Business Days prior to the date such redemption notice is to be sent to the Holders of Notes, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section 3.03 and a copy of the proposed notice of redemption to be sent to the Holders.

(c) Notice of any redemption, whether in connection with a Qualified Equity Offering or otherwise, may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of a Qualified Equity Offering or other financing or of a transaction resulting in a Change of Control. In the event that the relevant conditions precedent are not satisfied as of the date specified for redemption in any such notice (or amendment thereto), the Issuer may, in its discretion, rescind such notice or amend it to specify another redemption date.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is sent pursuant to Section 3.03, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, subject to Section 3.03(c). Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest and Applicable Premium, if any, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the interest payment date, the accrued interest and Applicable Premium, if any, shall be payable to the Holder of the redeemed Notes registered on the relevant record date. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder. Subject to Section 3.05 hereof, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

SECTION 3.05. Deposit of Redemption Price. Prior to the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest and Applicable Premium, if any, on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Applicable Premium, if any, on the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, neither an Opinion of Counsel nor an Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Special Mandatory Redemption.

(a) If (i) the Escrow Agent has not received the officers’ certificate pursuant to section 5(a) of the Escrow Agreement on or before the Deadline, or (ii) prior to the Deadline, the Merger Agreement is terminated or the Issuer notifies the Trustee and the Escrow Agent in writing or otherwise announces (with written confirmation to the Escrow Agent and the Trustee) that the Merger Agreement has been or will be terminated or that the Issuer has determined that the Acquisition will not otherwise be pursued, then the Issuer shall, on the third Business Day following the Deadline, the date of such notice or such longer period as required by DTC, as applicable (the “Special Mandatory Redemption Date”), be required to redeem the Notes (the “Special Mandatory Redemption”) at a redemption price equal to 100% of initial issue price thereof, plus accrued and unpaid interest from the Issue Date to, but excluding, the redemption date (subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date) (the “Special Mandatory Redemption Price”).

(b) Notice of the Special Mandatory Redemption shall be mailed or sent electronically by the Issuer no later than the next Business Day following the Deadline or the date of the notice described in Section 3.07(a), as applicable, to each Holder at its registered address, the Trustee and the Escrow Agent. The notice, if mailed or sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(c) Subject to the provisions of the Escrow Agreement, upon receipt of the notice of Special Mandatory Redemption, the Escrow Agent shall liquidate all of the Escrowed Property then held by it, and the Issuer shall deposit with the Trustee an additional amount in cash sufficient, together with the Escrowed Property to pay the aggregate Special Mandatory Redemption Price no later than the last Business Day prior to the Special Mandatory Redemption Date. On the Special Mandatory Redemption Date, the Escrow Agent shall pay to the Trustee for payment to each Holder the Special Mandatory Redemption Price for such Holder’s Notes. After the Deadline or the date of the notice described in Section 3.07(a), as applicable, all interest earned on the Escrowed Property, all investments thereof, and all dividends, distributions and other payments or proceeds in respect thereof, and any other Escrowed Property that is not required to be applied towards the Special Mandatory Redemption and after payment of any amounts due and owing the Escrow Agent, the Trustee and the Collateral Agent, shall be paid to the Issuer upon the Issuer’s written request in accordance with the terms of the Escrow Agreement.

(d) The Notes shall, on the Special Mandatory Redemption Date, become due and payable and shall be paid by the Issuer at the Special Mandatory Redemption Price. The Notes shall cease to bear interest and all rights under the Notes shall terminate upon the irrevocable deposit of funds sufficient to pay the Special Mandatory Redemption Price with the Trustee or a Paying Agent on or before such Special Mandatory Redemption Date.

(e) Neither this Section 3.07 nor Section 4.16 may be waived or modified in a manner that would materially adversely affect the Holders without the written consent of each affected Holder of the Notes. Failure to make the Special Mandatory Redemption, if required, in accordance with this Section 3.07 shall constitute an Event of Default with respect to the Notes.

(f) Upon the consummation of the Acquisition and the release of the Escrowed Property pursuant to Section 5(a) of the Escrow Agreement, the foregoing provisions in this Section 3.07 regarding the Special Mandatory Redemption will cease to apply.

ARTICLE IV

Covenants

SECTION 4.01. Payment of Notes. The Issuer shall pay or cause to be paid the principal of and interest and Applicable Premium, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, interest and Applicable Premium, if any, shall be considered paid on the date due if, on such date, the Trustee or the Paying Agent holds, in accordance with this Indenture, money sufficient to pay all principal and interest then due.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes to the extent lawful, and it shall pay interest on overdue installments of interest and overdue Applicable Premium, if any, at the same rate to the extent lawful.

SECTION 4.02. SEC Reports.

(a) On and after the Escrow Release Date, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and, upon written request, the Holders, within the time periods specified in the SEC’s rules and regulations for non-accelerated filers:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports;

provided that the electronic filing of the foregoing reports by the Issuer on the SEC’s EDGAR system (or any successor system) shall be deemed to satisfy the Issuer’s delivery obligations to the Trustee and any Holder, it being understood that the Trustee shall not be responsible for determining whether such filings have been made.

If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Issuer will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC as a “non-accelerated filer.”

(b) Notwithstanding anything to the contrary, this Section 4.02 does not require the Issuer to comply with Rule 3-10 or Rule 3-16 of Regulation S-X (or any successor provision), or to provide separate financial statements of any Guarantor; provided that the Issuer will continue to provide qualitative information on non-Guarantor Subsidiaries substantially consistent with the information provided in the Offering Memorandum in the reports required to be delivered pursuant to Section 4.02(a)(1) above. At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries and the EBITDA of such Unrestricted Subsidiaries (determined in a manner consistent with the definition of EBITDA in this Indenture) account collectively for more than 1.0% of the Issuer’s corresponding consolidated amount, then the quarterly and annual financial information required by Section 4.02(a) will include a reasonably detailed quantitative presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or elsewhere in reports provided by the Issuer pursuant to this covenant of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

(c) In addition, at any time on and after the Escrow Release Date when the Issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall furnish to the Holders and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Delivery of any reports, information and documents to the Trustee will be for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee will be entitled to rely exclusively on Officers’ Certificates).

SECTION 4.03. Limitation on Indebtedness.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Issuer and the Restricted Subsidiaries shall be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would have been at least 2.0 to 1.0 (any such Indebtedness Incurred pursuant to this clause (a) being herein referred to as “Coverage Indebtedness”); provided, further, that the amount of Indebtedness that may be Incurred by non-Guarantor Subsidiaries under this Section 4.03(a) (after giving pro forma effect to such Incurrence including a pro forma application of the net proceeds therefrom), together with the aggregate principal amount of Indebtedness Incurred by non-Guarantor Subsidiaries pursuant to Section 4.03(b)(v)(B) below, shall not exceed the greater of (i) $400 million and (ii) 1.25% of Total Assets at any one time outstanding.

(b) Section 4.03(a) shall not prohibit the Incurrence of the following Indebtedness (any such Indebtedness Incurred pursuant to this clause (b) being herein referred to as “Permitted Indebtedness”):

(i) Indebtedness Incurred by the Issuer and its Restricted Subsidiaries pursuant to any Credit Facility (including the Credit Agreement); provided, however, that the aggregate principal amount of all Indebtedness Incurred under this Section 4.03(b)(i) and subject to Section 4.03(d) below, then outstanding does not at any time exceed the greater of (x) $13,125 million, less the aggregate principal amount of Convertible Notes that are extinguished between the Issue Date and the date that is 90 days after the Escrow

Release Date, less the aggregate principal amount of term loans under the Credit Agreement that are required to be repaid in an amount equal to the aggregate principal amount of Convertible Notes in excess of $100 million that remains outstanding 90 days following the Escrow Release Date (plus the amount of any Financing Fees paid in connection with any Refinancing Credit Facility Incurred under this subclause (i)(x)) and (y) the aggregate principal amount of Indebtedness that at the time of Incurrence does not cause the Consolidated Secured Leverage Ratio for the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 2.25 to 1.0; provided that (A) for purposes of determining the amount of Indebtedness that may be Incurred under Section 4.03(b)(i)(y) and for purposes of any subsequent calculation of the Consolidated Secured Leverage Ratio, all Indebtedness Incurred and outstanding under this Section 4.03(b)(i) shall be treated as Secured Indebtedness (any such Indebtedness Incurred pursuant to this Section 4.03(b)(i) being herein referred to as “Credit Facility Indebtedness”); (B) any Refinancing Credit Facility in respect of any Credit Facility Indebtedness Incurred under this Section 4.03(b)(i) in an amount not to exceed the amount of such Credit Facility Indebtedness Incurred under this Section 4.03(b)(i) (plus the amount of Financing Fees paid in connection with the Incurrence of such Refinancing Credit Facility) may be Incurred under this Section 4.03(b)(i) even if such Incurrence is not otherwise permitted by this Section 4.03(b)(i) at such time of Incurrence of such Refinancing Credit Facility (and any new Refinancing Credit Facility in respect of any earlier Refinancing Credit Facility Incurred under this proviso in an amount not to exceed the amount of such earlier Refinancing Credit Facility (plus the amount of any Financing Fees paid in connection with the Incurrence of such new Refinancing Credit Facility) may also be Incurred under this Section 4.03(b)(i) at the time of Incurrence of such new Refinancing Credit Facility); and (C) all such Indebtedness Incurred under this Section 4.03(b)(i) (other than any Indebtedness of Western Digital International described in Section 4.03(h) and Incurred pursuant to this Section 4.03(b)(i)) shall not be secured by a Lien on any assets other than the Collateral or any other assets that secure the Notes and, if not Incurred under the Credit Agreement or the Convertible Notes, shall constitute Future First Lien Indebtedness to the extent such Indebtedness is secured by a Lien;

(ii) Indebtedness owed to and held by the Issuer or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon not permitted by this Section 4.03(b)(ii), (B) if the Issuer is the obligor on such Indebtedness and such Indebtedness is owed to a non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Subsidiary Guarantee;

(iii) (x) the Notes and the Subsidiary Guarantees (other than any Additional Notes) and the guarantees thereof and (y) the 2024 Original Notes issued on the Issue Date and the guarantees thereof (and any 2024 Exchange Notes and related exchange guarantees to be issued in exchange therefor);

(iv) Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the Issue Date and of the Issuer and its Restricted Subsidiaries (including SanDisk Corporation and any of its Subsidiaries) outstanding on the Escrow Release Date (other than Indebtedness described in Sections 4.03(b)(i), (b)(ii), (b)(iii) or (b)(xv) and Indebtedness being repaid or terminated on the Escrow Release Date as part of the Transactions);

(v) Indebtedness:

(A) (i) of a Restricted Subsidiary on the date it becomes a Restricted Subsidiary as a result of the acquisition of its Capital Stock by the Issuer or a Restricted Subsidiary or (ii) assumed by the Issuer or a Restricted Subsidiary in connection with an Acquisition Transaction, in the case of subclause (i) or (ii) of this Section 4.03(b)(v)(A), so long as such Indebtedness was not Incurred in connection with or in anticipation of such Person becoming a Restricted Subsidiary or such Acquisition Transaction, as the case may be; or

(B) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary (i) Incurred or issued to finance an Acquisition Transaction, or (ii) that is assumed by the Issuer or any Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation) or retained by an entity that becomes a Successor Company or Restricted Subsidiary, in each case in connection with an Acquisition Transaction and which Indebtedness, Disqualified Stock or Preferred Stock was Incurred in connection with or in anticipation of the relevant Acquisition Transaction;

provided, however, that, in the case of subclause (A) or (B) of this Section 4.03(b)(v) on the date of any such acquisition and after giving pro forma effect thereto, either (x) the Issuer would have been entitled to Incur at least $1.00 of Coverage Indebtedness pursuant to Section 4.03(a) or (y) the Consolidated Coverage Ratio would have been greater than the Consolidated Coverage Ratio immediately prior to such transaction; provided further that the amount of Indebtedness that may be Incurred by non-Guarantor Subsidiaries under Section 4.03(b)(v)(B) (after giving pro forma effect to such Incurrence, including a pro forma application of the net proceeds therefrom), together with the aggregate principal amount of Indebtedness Incurred by non-Guarantor Subsidiaries pursuant to Section 4.03(a) above, shall not exceed the greater of (x) $400 million and (y) 1.25% of Total Assets at any one time outstanding;

(vi) Refinancing Indebtedness in respect of any Coverage Indebtedness or any Permitted Indebtedness Incurred pursuant to Sections 4.03(b)(iii), (b)(iv) or (b)(v) or this clause (b)(vi);

(vii) Hedging Obligations Incurred in the ordinary course of business and not for the purpose of speculation;

(viii) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(ix) Indebtedness Incurred by the Issuer or any Restricted Subsidiary constituting endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(x) the Guarantee by the Issuer or any Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant; provided, however, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee thereof Incurred pursuant to this Section 4.03(b)(x) shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

(xi) Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any one time not in excess of the greater of (x) $350 million and (y) 1.5% of Foreign Subsidiary Total Assets (measured at the time of any Incurrence in reliance on this subclause (y));

(xii) Indebtedness of the Issuer or any Restricted Subsidiary in the form of purchase price adjustments, earn-outs, indemnification, adjustment of purchase price or other arrangements representing acquisition consideration or deferred payments of a similar nature or similar obligations Incurred in connection with any Acquisition Transaction or any other Investment or in connection with the disposition of any business, assets or Capital Stock permitted by this Indenture;

(xiii) Permitted Receivables Financing not to exceed $700 million at any time outstanding;

(xiv) (A) Purchase Money Indebtedness Incurred to finance the acquisition, lease, construction, repair, replacement, expansion or improvement by the Issuer or a Restricted Subsidiary of assets in the ordinary course of business or otherwise Incurred in respect of capital expenditures, whether through the direct purchase of assets or the purchase of capital stock of any Person owning such assets and (B) Indebtedness Incurred in connection with the leases of precious metals and/or commodities, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this Section 4.03(b)(xiv) and then outstanding, does not exceed the greater of (x) $175 million and (y) 0.50% of Total Assets (measured at the time of any Incurrence in reliance on this subclause (y));

(xv) Indebtedness Incurred under the Additional Bridge Facility;

(xvi) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on the date of such Incurrence and Incurred pursuant to this Section 4.03(b)(xvi) does not exceed the greater of (x) $400 million and (y) 1.25% of Total Assets (measured at the time of any Incurrence in reliance on this subclause (y));

(xvii) Indebtedness Incurred in connection with any Sale/Leaseback Transaction, together with any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when taken together with all other Indebtedness outstanding on the date of such Incurrence and Incurred pursuant to this Section 4.03(b)(xvii) and then outstanding, does not exceed $230 million;

(xviii) (A) Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or other financial institutions that arise in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (B) Indebtedness in the ordinary course of business in respect of Cash Management Services, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements for the Issuer and its Subsidiaries or joint ventures to which the Issuer and its Restricted Subsidiaries are a party;

(xix) Indebtedness Incurred by a Restricted Subsidiary in connection with discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(xx) Indebtedness consisting solely of Liens granted in reliance on clause (cc) of the definition of “Permitted Liens;”

(xxi) Indebtedness Incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors, licensees or distribution partners;

(xxii) (i) unsecured (other than vendor’s liens arising by operation of law) Indebtedness in respect of obligations of the Issuer or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any hedge agreements and (ii) unsecured Indebtedness in respect of intercompany obligations of the Issuer or any Restricted Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xxiii) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) obligations to pay insurance premiums or (2) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Obligations;

(xxiv) Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Issuer and its Restricted Subsidiaries Incurred in the ordinary course of business or otherwise Incurred in connection with the consummation of the Transactions or any Acquisition Transaction or other investment whether consummated prior to the Escrow Release Date or that otherwise constitutes a Permitted Investment;

(xxv) Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock of the Issuer permitted to be made pursuant to Section 4.04;

(xxvi) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(xxvii) additional Indebtedness of the Issuer or any of its Restricted Subsidiaries that are not Guarantors, when taken together with all other Indebtedness of the Issuer and its Restricted Subsidiaries that are not Guarantors outstanding on the date of such Incurrence and Incurred pursuant to this Section 4.03(b)(xxvii) does not exceed the greater of (x) $460 million and (y) 1.5% of Total Assets (measured at the time of any Incurrence in reliance on this clause (y)); and

(xxviii) obligations of the Issuer or any of its Restricted Subsidiaries Incurred in connection with rebate programs.

(c) For purposes of determining compliance with this Section 4.03:

(i) any Indebtedness outstanding on the Escrow Release Date under the Credit Agreement shall be treated as Incurred on the Escrow Release Date under Section 4.03(b)(i) and cannot be reclassified and any refinancing of Credit Facility Indebtedness must also be Incurred pursuant to Section 4.03(b)(i) and cannot be reclassified;

(ii) any Indebtedness outstanding on the Escrow Release Date under the Additional Bridge Facility will be treated as Incurred on the Escrow Release Date under Section 4.03(b)(xv) and cannot be reclassified;

(iii) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness in one of the above clauses, the Issuer, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses;

(iv) the Issuer shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 4.03 and, in that connection, the Issuer shall be entitled to treat a portion of such Indebtedness as Coverage Indebtedness and the balance of such Indebtedness as an item or items of Permitted Indebtedness;

(v) any Permitted Indebtedness originally classified as Incurred pursuant to one of the clauses in Section 4.03(b) (other than Permitted Indebtedness Incurred pursuant to Sections 4.03(b)(i), (b)(ii) or (b)(xv)) may later be reclassified by the Issuer such that it shall be deemed as having been Incurred as Coverage Indebtedness pursuant to Section 4.03(a) or as Permitted Indebtedness pursuant to another clause in Section 4.03(b), as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant thereto at the time of such reclassification;

(vi) in the event that the Issuer or a Restricted Subsidiary incurs Indebtedness to finance an acquisition or assumes Indebtedness of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture, at the option of the Issuer, such Indebtedness shall be deemed to have been Incurred on the date the definitive acquisition agreement relating to such Acquisition Transaction was entered into (and not at the time such Acquisition Transaction is consummated) and the Consolidated Coverage Ratio and/or the Consolidated Secured Leverage Ratio shall be tested (x) in connection with such Incurrence, as of the date the definitive acquisition agreement relating to such Acquisition Transaction was entered into, giving pro forma effect to such Acquisition Transaction, to any such Indebtedness or Lien, and to all transactions in connection therewith and, for the avoidance of doubt, if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the EBITDA of the Issuer or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (y) in connection with any other Incurrence after the date the definitive acquisition agreement relating to such Acquisition Transaction was entered into and prior to the earlier of the consummation of such Acquisition Transaction or the termination of such definitive agreement prior to the Incurrence, both (A) on the basis set forth in clause (x) above and (B) without giving effect to such Acquisition Transaction or the Incurrence of any such Indebtedness or Liens or the other transactions in connection therewith;

(vii) in the event that the Issuer or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility, the Consolidated Coverage Ratio or the Consolidated Secured Leverage Ratio, as applicable, for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will be determined on the date of such revolving credit facility or such increase in commitments (assuming for such purpose and for the calculation of any other ratio or test under this Indenture after such date that the full amount thereof has been borrowed as of such date and while such commitments remain outstanding), and, if such Consolidated Coverage Ratio or Consolidated Secured Leverage Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 4.03 irrespective of the Consolidated Coverage Ratio or Consolidated Secured Leverage Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder); and

(viii) accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03. Where any Indebtedness of any Person other than the Issuer and its Restricted Subsidiaries is guaranteed by one or more of the Issuer and its Restricted Subsidiaries, the aggregate amount of Indebtedness of the Issuer and its Restricted Subsidiaries deemed to be Incurred or outstanding as a result of all such guarantees shall not exceed the amount of such guaranteed Indebtedness. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

(d) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced shall be the U.S. Dollar Equivalent, as appropriate, of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, shall be determined on the date such Refinancing Indebtedness is Incurred; provided that the relevant U.S. Dollar Equivalent will not be deemed to be exceeded so long as the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of any such new Indebtedness does not exceed the sum of the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the Indebtedness being Refinanced and the related Financing Fees.

(e) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount (or, if applicable, the liquidation preference, face amount, or the like) of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.

(f) In the case of any Refinancing of any Indebtedness Incurred under Section 4.03(b)(i), (b)(v), (b)(xi), (b)(xiv), (b)(xvi), (b)(xvii) or (b)(xxvii) above with new Indebtedness Incurred under such clause, the amount (or, if applicable, the liquidation preference, face amount, or the like) of new Indebtedness Incurred under such clause shall not be deemed to be exceeded so long as the principal amount of such new Indebtedness does not exceed the principal amount (or, if applicable, the liquidation preference, face amount, or the like) of the Indebtedness being Refinanced plus related Financing Fees.

(g) In the case of any Refinancing of any Indebtedness Incurred under 4.03(b)(v), (b)(xi), (b)(xiv), (b)(xvi) or (b)(xxvii) above measured by reference to a percentage of Total Assets with new Indebtedness Incurred under such clause, and the Incurrence of the relevant Indebtedness would cause the percentage of Total Assets restriction to be exceeded if calculated based on the percentage of Total Assets on the date of such Refinancing, such percentage of Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness being Refinanced plus related Financing Fees.

(h) Notwithstanding the foregoing, the Issuer will not permit Indebtedness (other than subordinated intercompany Indebtedness) to be incurred by Western Digital International other than up to $500 million of secured or unsecured Indebtedness; provided that within ninety (90) days of the incurrence of such Indebtedness, the Issuer shall use 75% of the proceeds thereof to repay Credit Facility Indebtedness.

SECTION 4.04. Limitation on Restricted Payments.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment, if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(i) a Default shall have occurred and be continuing (or would result therefrom);

(ii) the Issuer is not entitled to Incur an additional $1.00 of Coverage Indebtedness pursuant to Section 4.03(a); or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Escrow Release Date (other than those set forth in Section 4.04(b)(i), (b)(ii), (b)(v), (b)(vi), (b)(vii), (b)(ix), (b)(xi), (b)(xiii), (b)(xiv), (b)(xv) and (b)(xvi)) would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter following the fiscal quarter in which the Escrow Release Date occurs to the end of the most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash) received by the Issuer either (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Escrow Release Date (other than any such issuance or sale to a Restricted Subsidiary) or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to the Escrow Release Date, but excluding in each case any Excluded Contribution; plus

(C) the amount by which the principal amount of Indebtedness of the Issuer or any Restricted Subsidiary (other than Indebtedness owing to a Subsidiary) is reduced upon the conversion or exchange subsequent to the Escrow Release Date of any Indebtedness of the Issuer or any Restricted Subsidiary convertible or exchangeable for Qualified Capital Stock of the Issuer (less the amount of any cash, or the fair value of any other property, distributed by the Issuer upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Issuer or any Restricted Subsidiary after the Escrow Release Date from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Issuer or to an employee stock ownership plan or a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash) received by the Issuer or any Restricted Subsidiary subsequent to the Escrow Release Date with respect to Investments (other than Permitted Investments) made by the Issuer or any Restricted Subsidiary subsequent to the Escrow Release Date in any Person (other than the Issuer or any Restricted Subsidiary) and resulting from repurchases, repayments or redemptions of, or dividends or distributions on, such Investments by such Person, or proceeds realized on the sale of all or part of such Investment, and (y) in the event that the Issuer redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (other than to the extent the Issuer’s Investment in such Unrestricted Subsidiary constituted a Permitted Investment); provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made after the Escrow Release Date (and treated as a Restricted Payment) by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) (A) any Restricted Payment described in clause (a), (b) or (c) of the definition thereof made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for or conversion into, Qualified Capital Stock of the Issuer or a substantially concurrent cash capital contribution received by the Issuer from its shareholders with respect to its Qualified Capital Stock, in each case other than Excluded Contributions; provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.04(a)(iii)(B) and (B) Restricted Payments in an aggregate amount not to exceed the aggregate amount of Excluded Contributions;

(ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to Section 4.03, so long as:

(A) the principal amount of such Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus related Financing Fees;

(B) such Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Obligations so purchased, repurchased, redeemed, defeased or acquired or retired for value;

(C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Obligations being so purchased, repurchased, redeemed, defeased or acquired or retired; and

(D) such Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Subordinated Obligations being so purchased, repurchased, redeemed, defeased or acquired or retired;

(iii) the payment of any dividend, distribution or redemption of any Capital Stock or Subordinated Obligation within 60 days after the date of declaration thereof or call for redemption if, at such date of declaration or call for redemption, such payment or redemption was permitted by Section 4.04(a) (the declaration of such payment shall be deemed a Restricted Payment under Section 4.04(a) as of the date of declaration and the payment itself shall be deemed to have been paid on such date of declaration and shall not also be deemed a Restricted Payment under Section 4.04(a)) provided, however, that any Restricted Payment made in reliance on this Section 4.04(b)(iii) shall reduce the amount available for Restricted Payments pursuant to Section 4.04(a)(iii) only once;

(iv) so long as no Event of Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement (and the declaration and payment of distributions by the Issuer the proceeds of which are used for the purchase, redemption or other acquisition or retirement and for the payment of withholding or similar tax payments that are expected to be payable in connection therewith) for value of shares of Capital Stock of the Issuer or any of its Subsidiaries (or any options or warrants or stock appreciation rights issued with respect to any of such Capital Stock) held by any officers, former officers, managers, former managers, employees, former employees, directors, former directors, consultants or former consultants of the Issuer or any of its Subsidiaries (or permitted transferees of such officers, former officers, managers, former managers, employees, former employees, directors, former directors, consultants or former consultants, including, without limitations, their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees), pursuant to any management equity plan, employee stock option plan, stock subscription plan, employment termination agreement or any other management or employee benefit plan or any other management or employment agreement or equity holders’ agreement; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $50 million in the aggregate for any fiscal year; provided further that the Issuer may carry over and make in the next two (2) fiscal years, in addition to the amounts permitted for such fiscal year, the amount of such purchases, redemptions or other acquisitions or retirements permitted to have been made but not made in the preceding fiscal years plus:

(A) the amount of any bona fide cash bonuses otherwise payable to officers, employees, directors, or consultants of the Issuer or any Subsidiary that are foregone in return for the receipt of Capital Stock, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward and used in the subsequent two (2) fiscal years; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Escrow Release Date; and

(C) the cancellation of Indebtedness owing to the Issuer or any of its Subsidiaries from any future, present or former officers, employees, directors or consultants of the Issuer or in connection with a repurchase of Capital Stock of the Issuer or any of its Subsidiaries;

(v) the declaration and payments of dividends or distributions on Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary issued pursuant to Section 4.03;

(vi) repurchases of Capital Stock deemed to occur (A) upon exercise of stock options, warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or similar rights or (B) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(vii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer;

(viii) in the event of a Change of Control or Asset Disposition, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or any Guarantor, in each case, at a purchase price not greater than 101% in the event of a Change of Control, or 100% in the event of an Asset Disposition, of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer, as a result of such Change of Control, or an Asset Disposition Offer, as a result of such Asset Disposition, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Disposition Offer, as applicable;

(ix) Restricted Payments in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this Section 4.04(b)(ix), does not exceed $115 million; provided, however, that no Event of Default has occurred and is continuing or would otherwise result therefrom;

(x) the making of any Restricted Payments if, at the time of making such payments, and after giving effect thereto (including the Incurrence of any Indebtedness permitted to be Incurred pursuant to Section 4.03 to finance such payment), the Issuer’s Consolidated Leverage Ratio would not exceed 2.00 to 1.0; provided, however, that no Event of Default has occurred and is continuing or would otherwise result therefrom;

(xi) payments and prepayments of intercompany subordinated Permitted Indebtedness, the Incurrence of which was permitted under Section 4.03(b)(ii);

(xii) the declaration and payment of any dividend in respect of the Capital Stock of the Issuer or the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock of the Issuer held by any Person, in an amount not to exceed $625 million in the aggregate for any fiscal year;

(xiii) repurchases of the Issuer’s common Capital Stock in an aggregate amount not to exceed $60 million;

(xiv) any Restricted Payment used to fund the Transactions, the Intercompany Transactions and the related transactions and the Financing Fees Incurred in connection therewith and any Restricted Payments in connection with the repurchase of the Convertible Notes and any warrants or similar rights related thereto or owed by the Issuer or any direct or indirect parent of the Issuer or the Restricted Subsidiaries to Affiliates, and any other payments made in connection with the consummation of the Transactions, the Intercompany Transactions and the related transactions, whether payable on the Issue Date or the Escrow Release Date or thereafter, in each case to the extent permitted by Section 4.07 (other than clause (b)(ii) thereof);

(xv) any Restricted Payment made under the Merger Agreement and the other agreements related thereto as in effect on the Issue Date or the Escrow Release Date, as applicable, together with such amendments, modifications and waivers that are (A) not materially adverse to the Holders in their capacities as such, as determined in good faith by the Issuer or (B) consented to by the Holders of a majority in principal amount of the Notes outstanding;

(xvi) to the extent constituting Restricted Payments, amounts that would be permitted to be paid directly by the Issuer or its Restricted Subsidiaries under Section 4.07(b)(v), (ix), (xi) and (xv);

(xvii) so long as no Event of Default has occurred and is continuing, the declaration and payment of dividends on the Issuer’s common Capital Stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common Capital Stock), of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any offering of Qualified Capital Stock, occurring after the Issue Date other than public offerings with respect to the Issuer’s common Capital Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution; and

(xviii) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value.

(c) For purposes of determining compliance with this Section 4.04, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of one or more of clauses (b)(i) through (b)(xviii) above or the definition of “Permitted Investments”, the Issuer, in its sole discretion, will classify and may later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) between one or more of such clauses (b)(i) through (b)(xviii) and/or such clauses of the definition of “Permitted Investments” in a manner that complies with this Section 4.04.

SECTION 4.05. Limitation on Restrictions on Distributions from Restricted Subsidiaries. On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Issuer or a Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any Restricted Subsidiary, (b) make any loans or advances to the Issuer or any Restricted Subsidiary or (c) transfer any of its property or assets to the Issuer or any Restricted Subsidiary, except:

(i) with respect to clauses (a), (b) and (c):

(A) any encumbrance or restriction pursuant to (i) an agreement in effect at or entered into on the Escrow Release Date (including the Credit Agreement in effect on the Escrow Release Date, the Additional Bridge Facility in effect on the Escrow Release Date, the 2024 Notes and the related guarantees, the indenture relating to the 2024 Notes, this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the First Priority Intercreditor Agreement and, in each case, any related documentation and Hedging Obligations) or similar encumbrances or restrictions contained in any future Credit Facilities or Hedging Obligations of or guaranteed by the Issuer and (ii) any exchange notes and related exchange guarantees to be issued in exchange for the 2024 Notes and the related guarantees and similar restrictions contained in the documentation entered into in connection with any future debt securities issued or guaranteed by the Issuer;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any contractual obligation binding on such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than contractual obligations as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Issuer) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in Sections 4.05(i)(A) or (B) or this clause (C) or contained in any amendment to an agreement referred to in Section 4.05(i)(A) or (B) or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Issuer or any Restricted Subsidiary (as reasonably determined by the Issuer in good faith) than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D) any encumbrance or restriction with respect to (i) a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary or (ii) a business unit, division, product line or line of business or other assets in a transaction permitted under Section 4.06, in each case pending the closing of such sale or disposition;

(E) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(F) provisions contained in any approval, license or permit with a regulatory authority, in each case entered into in the ordinary course of business;

(G) restrictions on cash, cash equivalents, Temporary Cash Investments or other deposits or net worth imposed under contracts entered into in the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies, and customary provisions in leases, subleases, licenses, sublicenses, service agreements, product sales, asset sale agreements and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business;

(H) any encumbrance or restriction with respect to a Foreign Subsidiary entered into in the ordinary course of business or pursuant to the terms of Indebtedness that was Incurred by such Foreign Subsidiary in compliance with the terms of this Indenture;

(I) provisions contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;

(J) provisions in agreements or instruments which prohibits the payment or making of dividends or other distributions other than on a pro rata basis;

(K) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business and any provisions in joint venture agreements in effect at or entered into on the Escrow Release Date;

(L) any encumbrance or restriction contained in the terms of any agreement under which Indebtedness is permitted to be Incurred after the Escrow Release Date pursuant to Section 4.03 if (x) the Issuer reasonably determines in good faith at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction shall not materially affect the Issuer’s ability to make principal or interest payments on the Notes and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings or agreements (as reasonably determined by the Issuer in good faith);

(M) any encumbrance or restriction of a Receivables Financing Subsidiary effected in connection with a Permitted Receivables Financing; provided, however, that such restrictions apply only to such Receivables Financing Subsidiary;

(N) any agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be Incurred or issued pursuant to Section 4.03 entered into after the Issue Date or the Escrow Release Date so long as such encumbrances and restrictions included therein are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (x) encumbrances or restrictions contained in this Indenture or the Credit Agreement as of the Escrow Release Date, or (y) encumbrances or restrictions that were in effect on the Escrow Release Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or the Escrow Release Date in the good faith judgment of the senior management of the Issuer at the time such encumbrances or restrictions are agreed to; and

(O) any encumbrances or restrictions of the type referred to in clauses (a) through (c) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (N) of this Section 4.05(i); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing,

(ii) with respect to clause (c) only:

(A) any encumbrance or restriction consisting of customary provisions in leases and other agreements to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(C) any encumbrance or restriction contained in any Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.03 and 4.13 if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(D) any encumbrance or restriction contained in any agreement relating to Purchase Money Indebtedness permitted by Section 4.03 if such restrictions or conditions apply only to the assets securing such Indebtedness; and

(E) any encumbrance or restriction consisting of customary provisions restricting assignment of, or the creation of any Lien over, any agreement entered into in the ordinary course of business.

(iii) For purposes of determining compliance with this Section 4.05, (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (y) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.06. Limitation on Sales of Assets and Subsidiary Stock.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(ii) at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments; and

(iii) to the extent that any consideration received by the Issuer (or such Restricted Subsidiary, as the case may be) in such Asset Disposition of Collateral constitutes property or other assets that are of a type or class that constitutes Collateral, such property or other assets are added to the Collateral securing the Notes in the manner and to the extent required by this Indenture or any of the Collateral Documents with the Lien on such Collateral, securing the Notes being of the same priority with respect to the Notes as the Lien on the property or assets disposed of in the Asset Disposition.

Within 365 days after the receipt of any Net Available Cash from such Asset Disposition, the Issuer or the applicable Restricted Subsidiary, as the case may be, shall apply such Net Available Cash:

(A) (1) to reduce First Priority Obligations and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto; provided, however, that (x) to the extent the terms of such First Priority Obligations (other than Additional Notes) require Net Available Cash to repay obligations outstanding under such First Priority Obligations prior to the repayment of other First Priority Obligations, the Issuer or such Restricted Subsidiary shall be entitled to repay such obligations prior to repaying obligations under the Notes and (y) except as provided in the foregoing clause (x), to the extent the Issuer or such Guarantor so reduces any other First Priority Obligations, the Issuer shall equally and ratably reduce the principal amount of the Notes outstanding through open-market purchases or through redemption, or shall offer (in accordance with the procedures set forth in Section 4.06(b) and (c)) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, in an aggregate principal amount which, if the offer were accepted, would result in such reduction (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto);

(2) solely to the extent that such Net Available Cash is not derived from an Asset Disposition of Collateral, to reduce Obligations ranking pari passu with the Notes (other than First Priority Obligations); provided, that to the extent Issuer or the applicable Restricted Subsidiary so reduces any such pari passu Obligations, the Issuer shall equally and ratably reduce the principal amount of the Notes outstanding in any manner set forth in clause (1) above;

(B) to reduce Obligations under any Indebtedness of a Restricted Subsidiary that is not a Guarantor and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(C) to acquire Additional Assets; provided that, to the extent that such Net Available Cash is derived from an Asset Disposition of Collateral, such Additional Assets shall be added to the Collateral securing the Notes to the extent required by this Indenture or any of the Collateral Documents; or

(D) to make capital expenditures that are used or useful in a Related Business or that replace the businesses, properties and/or assets that are the subject of such Asset Disposition;

in the case of clause (B), other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; provided that, a binding commitment to apply any Net Available Cash for purposes specified in clauses (C) or (D) above entered into in good faith by the Issuer or a Restricted Subsidiary prior to the expiration of the relevant 365-day period will extend such period by an additional 180 days to the extent of the Net Available Cash covered thereby.

Notwithstanding the foregoing provisions of this Section 4.06(a), the Issuer and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 4.06 except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this Section 4.06 exceeds $50 million. Pending application of Net Available Cash pursuant to this Section 4.06, such Net Available Cash may be utilized for general corporate purposes, including repayment of revolving credit borrowings.

(b) Any Net Available Cash that is not applied or invested as provided in Section 4.06(a) shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million, the Issuer shall make an offer (an “Asset Disposition Offer”) to all Holders (with a copy to the Trustee) and, if required by the terms of any other First Priority Obligations containing comparable repurchase rights, to purchase or redeem the maximum principal amount of Notes and such other First Priority Obligations that may be purchased out of the amount of such Excess Proceeds. The offer price in any Asset Disposition Offer shall be equal to 100% of the principal amount of the Notes and/or any such First Priority Obligations plus accrued and unpaid interest to the date of purchase, and shall be payable in cash in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture or the agreements governing the other First Priority Obligations. If the aggregate purchase price of Indebtedness tendered exceeds the amount of Excess Proceeds, the Trustee shall select the Notes, and the trustee or agent for the other First Priority Obligations shall select such other First Priority Obligations to be purchased on a pro rata basis, but in round denominations, which, in the case of the Notes, shall be denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero and, so long as all such Notes and such other First Priority Obligations validly tendered and not withdrawn pursuant to such offer are purchased by the Issuer in compliance with this Section 4.06, any excess of the offer amount over the amount applied to purchase Notes (and such other First Priority Obligations) pursuant to such offer may be applied by the Issuer for any purpose not prohibited by this Indenture. The Issuer may satisfy its obligations under this Section 4.06 with respect to any Net Available Cash by making an Asset Disposition Offer with respect to such Net Available Cash prior to the expiration of the relevant 365 days (or extended period provided above) or with respect to Excess Proceeds of $50 million or less, including by making an offer to purchase Notes pursuant to clause (A) of the second paragraph of Section 4.06(a).

(c) (i) Promptly after the Issuer becomes obligated to make an Asset Disposition Offer, the Issuer shall be obligated to deliver to the Trustee and send, by first-class mail or electronically to each Holder, a written notice stating that the Holder may elect to have his Notes purchased by the Issuer either in whole or in part (subject to prorating as described in 4.06(b) in the event the Asset Disposition Offer is oversubscribed) in denominations of $2,000 of principal amount or any whole integral multiple of $1,000 in excess thereof, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the “Purchase Date”) and shall contain all instructions and materials necessary to tender Notes pursuant to the Asset Disposition Offer, together with the address referred to in clause (iii) below.

(ii) Not later than the date upon which written notice of an Asset Disposition Offer is delivered to the Trustee as provided above, the Issuer shall deliver to the Trustee an Officers’ Certificate as to (A) the amount of the Asset Disposition Offer (the “Offer Amount”), including information as to any other First Priority Obligations included in the Asset Disposition Offer, (B) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Asset Disposition Offer is being made and (C) the compliance of such allocation with the provisions of Section 4.06(a). Upon the expiration of the period for which the Asset Disposition Offer remains open (the “Offer Period”), the Issuer shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer.

(iii) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than one Business Day prior to the Purchase Date, a telex, facsimile or electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes included in the Asset Disposition Offer surrendered by holders thereof exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased), or in the case of Global Notes, in accordance with the applicable procedures of the Depositary. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof.

(iv) On the purchase date, all Notes purchased by the Issuer under this Section 4.06 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto (subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

(d) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.06. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.06, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06 by virtue of its compliance with such securities laws or regulations.

(e) For the purposes of this Section 4.06, the following are deemed to be cash or Temporary Cash Investments:

(i) the assumption or discharge of Indebtedness of the Issuer or any Restricted Subsidiary (other than Subordinated Obligations or Obligations in respect of Disqualified Stock of the Issuer or Preferred Stock of a Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(ii) any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and Subordinated Obligations) that are assumed by the transferee of shares of Capital Stock, property or other assets in the Asset Disposition or that are otherwise cancelled or terminated in connection with the transaction with such transferee, in each case pursuant to a customary agreement that releases the Issuer or such Restricted Subsidiary from any and all liability therefor;

(iii) any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Temporary Cash Investments (to the extent of the Temporary Cash Investments received) within 180 days after the date of the applicable Asset Disposition, to the extent of the cash received in that conversion; and

(iv) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) that is at that time outstanding, does not exceed the greater of (x) $90 million and (y) 0.30% of Total Assets (determined as of the end of the most recent fiscal quarter for which internal financial statements are available) at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

SECTION 4.07. Limitation on Affiliate Transactions.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $35 million unless:

(i) the terms of the Affiliate Transaction are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; and

(ii) if such Affiliate Transaction involves an amount in excess of $75 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the Board of Directors of the Issuer have determined in good faith that the criteria set forth in Section 4.07(a)(i) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors and as set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with Section 4.07(a)(i).

(b) The provisions of Section 4.07(a) shall not prohibit:

(i) any transaction between or among the Issuer or any of its Restricted Subsidiaries;

(ii) any Permitted Investment or any Restricted Payment permitted to be made pursuant to Section 4.04 (other than clause (b)(xiv) thereof);

(iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of capital stock pursuant to put/call rights or similar rights with current or former employees, officers or directors or incentive plans and other compensation arrangements) and payments or loans (or cancellation of loans) to directors, managers, officers, employees and consultants of the Issuer and its Restricted Subsidiaries, the proceeds of which are used solely to purchase Capital Stock (other than Disqualified Stock) of the Issuer, in each case in the ordinary course of business;

(iv) loans or advances and the payment of customary fees and reasonable out-of-pocket costs to directors, managers, officers, employees and consultants of the Issuer and its Restricted Subsidiaries, in the ordinary course of business and on customary terms;

(v) any employment, severance, consulting, service or termination agreement or reasonable and customary indemnification agreement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business (and payments made pursuant thereto), and the payment of reasonable fees and expenses, and the provision of customary indemnities, to directors, managers, officers, employees or consultants of the Issuer or any of its Restricted Subsidiaries in their capacities as such;

(vi) payments to or from, and any transactions (including, without limitation, any cash management activities related thereto) with, (x) Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Toshiba Corporation (or one of its Affiliates) or (y) other joint ventures in the ordinary course of business with any other Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(vii) any other transaction with a joint venture partner in the ordinary course of business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that, in the reasonable, good faith determination of the members of the Board of Directors or senior management of the Issuer, such transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have reasonably been obtained at the time of such transaction in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(viii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer, including any transaction under a subscription agreement, registration rights agreement, shareholders’ agreement or similar agreement entered into in connection therewith on customary terms as the Issuer reasonably determines in good faith;

(ix) transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements);

(x) payments and transactions effected pursuant to any binding agreement or commitment or executed agreement (x) as in effect on the Issue Date and on the Escrow Release Date, (y) to be in effect on the Escrow Release Date and as described in the Offering Memorandum and (z) of SanDisk Corporation and its subsidiaries as in effect on the Escrow Release Date, and any amendment, modification or replacement of any such agreement (so long as such amendments, modifications or replacements are not adverse, taken as a whole, to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date and on the Escrow Release Date or as to be in effect on the Escrow Release Date and described in the Offering Memorandum or of SanDisk Corporation and its subsidiaries as in effect on the Escrow Release Date);

(xi) any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions;

(xii) any transaction in which the Issuer delivers to the Trustee a written opinion from an Independent Qualified Party to the effect that such transaction is fair, from a financial standpoint, to the Issuer and its Restricted Subsidiaries;

(xiii) the execution of the Transactions, the Intercompany Transactions and the related transactions and the payment of all fees, expenses, bonuses and awards related to the Transactions;

(xiv) any transaction in connection with a Permitted Receivables Financing; and

(xv) transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer, any Restricted Subsidiary or any direct or indirect parent of the Issuer; provided, however, that such Person abstains from voting as a director of the Issuer, such Restricted Subsidiary or such direct or indirect parent of the Issuer.

SECTION 4.08. Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.08(b).

(b) Within 30 days following any Change of Control (or 30 days following the Escrow Release Date in the event of a Change of Control occurring prior thereto) (unless the Issuer has previously or concurrently mailed a redemption notice with respect to all outstanding Notes as described under Section 8 of the Notes), the Issuer shall send electronically or mail by first-class mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest, if any, on the relevant interest payment date);

(ii) the circumstances and relevant facts regarding such Change of Control;

(iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(iv) the instructions, as determined by the Issuer, consistent with this Section 4.08, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Issuer receives not later than one Business Day prior to the purchase date a telex, facsimile or electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Issuer under this Section 4.08 shall be delivered by the Issuer to the Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto (subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

(e) Notwithstanding the foregoing provisions of this Section 4.08, the Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. In the event that the Change of Control has not occurred as of the purchase date for the Change of Control Offer specified in the notice therefor (or amendment thereto), the Issuer (or third party offeror) may, in its discretion, rescind such notice or amend it to specify another purchase date.

(g) The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue of its compliance with such securities laws or regulations.

SECTION 4.09. Compliance Certificate. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuer they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.10. [Reserved].

SECTION 4.11. Future Guarantors.

(a) Upon the consummation of the Acquisition, the Issuer shall cause the SD Guarantor to (i) execute and deliver to the Trustee a supplemental indenture, pursuant to which the SD Guarantor shall Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture, and (ii) deliver to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture complies with the requirements of this Section 4.11 and has been duly authorized, executed and delivered by the SD Guarantor and constitutes a legal, valid, binding and enforceable obligation of the SD Guarantor.

(b) The Issuer shall not cause or permit (a) any of its Wholly Owned Subsidiaries to Guarantee any Credit Facility Indebtedness or capital markets debt securities of the Issuer or any Guarantor or (b) any of its Restricted Subsidiaries (other than a Foreign Subsidiary or a CFC Holdco) to Incur (other than any Guarantee) Credit Facility Indebtedness or capital markets debt securities (for the avoidance of doubt, other than the Convertible Notes), in each case, unless such Subsidiary is a Guarantor or within 30 days thereof executes and delivers to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors, delivers to the Collateral Agent such joinders, amendments or supplements to the Collateral Documents as shall be necessary to provide for a valid and perfected first priority Liens on such Restricted Subsidiary’s assets constituting Collateral to secure such Guarantee on terms described in the Collateral Documents and delivers to the Trustee an Opinion of Counsel (which may contain customary exceptions) that such Guarantee Agreement and each applicable Collateral Document has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Restricted Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Restricted Subsidiary shall not be required to comply with the 30-day period described in this Section 4.11.

SECTION 4.12. Intercompany Transactions. Notwithstanding anything to the contrary in this Indenture, the Intercompany Transactions and any transactions that are related to the Intercompany Transactions, including, but not limited to, the restructuring of certain Subsidiaries of the Issuer and subsequent steps to consolidate duplicative Subsidiaries in various countries, eliminate dormant or unnecessary entities and rationalize and integrate the supply chains, operations and workforces, are expressly permitted hereunder.

SECTION 4.13. Limitation on Liens.

(a) On and after the Escrow Release Date, the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens. For the avoidance of doubt, for the purposes of determining whether any Initial Lien is a Permitted Lien following a Suspension Period, any Incurrence of Liens securing Indebtedness shall be tested as though Section 4.03 was in effect at such time.

(b) The expansion of Liens by virtue of the accrual of interest, the accretion or amortization of original issue discount (excluding accretion or amortization that is expressly provided for in the agreement providing for the applicable Indebtedness that is a zero coupon or other discount instrument) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of the property securing the applicable Indebtedness will not be deemed to be an Incurrence of Liens for purposes of this Section 4.13.

(c) For purposes of determining compliance with this Section 4.13, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens”, but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 4.13 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof).

SECTION 4.14. Amendment of Collateral Documents. The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the Holders in any material respect except as permitted under Article IX and Article XII.

SECTION 4.15. Suspension of Certain Covenants.

(a) During any period of time that: (1) each of the Notes and the 2024 Notes have an Investment Grade Rating from at least two Rating Agencies, and (2) no Default or Event of Default has occurred and is continuing under this Indenture, the Issuer and its Restricted Subsidiaries will not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 and 5.01(a)(iii) (collectively, the “Suspended Covenants”).

(b) In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of Section 4.15(a) and, subsequently, two of the Rating Agencies rate either the Notes or the 2024 Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing (the date of such ratings withdrawal or downgrade or the occurrence of such Default or Event of Default, the “Reversion Date”), then the Issuer and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default; provided that there shall not be deemed to have occurred a Default or Event of Default with respect to any covenant during the time (the “Suspension Period”) that the Issuer and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 shall be made as though Section 4.04 had been in effect since the Escrow Release Date and prior to, but not during, the Suspension Period; provided that any dividend or distribution declared during the three-month period prior to any Reversion Date shall be treated as though Section 4.04 had been in effect on such date. Accordingly, other than as set forth in the immediately preceding proviso, Restricted Payments made during the Suspension Period shall not reduce the amount available to be made as Restricted Payments under Section 4.04(a). The Issuer shall give the Trustee written notice of any such suspension of covenants and in any event not later than five Business Days after such suspension has occurred. In the absence of such notice, the Trustee shall assume that the Suspended Covenants are in full force and effect. The Trustee has no duty to monitor the rating of the Notes or the 2024 Notes or to notify Holders of the occurrence of any Suspension Period or Reversion Date.

(c) Solely for the purpose of determining the amount of Permitted Liens under the Section 4.13 during any Suspension Period and without limiting the Issuer’s or any Restricted Subsidiary’s ability to Incur Indebtedness during any Suspension Period, to the extent that calculations in Section 4.13 refer to Section 4.03, such calculations shall be made as though Section 4.03 remains in effect during the Suspension Period. On the Reversion Date, all Indebtedness Incurred during the Suspension Period shall be classified to have been Incurred pursuant to clause (a) or one of the subclauses set forth in clause (b) of Section 4.03 (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be permitted to be Incurred pursuant to clause (a) or one of the subclauses set forth in clause (b) of Section 4.03, such Indebtedness shall be deemed to have been outstanding on the Escrow Release Date, so that it is classified as permitted under Section 4.04(b)(iv). For purposes of determining compliance with Section 4.06 on the Reversion Date, the Net Available Cash from all Asset Dispositions not applied in accordance with Section 4.06 shall be deemed to reset at zero. No Subsidiaries may be designated as Unrestricted Subsidiaries during any Suspension Period. The Issuer shall give the Trustee written notice of any occurrence of a Reversion Date not later than five Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume that the Suspended Covenants apply and are in full force and effect.

SECTION 4.16. Escrow Agreement.

(a) Concurrently with the closing of the offering of the Notes on the Issue Date, the Issuer and the Trustee shall enter into the Escrow Agreement, pursuant to which the Issuer will deposit or cause to be deposited in a segregated escrow account with the Escrow Agent an amount equal to the gross proceeds of the offering of the Notes sold on the Issue Date (collectively, with any other property from time to time held by the Escrow Agent for the benefit of the Trustee and the Holders, the “Escrowed Property”).

(b) From the Issue Date until the Escrow Release Date, the Trustee shall, for the benefit of itself and the Holders, be granted an exclusive first-priority Lien on the Escrowed Property pursuant to Section 3 of the Escrow Agreement. Upon the Escrow Release Date, such Lien of the Trustee on the Escrowed Property shall be extinguished.

(c) The Issuer shall be entitled to direct the Escrow Agent to release the Escrowed Property only upon satisfaction of the conditions set forth in the form of Officers’ Certificate included as Exhibit B to the Escrow Agreement, which shall be certified in writing by the Issuer in each such Officers’ Certificate delivered to the Trustee and the Escrow Agent with the release of any Escrowed Property.

(d) By acceptance of the Notes, the Holders authorize and direct the Trustee to enter into and perform its obligations under the Escrow Agreement.

SECTION 4.17. After-Acquired Property. From and after the Escrow Release Date, upon the acquisition by the Issuer or any Guarantor (other than the SD Guarantor) of any After-Acquired Property, the Issuer or such Guarantor shall execute and deliver such instruments, documents, certificates and opinions of counsel as shall be necessary or as reasonably requested by the Collateral Agent to vest in the Collateral Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property (but subject to certain limitations, if applicable, including under Article XII) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect; provided, however, that no control agreements shall be required.

Subject to the terms herein and in the Collateral Documents, if the Issuer or a Guarantor (other than the SD Guarantor) forms or acquires any Restricted Subsidiary, or any Excluded Subsidiary ceases to be an Excluded Subsidiary, then the Issuer or such Guarantor shall provide a First Priority Lien over such of its property other than Excluded Property, in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by this Indenture, the First Priority Intercreditor Agreement and the Collateral Documents.

SECTION 4.18. Post-Closing Real Property Covenant.

(a) Within 90 days after the Escrow Release Date (or such later date each comparable real estate collateral document is delivered to the Senior Facilities Collateral Agent pursuant to the First Priority Credit Documents), the Issuer or any Guarantor (other than the SD Guarantor) shall deliver to the Collateral Agent each of the following documents, which shall be substantially in the form of the comparable documents delivered by the Issuer or such Guarantor to the Senior Secured Credit Facilities Collateral Agent pursuant to the terms of the First Priority Credit Documents, and which shall be reasonably satisfactory in form to the Collateral Agent: (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) to the extent applicable in the relevant jurisdiction, (w) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in an amount equal to the amount insured under the comparable title insurance policy or policies delivered to the Senior Secured Credit Facilities Collateral Agent pursuant to the terms of the First Priority Credit Documents, issued by the same nationally recognized title insurance company providing similar title insurance to the Senior Secured Credit Facilities Collateral Agent in connection with the First Priority Credit Documents, insuring the lien of each such Mortgage as a first-priority lien on the Mortgaged Property described therein in accordance with the First Priority Intercreditor Agreement, free of any other liens except Permitted Liens, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as are provided to the Senior Secured Credit Facilities Collateral Agent in connection with the First Priority Credit Documents, (x) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, and (y) evidence of payment by the Issuer or such Guarantor of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (iii) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), and (iv) legal opinions with respect to any such Mortgage or Mortgaged Property substantially in the form of the comparable legal opinions delivered by the Issuer or such Guarantor to the Senior Secured Credit Facilities Collateral Agent pursuant to the terms of the First Priority Credit Documents.

(b) After the Escrow Release Date, promptly after the acquisition of any Material Real Property by any Debtor, the applicable Debtor shall give notice thereof to the Collateral Agent and promptly thereafter shall cause such Material Real Property to be subjected to a Lien and will take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 4.18(a) and shall, within ninety (90) days after the request therefor by the Collateral Agent (or such longer period as the Senior Secured Credit Facilities Collateral Agent may agree in its reasonable discretion with respect to the corresponding requirement under the First Priority Credit Documents), deliver to the Collateral Agent a Mortgage, title policy, ALTA survey, if required by the title company issuing the title policy (or no-change affidavits in connection with existing surveys), and opinion of counsel, in each case similar to the Mortgage, title policy and opinion of counsel delivered to the Collateral Agent pursuant to Section 4.18(a).

ARTICLE V

Successor Company

SECTION 5.01. When Issuer May Merge or Transfer Assets.

(a) The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets determined on a consolidated basis to, any Person, unless:

(i) either (A) the Issuer shall be the surviving corporation or (B) the resulting, surviving or transferee Person (in each of clauses (A) or (B), the “Successor Company”) shall (1) be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (provided that, if the Successor Company is a limited liability company, then there shall be a Restricted Subsidiary of such Person which shall be a corporation organized in the jurisdictions permitted by this clause (1) and a co-obligor of the Notes) and (2) expressly assume, by an indenture supplemental thereto, and such other necessary agreements, executed and delivered to the Trustee and Collateral Agent, if applicable, in form satisfactory to the Trustee and Collateral Agent, if applicable, all the obligations of the Issuer under the Notes, this Indenture and the Collateral Documents;

(ii) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii) immediately after giving pro forma effect to such transaction, either (x) the Successor Company would be able to Incur an additional $1.00 of Coverage Indebtedness pursuant to Section 4.03(a) or (y) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(iv) if the Issuer is not the surviving corporation, the Issuer shall have delivered to the Trustee and Collateral Agent, if applicable, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture and such other necessary agreements (if any), comply with this Indenture; and

(v) to the extent required in the Collateral Documents, the Successor Company promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to the Successor Company;

provided, however, that (A) the foregoing shall not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more Guarantors and (B) clause (iii) shall not be applicable to the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer, subject to the last proviso in the first paragraph of this Section 5.01(a).

The Successor Company shall be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, and the predecessor Issuer, except in the case of a lease, shall be released from all of its obligations under this Indenture and the Notes.

For all purposes of this Indenture, Subsidiaries of any Successor Company shall, upon any transaction subject to this Section 5.01, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to this Indenture, and all Indebtedness and Liens of the Successor Company and its Subsidiaries that were not Indebtedness or Liens on property or assets, as the case may be, of the Issuer and its Subsidiaries immediately prior to such transaction shall be deemed to have been Incurred upon such transaction.

(b) The Issuer shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(i) except in the case of a Guarantor (x) all or substantially all of which has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition or issuance of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement and such other necessary agreements, in a form satisfactory to the Trustee and Collateral Agent, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee and the Collateral Documents;

(ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing;

(iii) the successor Person (if other than such Guarantor) delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with this Indenture; and

(iv) to the extent required in the Collateral Documents, the successor Person promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be reasonably required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to the successor Person;

provided, however, that this Section 5.01 shall not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or a Guarantor; provided, further, that a Guarantor’s Subsidiary Guarantee will be released concurrently with such transactions under Article X.

(c) Notwithstanding the foregoing, any Guarantor may:

(i) merge, amalgamate or consolidate with or into, wind up or into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to another Guarantor or the Issuer;

(ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof; and

(iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

(d) Notwithstanding anything in this Indenture to the contrary, the Acquisition shall be permitted to occur on the Escrow Release Date.

ARTICLE VI

Defaults and Remedies

SECTION 6.01. Events of Default. An “Event of Default” occurs if:

(a) a default in the payment of interest on the Notes when the same becomes due and payable, and such default continues for a period of 30 days;

(b) a default in the payment of the principal of (or premium, if any, on) any Note when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required purchase, and upon declaration of acceleration or otherwise;

(c) the Issuer fails to comply with its obligations under Section 5.01;

(d) the Issuer fails to comply with any of its obligations in Section 4.02, and such default continues for a period of 90 days after the notice specified below;

(e) the Issuer or any Guarantor fails to comply with any of its other covenants or agreements contained in this Indenture (other than a default referred to in Section 6.01(a) through (d)), and such default continues for a period of 60 days after the notice specified below;

(f) Indebtedness of the Issuer, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total principal amount of such Indebtedness unpaid or accelerated exceeds $225 million; provided that this clause (f) shall not apply to any Indebtedness represented by the Convertible Notes;

(g) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of the Issuer or any Significant Subsidiary or for all or substantially all of its property; or

(iii) orders the liquidation of the Issuer or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 consecutive days;

(i) any judgment or decree for the payment of money in excess of $225 million (other than any such judgment covered by insurance policies issued by reputable insurance companies (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefore has not been denied by the insurer) is entered against the Issuer, any Guarantor or any Significant Subsidiary, which judgment remains outstanding for a period of 60 consecutive days following the entry of such judgment or decree and is not discharged, waived or the execution thereof stayed;

(j) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee;

(k) the failure by the Issuer to pay or cause to be paid the Special Mandatory Redemption Price on the Special Mandatory Redemption Date, if any, described under Section 3.07;

(l) any default under the Credit Agreement arising from the failure by the Issuer or any Guarantor to comply with the covenant in the Credit Agreement regarding the consummation of the Intercompany Transactions; or

(m) any of the Collateral Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than pursuant to the terms thereof or as a result of the failure of the Collateral Agent to maintain control over possessory collateral actually received by it), any Lien in favor of the Collateral Agent in any Collateral purported to be covered by any of the Collateral Documents shall be invalid except as expressly permitted by the terms of this Indenture or any of the Collateral Documents (other than the failure of the Collateral Agent to maintain control over possessory collateral actually received by it), any lien subordination provision in respect of material Collateral shall be determined to be invalid or the Issuer or any Guarantor terminates, repudiates in writing or rescinds any Collateral Document executed by it or any of its obligations thereunder.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under Sections 6.01(c), (d) or (e) shall not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Issuer of the Default (simultaneously sending a copy of such notice to the Trustee, in the case of a notice sent by Holders) and the Issuer or the Guarantor, as applicable, does not cure such Default within the time specified after receipt of such notice. Such notice must be in writing, specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” Additionally, a default under Sections 6.01(d) or (e) for the failure to deliver any report within the time periods prescribed in Section 4.02 or to deliver any notice or certificate required by this Indenture shall be deemed to be cured upon the subsequent delivery of any such report, notice or certificate, even though such delivery is not within the prescribed period specified.

The Issuer shall deliver to the Trustee, within 30 days after an Officer obtaining knowledge of the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default or an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(g) or (h) with respect to the Issuer, any domestic Significant Subsidiary or Western Digital International Ltd.) occurs and is continuing, the Trustee by written notice to the Issuer, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(g) or (h) with respect to the Issuer, any domestic Significant Subsidiary or Western Digital International Ltd. occurs, the principal of and interest on all the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Notes by written notice to the Trustee may rescind any such acceleration with respect to the Notes and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults. The Holders of a majority in principal amount of the Notes by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note or (b) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05. Control by Majority. Subject to the express terms of this Indenture, the Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification from the Holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06. Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest not paid when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice stating that an Event of Default is continuing;

(ii) Holders of at least 30% in principal amount of the outstanding Notes have made a written request to the Trustee to pursue the remedy;

(iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(v) Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. In the event that the Definitive Notes are not issued to any beneficial owner promptly after the Registrar has received a request from the Holder of a Global Note to issue such Definitive Notes to such beneficial owner of its nominee, the Issuer expressly agrees and acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of such beneficial holder of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial holder’s Notes as if such Definitive Notes had been issued.

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Issuer or a Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel and any other amounts due the Trustee under Section 7.07.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall, subject to the provisions of the First Priority Intercreditor Agreement and the Collateral Documents, pay out the money or property in the following order:

FIRST: to the Trustee and the Collateral Agent for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, and Applicable Premium (if any), ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest and Applicable Premium (if any), respectively; and

THIRD: to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes.

SECTION 6.12. Waiver of Stay or Extension Laws. Neither the Issuer nor any Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

Trustee

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.01(a), 7.01(b) and 7.01(c).

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial or other liability or expense in the performance of any of its duties hereunder or in the exercise of any of its rights or powers hereunder, if it shall have reasonable grounds to believe that repayment of such funds or expense or adequate indemnity against such risk or liability is not reasonably assured to it.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(g) The permissive rights of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the office of the Trustee specified in Section 11.2, and such notice references the Notes and this Indenture, describes such Default or Event of Default and states that such notice is a “notice of default.”

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Collateral Agent), and to each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(k) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Paying Agent, Registrar co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Subsidiary Guarantee or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05. Notice of Defaults. If a Default occurs, is continuing and is actually known to the Trustee, the Trustee shall send electronically or mail to each Holder notice of the Default within 90 days after being notified by the Issuer. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee determines in good faith that withholding the notice is not opposed to the interests of the Holders.

SECTION 7.06. [Reserved].

SECTION 7.07. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its services as agreed by the Issuer and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer and each Guarantor, jointly and severally shall indemnify the Trustee and its officers, directors, employees and agents and hold them harmless against any and all loss, liability or expense (including reasonable attorneys’ fees) paid or incurred by or in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Issuer of any claim for which it may seek indemnity; provided, however, that any failure so to notify the Issuer shall not relieve the Issuer or any Guarantor of its indemnity obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer and the Guarantors, as applicable, shall pay the reasonable fees and expenses of such counsel; provided, however, that neither the Issuer nor any Guarantor shall be required to pay such fees and expenses if it assumes the Trustee’s defense and, in the Trustee’s reasonable judgment, there is no conflict of interest between the Issuer and the Guarantors, as applicable, and such parties in connection with such defense. Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through its own willful misconduct, negligence or bad faith. Neither the Company nor any Guarantor shall be required to indemnify the Trustee with respect to any settlement made without the consent of the Company, which consent will not be unreasonably withheld.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuer’s payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(g) or (h) with respect to the Issuer, any domestic Significant Subsidiary or Western Digital International Ltd., the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

“Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder (including as Collateral Agent) and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.08. Replacement of Trustee.

(a) The Trustee may resign in writing at any time by so notifying the Issuer. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the TIA, any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of Section 310(a) of the TIA. The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of Section 310(b) of the TIA; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the TIA any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the TIA are met.

SECTION 7.11. Preferential Collection of Claims Against Issuer. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

SECTION 7.12. Escrow Agreement. The Trustee shall agree to the appointment of the Escrow Agent and shall enter into the Escrow Agreement. The Trustee is not responsible for the contents or sufficiency of the Escrow Agreement; and in entering into the Escrow Agreement, and with respect to all matters arising under the Escrow Agreement, the Trustee shall have the rights, protections, immunities and indemnities granted to it under this Indenture. Neither the Trustee nor any Holder (whether acting directly or by direction or demand to the Trustee) shall be entitled or permitted to give any direction to, or make any demand upon, the Escrow Agent that would be contrary to, or in conflict with, the provisions of the Escrow Agreement.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.01. Discharge of Liability on Notes; Defeasance.

(a) When (i) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid pursuant to Section 2.07 and Notes for whose payment money has theretofore been deposited in trust) have been cancelled or delivered to the Trustee for cancellation or (ii) all outstanding Notes (A) have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption or (B) will become due and payable within one year or are called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Issuer, and, in the case of clause (ii), the Issuer irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption of all outstanding Notes, including interest thereon to maturity or such redemption date (and any intervening interest payment between the date of deposit and such maturity or redemption date) (other than Notes replaced or paid pursuant to Section 2.07) and Applicable Premium, if any, and if in either case the Issuer pays all other sums payable under this Indenture, then this Indenture and the Collateral Documents shall, subject to Section 8.01(c), cease to be of further effect; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Section 8.01 to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Issuer.

(b) Subject to Sections 8.01(c) and 8.02, the Issuer at any time may terminate (i) all of its obligations under the Notes, the Subsidiary Guarantees, the Collateral Documents and this Indenture (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.17, the operation of Sections 6.01(f), 6.01(g), 6.01(h), 6.01(i) and 6.01(j) (but, in the case of Sections 6.01(g) and 6.01(h), other than with respect to the Issuer) and the limitations contained in Section 5.01 (other than clauses (a)(i) and (a)(iv) thereof) (“covenant defeasance option”).

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e), 6.01(g), 6.01(h) (in the cases of Sections 6.01(g) and 6.01(h), other than with respect to the Issuer), 6.02(i) or 6.02(j) or because of the failure of the Issuer to comply with Section 5.01 (other than clauses (a)(i) and (a)(iv) thereof). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor shall be released from all of its obligations with respect to its Subsidiary Guarantee.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding Sections 8.01(a) and (b), the Issuer’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.

SECTION 8.02. Conditions to Defeasance.

(a) The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i) the Issuer irrevocably deposits in trust with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which shall be sufficient, or a combination thereof sufficient, to pay the principal of, and premium (if any), and interest, on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Section 8.02 to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officers’ Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.01(g) or (h) with respect to the Issuer occurs which is continuing at the end of the period;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuer and is not prohibited by Article X;

(v) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of this Indenture there has been a change in the applicable U.S. Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and legal defeasance and shall be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and legal defeasance had not occurred;

(vi) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such deposit and covenant defeasance and shall be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(vii) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article VIII have been complied with.

Notwithstanding the foregoing, in the case of the legal defeasance option, an Opinion of Counsel required by this Section 8.02(a) need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

(b) Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article III.

(c) The Collateral shall be released from the Liens securing the Notes upon a defeasance in accordance with this Section 8.02.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04. Repayment to Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer upon request any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article VIII.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors, and the Trustee and the Paying Agent shall have no further liability with respect to such monies and all liability of the Company as trustee thereof shall thereupon cease.

SECTION 8.05. Indemnity for Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantors’ obligations under this Indenture, each Guarantee and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of principal of or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.01. Without Consent of Holders.

(a) The Issuer, the Guarantors, the Trustee and/or the Collateral Agent may amend or supplement this Indenture, the Notes, the Collateral Documents or the First Priority Intercreditor Agreement without notice to or consent of any Holder:

(i) to cure any ambiguity, omission, defect or inconsistency;

(ii) to provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under this Indenture, the Notes, a Subsidiary Guarantee or any Collateral Document, as applicable, in compliance with Section 5.01;

(iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(iv) to add Guarantees with respect to the Notes, including any Subsidiary Guarantee (including, upon consummation of the Acquisition, the Guarantee of the SD Guarantor pursuant to Section 4.11(a)) or to add additional assets as Collateral or make, complete or confirm any grant of security interest in any property or assets as additional Collateral securing the obligations under this Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents, including when permitted or required by this Indenture or any of the Collateral Documents or any release, termination or discharge of Collateral when permitted or required by this Indenture, the First Priority Intercreditor Agreement or any of the Collateral Documents;

(v) to add to the covenants or other obligations of the Issuer or any Guarantor for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(vi) to make any change that would provide additional rights or benefits to the holders of Notes or that does not adversely affect the rights of any Holder in any material respect;

(vii) to comply with any requirement of the SEC in connection with qualifying this Indenture under the TIA;

(viii) to conform the text of this Indenture, the Notes, any Subsidiary Guarantee, the Collateral Documents or the First Priority Intercreditor Agreement to any provision contained in the Offering Memorandum under the heading “Description of the Secured Notes” to the extent that such provision in the “Description of the Secured Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or such Subsidiary Guarantee;

(ix) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes except as required to conform to applicable securities laws;

(x) to evidence and provide for the acceptance and appointment of a successor trustee under this Indenture pursuant to the requirements thereof;

(xi) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture; or

(xii) to enter into or amend the First Priority Intercreditor Agreement and/or Collateral Documents (or supplement the First Priority Intercreditor Agreement and/or Collateral Documents) under circumstances provided therein including if the Issuer or any Restricted Subsidiary Incurs Future First Lien Indebtedness.

SECTION 9.02. With Consent of Holders.

(a) The Issuer, the Guarantors, the Trustee and/or the Collateral Agent may amend this Indenture, the Notes, the Collateral Documents, the Escrow Agreement and/or the First Priority Intercreditor Agreement without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not:

(i) reduce the amount of Notes whose Holders must consent to an amendment;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or extend the Stated Maturity of any Note;

(iv) change the provisions applicable to the redemption of any Note as described under Article 3 of this Indenture or in Section 5 of the Notes;

(v) make any Note payable in money other than that stated in the Note;

(vi) make any change in Section 6.04 or 6.07 or the second sentence of this Section 9.02;

(vii) make any change in the ranking or priority of any Notes that would adversely affect the Holders;

(viii) make any change in, or release other than in accordance with this Indenture, any Subsidiary Guarantee that would adversely affect the Holders;

(ix) release Escrowed Property in any manner or at any time other than as set forth in the Escrow Agreement; or

(x) make any change in Sections 3.07 or 4.16 of this Indenture or to the Escrow Agreement that is materially adverse to the Holders.

In addition, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment, supplement or waiver may modify any Collateral Document or the provisions of this Indenture dealing with the Collateral Documents or application of trust monies under the Collateral Documents, in a manner that would release all or substantially all of the Collateral other than in accordance with this Indenture, the Collateral Documents and the First Priority Intercreditor Agreement.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuer shall mail or send electronically to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

SECTION 9.03. [Reserved].

SECTION 9.04. Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuer or the Trustee of the requisite number of consents, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or Guarantee Agreement) by the Issuer and the Trustee.

(b) The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding Section 9.04(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.06. Trustee to Sign Amendments. The Trustee and the Collateral Agent shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee and Collateral Agent, as applicable, may but need not sign it. In signing such amendment, the Trustee and the Collateral Agent shall be entitled to receive indemnity satisfactory to each of them and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that all conditions precedent in this Indenture, the First Priority Intercreditor Agreement and the other Notes Documents relating to the execution and delivery of such amendment have been complied with.

SECTION 9.07. Payment for Consent. Neither the Issuer nor any Restricted Subsidiary of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE X

Subsidiary Guarantees

SECTION 10.01. Subsidiary Guarantees.

(a) Each Guarantor required to execute and deliver a supplemental indenture or Guarantee Agreement, as applicable, pursuant to Section 4.11 of this Indenture shall, upon execution and delivery of its supplemental indenture or Guarantee Agreement, as applicable, jointly and severally irrevocably and unconditionally guarantee, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of and interest on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) To the fullest extent permitted by applicable law, each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise, (ii) any extension or renewal of any thereof and (iii) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

(c) [Reserved].

(d) Each Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Section 8.01(b), 10.02 and 10.06 and to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the payment of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(f) Each Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary obligations of the Issuer to the Holder, the Trustee and the Collateral Agent.

(h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of any Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

(i) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(j) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.02. Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03. Successors and Assigns. This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Release of Guarantor. A Guarantor shall be released from its obligations under this Article X (other than any obligation that may have arisen under Section 10.07) upon:

(a) (i) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(ii) the release of such Guarantor from its guarantee of Indebtedness under the Credit Agreement (other than a release by or as a result of the payment of such Indebtedness), so long as such Guarantor would not then otherwise be required to guarantee the Notes pursuant to Section 4.11;

(iii) the sale, issuance or other disposition of Capital Stock of such Guarantor (including by way of merger or consolidation) such that it is no longer a Restricted Subsidiary or the sale of all or substantially all of its assets) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, so long as the sale or other disposition does not violate any provision of Section 4.06 or Section 5.01 required to be performed at the time of such transaction;

(iv) the release or discharge of the Indebtedness (other than the Credit Agreement) that would have required such Guarantor to enter into a Guarantee Agreement pursuant to Section 4.11, other than a release or discharge in connection with enforcement;

(v) the Issuer exercising its legal defeasance option or its covenant defeasance option or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(vi) in connection with the dissolution or liquidation of such Guarantor; or

(vii) in the case of the SD Guarantor, automatically immediately prior to the commencement of the Intercompany Transactions; and

(b) other than in the case of Section 10.06(a)(vii), such Guarantor delivering to the Trustee an Officers’ Certificate stating that all conditions provided for in this Indenture relating to such release have been complied with. In the case of Section 10.06(a)(vii), the Issuer shall notify the Trustee in writing upon the occurrence of the Intercompany Transactions.

At the request of the Issuer, the Trustee shall execute and deliver an instrument reasonably requested by the Issuer evidencing such release (in the form provided by the Issuer).

If (a) all of the equity interests of any Guarantor or any of its successors in interest hereunder shall be transferred, sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not the Issuer or a Guarantor or (b) a Guarantor or any of its successors in interest hereunder becomes an Excluded Subsidiary after the Escrow Release Date, then, in each case, the Guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Person effective as of (or if a Guarantor becomes an Excluded Subsidiary, immediately prior to) the time of such transfer, sale, disposal or occurrence; provided that a release of a Guarantor (other than the SD Guarantor) in connection with such Guarantor becoming an Excluded Subsidiary shall constitute an Investment in such Excluded Subsidiary as of the date of such release.

SECTION 10.07. Execution of Guarantee Agreement for Future Guarantors. Each Subsidiary that is required to become a Guarantor pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Subsidiary shall become a Guarantor under this Article X and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such Guarantee Agreement, the Issuer shall deliver to the Trustee an Officers’ Certificate to the effect that such Guarantee Agreement complies with the requirements of Section 4.11, has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Subsidiary Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.

SECTION 10.08. Non-Impairment. The failure to endorse a Subsidiary Guarantee on any Note shall not affect or impair the validity thereof.

SECTION 10.09. Contribution. Each Guarantor that makes a payment under its Subsidiary Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE XI

Miscellaneous

SECTION 11.01. [Reserved].

SECTION 11.02. Notices. Any notice or communication shall be in writing and delivered in person, or by recognized overnight courier guaranteeing next-day delivery, or mailed by first-class mail, sent by electronic mail in pdf format, delivered by commercial courier service, addressed as follows:

if to the Issuer or any Guarantor:

Western Digital Corporation

Attention: Michael Ray

3355 Michelson Drive, Suite 100

Irvine, CA 92612

Facsimile No.: (949) 672-6604

if to the Trustee or the Collateral Agent:

U.S. Bank National Association

Attention: Corporate Trust Services

633 West Fifth Street, 24th Floor

Los Angeles, CA 90071

Facsimile No.: 213-615-6197

Reference: P. Oswald (Western Digital Corporation Senior Secured Notes due 2023)

The Issuer, any Guarantor, the Trustee or the Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer, the Guarantors, the Trustee or the Collateral Agent shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Holder shall be sent electronically or mailed, first class mail, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed in this Indenture, if any.

Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 11.03. Communication by Holders with Other Holders. Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.

SECTION 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (except for authentication of the Notes by the Trustee on the Issue Date, which shall not require an Opinion of Counsel), the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than a certificate provided pursuant to Section 4.09 or Trust Indenture Act Section 314(a)(4)) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate or certificates of public officers as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.06. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.08. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York or place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 11.09. Governing Law. This Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.10. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Subsidiary Guarantee or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes.

SECTION 11.11. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 11.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part of this Indenture and shall not modify or restrict any of the terms or provisions of this Indenture.

SECTION 11.14. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.15. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

ARTICLE XII

COLLATERAL

SECTION 12.01. Collateral Documents. The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Grantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the Subsidiary Guarantees (other than the Guarantee of the SD Guarantor), the First Priority Intercreditor Agreement and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the First Priority Intercreditor Agreement. The Trustee and the Issuer hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of itself, the Holders and the Trustee and pursuant to the terms of the Collateral Documents and the First Priority Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Priority Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the First Priority Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the First Priority Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause the Subsidiaries of the Issuer to, take any and all actions and make all filings or cause such filings to be made (including the filing of UCC financing statements, continuation statements and amendments thereto (or analogous procedures under the applicable laws in any relevant jurisdiction)) required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Grantors under this Indenture, the Notes, the Subsidiary Guarantees (other than the Guarantee of the SD Guarantor), the First Priority Intercreditor Agreement and the Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the First Priority Intercreditor Agreement and the Collateral Documents), in favor of the Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

SECTION 12.02. [Reserved].

SECTION 12.03. Release of Collateral.

(a) Subject to Sections 12.03(b) and (c) hereof, the Liens securing the Notes will be automatically released, and the Trustee (subject to its receipt of an Officers’ Certificate and an Opinion of Counsel as provided below) shall execute documents evidencing such release, or instruct the Collateral Agent to execute, as applicable, the same at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i) in whole upon:

(A) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) satisfaction and discharge of this Indenture as set forth under Article VIII; or

(C) a legal defeasance or covenant defeasance of this Indenture as set forth under Article VIII;

(ii) in whole or in part, with the consent of Holders of the Notes in accordance with Article IX of this Indenture;

(iii) in part, as to any asset constituting Collateral:

(A) that is sold or otherwise disposed of:

(I) by the Issuer or any Guarantor to any Person that is not the Issuer or a Guarantor in a transaction not prohibited by this Indenture at the time of such transfer or disposition, including, without limitation, as a result of a transaction of the type permitted under Section 4.6,

(II) if all other Liens on that asset securing the First Priority Credit Obligations then secured by that asset are released, or

(III) in connection with the taking of an enforcement action by the First Priority Designated Agent in respect of the First Priority Credit Obligations in accordance with the First Priority Intercreditor Agreement,

(B) that is owned or at any time acquired by a Grantor that has been released from its Subsidiary Guarantee, concurrently with the release of such Subsidiary Guarantee,

(C) that becomes Excluded Property, or

(D) that is otherwise released in accordance with the applicable provisions of the Collateral Documents and the First Priority Intercreditor Agreement, but subject to any restrictions thereon set forth in this Indenture or the First Priority Intercreditor Agreement;

provided that, on the date of the repayment in full of the First Priority Credit Obligations, the First Priority Liens on the Collateral will not be released, except to the extent that such Collateral or any portion thereof was disposed of in compliance with the terms of the First Priority Intercreditor Agreement in order to repay First Priority Credit Obligations secured by such Collateral.

(b) With respect to any release of Collateral, upon receipt of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Collateral Documents and the First Priority Intercreditor Agreement, as applicable, to such release have been met and that it is proper for the Trustee or Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any necessary instruments of termination, satisfaction, discharge or release prepared by the Issuer, the Trustee shall, or shall cause the Collateral Agent to, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the First Priority Intercreditor Agreement. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in the First Priority Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

(c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders, except as otherwise provided in the First Priority Intercreditor Agreement.

SECTION 12.04. Suits to Protect the Collateral. Subject to the provisions of Article VII hereof and the Collateral Documents and the First Priority Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the First Priority Intercreditor Agreement, the Trustee and the Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.4 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 12.05. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the First Priority Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 12.06. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.07. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 12.08. Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on the Notes and all other Obligations under this Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid, or (ii) the Issuer shall have exercised its legal defeasance option or their covenant defeasance option, in each case in compliance with the provisions of Article VIII, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuer and the Collateral Agent a notice, in form reasonably satisfactory to the Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article VIII), and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Issuer) all acts reasonably requested by the Issuer to release and discharge such Lien as soon as is reasonably practicable.

SECTION 12.09. Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Documents and the First Priority Intercreditor Agreement, and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the First Priority Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents and the First Priority Intercreditor Agreement and consents and agrees to the terms of the First Priority Intercreditor Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.9. The provisions of this Section 12.9 are solely for the benefit of the Collateral Agent and none of the Trustee, the Holders nor any of the Grantors shall have any rights as a third-party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.4. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the First Priority Intercreditor Agreement and the Collateral Documents and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the First Priority Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the First Priority Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents or the First Priority Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any

Collateral Document or the First Priority Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents or the First Priority Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the First Priority Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents or the First Priority Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the First Priority Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. Notwithstanding anything to the contrary contained herein, the Collateral Agent shall solely act pursuant to the instructions of the Holders or the Trustee with respect to the Collateral Documents and the Collateral. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the First Priority Intercreditor Agreement unless it shall first receive such direction, advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all loss, liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents or the First Priority Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VII or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.9).

(f) The Collateral Agent may resign at any time by giving ten (10) days’ notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.9 (and Section 7.8) shall continue to inure to its benefit, and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) The Trustee shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the First Priority Intercreditor Agreement, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the First Priority Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Collateral Documents and the First Priority Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the First Priority Intercreditor Agreement and (v) perform and observe its obligations under the Collateral Documents and the First Priority Intercreditor Agreement.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, realization, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture or the Collateral Documents, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VII, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents and the First Priority Intercreditor Agreement.

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document or the First Priority Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents (but then only to the extent such direction is accompanied by indemnity as provided for in this Section 12.09).

(l) If any Grantor (i) incurs any obligations in respect of First Priority Credit Obligations at any time when the First Priority Intercreditor Agreement is not in effect or at any time when Indebtedness constituting First Priority Credit Obligations entitled to the benefit of the First Priority Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officers’ Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Priority Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Priority Credit Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) If any Grantor incurs any obligations in respect of Indebtedness secured on a junior priority basis and delivers to the Collateral Agent an Officers’ Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on terms that are customary for such financings as determined by the Issuer in good faith reflecting the subordination of such Liens to the Liens secured by Notes and the Subsidiary Guarantees) in favor of a designated agent or representative for the holders of such Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n) No provision of this Indenture, the First Priority Intercreditor Agreement or any Collateral Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the First Priority Intercreditor Agreement or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (n) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(o) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Priority Intercreditor Agreement and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel and (iv) shall not be liable for acting pursuant to direction from the Trustee or the Holders of a majority in aggregate principal amount of the Notes. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(p) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the First Priority Intercreditor Agreement and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the First Priority Intercreditor Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the First Priority Intercreditor Agreement and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the First Priority Intercreditor Agreement and the Collateral Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the First Priority Intercreditor Agreement and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the First Priority Intercreditor Agreement and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the First Priority Intercreditor Agreement and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(r) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including, but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the First Priority Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the First Priority Intercreditor Agreement and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(s) Upon the receipt by the Collateral Agent of a written request of the Issuer signed by an Officer of the Issuer (a “Collateral Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 12.9(s), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Agent of an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(t) Subject to the provisions of the applicable Collateral Documents and the First Priority Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the First Priority Intercreditor Agreement and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the First Priority Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(u) After the occurrence of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the First Priority Intercreditor Agreement.

(v) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the First Priority Intercreditor Agreement and to the extent not prohibited under the First Priority Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(w) Subject to the terms of the Collateral Documents, in each case that the Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Collateral Documents, if the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in any relevant jurisdiction)), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(y) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, it may require an Officers’ Certificate and an Opinion of Counsel. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee.

(aa) The Issuer shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 7.7.

SECTION 12.10. Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the First Priority Intercreditor Agreement requiring the Issuer to designate Indebtedness for the purposes of the term “First Priority Credit Obligations,” “Future First Lien Indebtedness” or any other such designations hereunder or under the First Priority Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuer by an Officer and delivered to the Trustee, the Collateral Agent and the Senior Secured Credit Facilities Collateral Agent. For all purposes hereof and the First Priority Intercreditor Agreement, the Issuer hereby designates the Obligations pursuant to the Credit Agreement as “First Priority Credit Obligations.”

SECTION 12.11. No Impairment of the Security Interests. Except as otherwise permitted under this Indenture, the First Priority Intercreditor Agreement and the Collateral Documents, none of the Grantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes.

SECTION 12.12. Insurance. The Issuer shall maintain, and cause each of its Restricted Subsidiaries to maintain in full force and effect with insurance companies that the Issuer believes are financially sound and reputable insurance against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of the Issuer of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Issuer and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, it being understood that this Section 12.12 shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Issuer or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of Issuer so long as such action is consistent with sound business practice, or (ii) the Issuer from obtaining and owning insurance policies covering activities of its Subsidiaries.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

WESTERN DIGITAL CORPORATION

By:	/s/ Olivier Leonetti
	Name:	Olivier Leonetti
	Title:	Chief Financial Officer

HGST, Inc. WD MEDIA, LLC WESTERN DIGITAL (FREMONT), LLC WESTERN DIGITAL TECHNOLOGIES, INC as Guarantors

By:	/s/ Michael Ray

Name: Michael Ray

Title:   Secretary of HGST, Inc.

            Secretary of WD Media, LLC

            Vice President and Secretary of

              Western Digital (Fremont), LLC

            Executive Vice President, Chief

              Legal Officer and Secretary of

              Western Digital Technologies, Inc.

[Western Digital - Signature Page to Indenture (Secured)]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
	Name:	Paula Oswald
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Paula Oswald
	Name:	Paula Oswald
	Title:	Vice President

[Western Digital - Signature Page to Indenture (Secured)]

APPENDIX A

PROVISIONS RELATING TO NOTES

1. Definitions

1.1 Definitions

Capitalized terms used in this Appendix A and not otherwise defined shall have the meanings provided in this Indenture. For the purposes of this Appendix A and this Indenture as a whole, the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Definitive Note” means a certificated Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means The Depository Trust Company, its nominees and their respective successors.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“Notes” means the Issuer’s 7.375% Senior Secured Notes due 2023 issued on the Issue Date, and any Additional Notes.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.

“Purchase Agreement” means the Purchase Agreement dated March 30, 2016, among the Issuer, the Initial Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named in Schedule A thereto.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the Issue Date with respect to such Notes.

“Restricted Notes Legend” means the legend set forth in Section 2.3(e)(i) herein.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

1.2 Other Definitions

Term:	Defined in Section:
“Agent Members”	2.1	(c)
“Global Note”	2.1	(b)
“Regulation S Global Note”	2.1	(b)
“Rule 144A Global Note”	2.1	(b)

2. The Notes

2.1 Form and Dating

(a) The Notes issued on the date hereof shall be (i) offered and sold by the Issuer pursuant to the Purchase Agreement and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A, and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note or any other Note without a Restricted Notes Legend until the expiration of the Restricted Period. The Rule 144A Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee and on the schedules thereto as hereinafter provided.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 and pursuant to an order of the Issuer signed by two Officers, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Sections 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of certificated Notes.

2.2 Authentication. The Trustee shall authenticate and deliver (a) on the Issue Date, an aggregate principal amount of $1,875,000,000, 7.375% Senior Secured Notes due 2023, and (b) subject to the terms of this Indenture (including Section 4.03 hereof), any Additional Notes for an original issuance specified in the Issuer Order pursuant to Section 2.02 of this Indenture. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.13 of this Indenture, shall certify that such issuance is in compliance with Section 4.03 of this Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Note); or

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect (in the form set forth on the reverse side of the Note); or

(C) if such Definitive Notes are being transferred pursuant to an exemption from registration in reliance upon an exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Note) and (y) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) certification (in the form set forth on the reverse side of the Note) that such Definitive Note is being transferred (1) to the Issuer, (2) to the Registrar for registration in the name of a Holder, without transfer, (3) pursuant to an effective registration statement under the Securities Act, (4) to a QIB in accordance with Rule 144A, (5) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act, (6) pursuant to an exemption from registration pursuant to Rule 144 under the Securities Act, or (7) pursuant to another available exemption from registration under the Securities Act; and

(ii) written instructions directing the Trustee to make, or to direct the Registrar to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Restricted Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Regulation S Global Note.

(i) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Issuer, (2) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (5) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Note to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Restricted Period.

(ii) Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) or (iv), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE SECURITY EVIDENCED HEREBY. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OR (2) NOT A U.S. PERSON AND IS OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (k)(2)(i) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT.”

[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]”

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii) [Reserved].

(iv) [Reserved].

(v) Upon a sale or transfer after the expiration of the Restricted Period of any Note acquired pursuant to Regulation S, all requirements that such Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Note be issued in global form shall continue to apply.

(vi) [Reserved].

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or cancelled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and cancelled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute, and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.07, 3.06, 4.06, 4.08 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates, opinions and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and, in either case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such event, or (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 and whole multiples of $1,000 thereof and registered in such names as the Depositary shall direct. Any certificated Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.]

[Restricted Notes Legend]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION

EXHIBIT A-1

PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE SECURITY EVIDENCED HEREBY. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OR (2) NOT A U.S. PERSON AND IS OUTSIDE OF THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (k)(2)(i) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT.

[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

EXHIBIT A-2

No.	$

7.375% Senior Secured Note due 2023

CUSIP No.

ISIN No.

Western Digital Corporation, a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of             Dollars (as such sum may be increased or decreased as reflected on the Schedule of Increases and Decreases in Global Note attached hereto) on April 1, 2023.

Interest Payment Dates: April 1 and October 1.

Record Dates: March 15 and September 15.

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

WESTERN DIGITAL CORPORATION,

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

EXHIBIT A-3

[FORM OF REVERSE SIDE OF NOTE]

7.375% Senior Secured Note due 2023

1. Interest

Western Digital Corporation, a Delaware corporation, and its successors and assigns under the Indenture (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer shall pay interest semiannually on April 1 and October 1 of each year. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from April 13, 2016, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 15 or September 15 preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuer shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest), at the office of the Paying Agent; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), shall act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent or Registrar without notice. The Issuer or any of its domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of April 13, 2016 (the “Indenture”), among Western Digital Corporation, the Initial Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions. To the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured obligations of the Issuer. The Issuer shall be entitled, subject to its compliance with Section 4.03 and Section 4.13 of the Indenture, to issue Additional Notes pursuant to Section 2.13 of the Indenture. The Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes of the Indenture. The Indenture imposes certain limitations on the ability of the Issuer and its Restricted Subsidiaries to, among other things, incur Indebtedness, make certain Investments and other Restricted Payments, enter into consensual restrictions on the payment of certain dividends and distributions by such Restricted Subsidiaries, make Asset Dispositions, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into

EXHIBIT A-4

or permit certain transactions with Affiliates, engage in certain lines of business, create or incur Liens and enter into certain Sale/Leaseback Transactions. The Indenture also imposes limitations on the ability of the Issuer to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all its assets.

To guarantee the due and punctual payment of the principal of, and interest on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Initial Guarantors will jointly and severally guarantee the Guaranteed Obligations on a senior secured basis pursuant to the terms of the Indenture.

5. Optional Redemption

Except as set forth in the following paragraphs of this Section 5, the Notes shall not be redeemable at the option of the Issuer prior to April 1, 2019.

On or after April 1, 2019, the Issuer shall be entitled at its option on one or more occasions to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Year	Redemption Price
2019	103.688%
2020	101.844%
2021 and thereafter	100.000%

In addition, at any time prior to April 1, 2019, the Issuer may at its option on one or more occasions redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes), at a redemption price equal to 107.375% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds of one or more Qualified Equity Offerings; provided, however, that (a) after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates); and (b) each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Prior to April 1, 2019, the Issuer shall be entitled at its option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

6. Special Mandatory Redemption

If (i) the Escrow Agent and the Trustee have not received the officers’ certificate pursuant to section 5(a) of the Escrow Agreement on or before the Deadline, or (ii) prior to the Deadline, the Merger Agreement is terminated or the Issuer notifies the Trustee and the Escrow Agent in writing or otherwise announces (with written confirmation to the Escrow Agent and the Trustee) that the Merger Agreement has been or will be terminated or that the Issuer has determined that the Acquisition will not otherwise be pursued, then the Issuer shall, on the third Business Day following the Deadline, the date of such notice or such longer period as required by DTC, as applicable (the “Special Mandatory Redemption Date”), be required to redeem the Notes (the “Special Mandatory Redemption”) at a redemption price equal to 100% of the initial issue price thereof, plus accrued and unpaid interest from the Issue Date to, but excluding, the redemption date (subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date) (the “Special Mandatory Redemption Price”).

EXHIBIT A-5

Subject to the provisions of the Escrow Agreement, upon receipt of the notice of Special Mandatory Redemption, the Escrow Agent shall liquidate all of the Escrowed Property then held by it, and the Issuer shall deposit with the Trustee an additional amount in cash sufficient, together with the Escrowed Property to pay the aggregate Special Mandatory Redemption Price no later than the last Business Day prior to the Special Mandatory Redemption Date. On the Special Mandatory Redemption Date, the Escrow Agent shall pay to the Trustee for payment to each Holder the Special Mandatory Redemption Price for such Holder’s Notes. After the Deadline or the date of the notice described in Section 3.07(a), as applicable, all interest earned on the Escrowed Property, all investments thereof, and all dividends, distributions and other payments or proceeds in respect thereof, and any other Escrowed Property that is not required to be applied towards the Special Mandatory Redemption shall, after payment of any amounts owed to the Escrow Agent, the Trustee and the Collateral Agent, be paid to the Issuer upon the Issuer’s written request in accordance with the terms of the Escrow Agreement.

7. Sinking Fund

The Notes are not subject to any sinking fund.

8. Notice of Redemption

(a) Notice of any redemption pursuant to Section 5 above shall be sent electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address, except that redemption notices may be sent more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture. Notes in denominations of $2,000 or less may be redeemed in whole but not in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. If money sufficient to pay the redemption price of and accrued and unpaid interest and Applicable Premium, if any, on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

(b) Notice of the Special Mandatory Redemption pursuant to Section 6 above shall be mailed or sent electronically by the Issuer no later than the next Business Day following the Deadline or the date of the notice described in the first paragraph of Section 6 above, as applicable, to each Holder at its registered address, the Trustee and the Escrow Agent.

9. Repurchase of Notes at the Option of Holders upon Change of Control and Asset Dispositions

Upon a Change of Control, any Holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuer to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

In accordance with Sections 4.06 and 4.08 of the Indenture, the Issuer shall be required to offer to purchase Notes upon the occurrence of certain events.

EXHIBIT A-6

10. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

11. Persons Deemed Owners

Except as provided in Section 2 hereof, the registered Holder of this Note may be treated as the owner of it for all purposes.

12. Unclaimed Money

If money for the payment of principal, interest or Applicable Premium (if any) remains unclaimed for two years, the Trustee and the Paying Agent shall pay the money to the Issuer upon its written request unless an applicable abandoned property law designates another Person. After any such payment, Holders entitled to the money must look to the Issuer for payment as general creditors and the Trustee and the Paying Agent shall have no further liability with respect to such monies.

13. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, premium (if any) and interest on the Notes to redemption or maturity, as the case may be.

14. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes, the Collateral Documents, the First Priority Intercreditor Agreement and the Escrow Agreement may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any default may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer, the Guarantors, the Trustee and/or the Collateral Agent may amend or supplement the Indenture, the Notes, the Collateral Documents, the First Priority Intercreditor Agreement and the Escrow Agreement (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under the Indenture, the Notes, a Subsidiary Guarantee or a Collateral Document, as applicable, in compliance with Section 5.01 of the Indenture; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended); (iv) to add Guarantees with respect to the Notes, including any Subsidiary Guarantee, or to add additional assets as Collateral or make, complete or confirm any grant of security interest in any property or assets as additional Collateral securing the obligations under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents, including when permitted or required by the Indenture or any of the Collateral Documents or any release, termination or discharge of Collateral when permitted or required by the Indenture or any of the Collateral Documents; (v) to add to the covenants or other obligations of the Issuer or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor in the Indenture; (vi) to make any change that would provide additional rights or benefits to the holders of Notes or does not adversely affect the rights of any Holder in any material respect; (vii) to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA; (viii) to conform the text of the Indenture, the Notes, any Subsidiary Guarantee, the Collateral Documents or the First Priority Intercreditor

EXHIBIT A-7

Agreement to any provision contained in the Offering Memorandum under the heading “Description of the Secured Notes” to the extent that such provision in the “Description of the Secured Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, such Subsidiary Guarantee, such Collateral Document or the First Priority Intercreditor Agreement, as applicable; (ix) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes except as required to conform to applicable securities laws; (x) to evidence and provide for the acceptance and appointment of a successor trustee under the Indenture; (xi) to provide for the issuance of Additional Notes, in accordance with the terms of the Indenture; or (xii) to enter into or amend the First Priority Intercreditor Agreement and/or Collateral Documents (or supplement the First Priority Intercreditor Agreement and/or Collateral Documents) under circumstances provided for therein including if the Issuer or any Restricted Subsidiary Incurs Future First Lien Indebtedness. In addition, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment, supplement or waiver may modify any Collateral Document or the provisions of this Indenture dealing with the Collateral Documents or application of trust monies under the Collateral Documents, in a manner that would release all or substantially all of the Collateral other than in accordance with the Indenture, the Collateral Documents and the First Priority Intercreditor Agreement.

15. Defaults and Remedies

Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to Sections 5 or 6 of the Notes, upon acceleration or otherwise, or failure by the Issuer to redeem or purchase Notes when required; (c) failure by the Issuer or any Guarantor to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Issuer if the amount accelerated (or so unpaid) exceeds $225 million; (e) certain events of bankruptcy or insolvency with respect to the Issuer and the Significant Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $225 million; (g) certain defaults with respect to Subsidiary Guarantees; (h) any default under the Credit Agreement arising from the failure by the Issuer or the Guarantor to comply with the covenant in the Credit Agreement regarding the consummation of the Intercompany Transactions; and (i) certain events relating to the Collateral.

If an Event of Default occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30% in principal amount of the Notes by notice to the Issuer and the Trustee, may declare all of the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is not opposed to the interest of the Holders.

16. Trustee Dealings with the Issuer

Subject to certain limitations imposed by reference to the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

17.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

EXHIBIT A-8

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

20. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21. CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

22. Security

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Collateral Documents and the First Priority Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the First Priority Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the First Priority Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuer shall furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

EXHIBIT A-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

EXHIBIT A-10

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF

TRANSFER RESTRICTED NOTES

This certificate relates to $                    principal amount of Notes held in (check applicable space) book-entry or definitive form by the undersigned.

The undersigned (check one box below):

☐ has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above);

☐ has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

The undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(5)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(6)	☐	pursuant to an exemption from registration pursuant to Rule 144 under the Securities Act of 1933; or

(7)	☐	pursuant to another available exemption from registration under the Securities Act of 1933.

EXHIBIT A-11

Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:

Your Signature:
Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer and the Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

NOTICE: To be executed by an executive officer.

EXHIBIT A-12

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[ ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

EXHIBIT A-13

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.06 (Asset Disposition) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Disposition ☐             Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.06 or 4.08 of the Indenture, state the amount ($2,000 or a whole multiple of $1,000 in excess thereof):

$

Date:

Your Signature:
Sign exactly as your name appears
on the other side of this Note.

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.

EXHIBIT A-14

EXHIBIT B

[RESERVED]

EXHIBIT B-1

EXHIBIT C

[FORM OF SUPPLEMENTAL INDENTURE]

[                    ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of, among [GUARANTOR] (the “New Guarantor”), a subsidiary of Western Digital Corporation (or its successor), a Delaware corporation (the “Issuer”), [EXISTING GUARANTORS][the “Existing Guarantors”] and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee and collateral agent under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS Western Digital Corporation, a Delaware corporation (the “Issuer”) has heretofore executed and delivered to the Trustee an Indenture (the “Original Indenture”) dated as of April 13, 2016, providing for the issuance of 7.375% Senior Secured Notes due 2023 (the “Notes”);

WHEREAS Section 4.11 of the Original Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Original Indenture, the Trustee, the Issuer and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article X of the Original Indenture and to be bound by all other applicable provisions of the Original Indenture and the Notes.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture, or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

Exhibit C-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

FORM OF FIRST PRIORITY INTERCREDITOR AGREEMENT

FIRST LIEN INTERCREDITOR AGREEMENT

Among

WESTERN DIGITAL CORPORATION,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties

U.S. BANK NATIONAL ASSOCIATION,

solely in its capacity as the Notes Collateral Agent for the Secured Indenture Secured Parties

JPMORGAN CHASE BANK, N.A.,

as Bridge Collateral Agent for the Bridge Secured Parties

and

each Additional Agent from time to time party hereto

dated as of [            ], 2016

EXHIBIT D-1

FIRST LIEN INTERCREDITOR AGREEMENT dated as of [            ], 2016 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among Western Digital Corporation, a Delaware corporation (the “Company”), the other Grantors (as defined below) party hereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), U.S. Bank National Association, solely in its capacity as collateral agent for the Secured Indenture Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Bridge Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Bridge Collateral Agent”) and each Additional Agent from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Notes Collateral Agent (for itself and on behalf of the Secured Indenture Secured Parties), the Bridge Collateral Agent (for itself and on behalf of the Bridge Secured Parties) and each Additional Agent (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.10 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement, the Secured Indenture and the Bridge Credit Agreement, as applicable, with the Credit Agreement controlling in the event of discrepancies, or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Agent” means the collateral agent and the administrative agent and/or trustee (as applicable) or any other similar agent or Person under any Additional First Lien Documents, in each case, together with its successors in such capacity.

“Additional First Lien Debt Facility” means one or more credit facilities, commercial paper facilities or indentures for which the requirements of Section 5.13 of this Agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, letters of credit, notes or other borrowings, in each case, as amended, restated, supplemented or otherwise modified, Refinanced or replaced from time to time; provided that none of the Credit Agreement, the Secured Indenture or Bridge Credit Agreement shall constitute an Additional First Lien Debt Facility at any time.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Obligations, the notes, credit agreements, indentures, security documents and other operative agreements evidencing or governing such Indebtedness, and each other agreement entered into for the purpose of securing any Series of Additional First Lien Obligations.

“Additional First Lien Obligations” means, with respect to any Additional First Lien Debt Facility, (a) all principal of, and interest (including, without limitation, any interest, fees and other amounts which accrue after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional First Lien Debt Facility, (b) all other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Documents and (c) any renewals of extensions of the foregoing.

EXHIBIT D-2

“Additional First Lien Secured Party” means, with respect to any Series of Additional First Lien Obligations, the holders of such Additional First Lien Obligations, the Additional Agent with respect thereto, any trustee or agent or any other similar agent or Person therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Grantor under any related Additional First Lien Documents.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of First Lien Obligations that are Credit Agreement Obligations and (y) the Non-Applicable Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of First Lien Obligations that are Credit Agreement Obligations and (y) the Non-Applicable Authorized Representative Enforcement Date, the Major Non-Applicable Authorized Representative.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code, as amended, and any other federal, state, province or foreign law for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Company or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Bridge Credit Agreement” means that certain [Bridge Credit Agreement] dated as of [            ], 2016, as amended, restated, supplemented, increased or otherwise modified, Refinanced or replaced from time to time, among the Company, Western Digital Technologies, Inc., the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto.

“Bridge Obligations” means the “Obligations” as defined in the Bridge Credit Agreement.

“Bridge Secured Parties” means the “Secured Parties” as defined in the Bridge Credit Agreement.

“Bridge Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Bridge Security Agreements” means the “Security Agreement” and the “Cayman Share Mortgage” each as defined in the Bridge Credit Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Secured Indenture Obligations, the Notes Collateral Agent, (iii) in the case of the Bridge Obligations, the Bridge Collateral Agent, and (iv) in the case of any

EXHIBIT D-3

Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Additional Agent named for such Series in the applicable Joinder Agreement.

“Company” has the meaning assigned to such term in the preamble hereto.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Series of First Lien Secured Parties whose Collateral Agent is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Loan Agreement dated as of [            ], 2016, as amended, restated, supplemented, increased or otherwise modified, Refinanced or replaced from time to time, among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto.

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Credit Agreement Security Agreements” means the “Security Agreement” and the “Cayman Share Mortgage” each as defined in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Lien Obligations” means, with respect to any Shared Collateral, the Discharge of the applicable First Lien Obligations with respect to such Shared Collateral; provided that a Discharge of First Lien Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Obligations with additional First Lien Obligations secured by such Shared Collateral, in each case, to each other Collateral Agent as a “First Lien Obligation” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or any other similarly defined term) as defined in any Secured Credit Document.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations, (ii) the Secured Indenture Obligations, (iii) the Bridge Obligations and (iv) each Series of Additional First Lien Obligations.

EXHIBIT D-4

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties, (ii) the Secured Indenture Secured Parties, (iii) the Bridge Secured Parties and (iv) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means the Credit Agreement Security Agreements, the other Collateral Documents (as defined in the Credit Agreement), the Notes Security Agreements, the other Collateral Documents (as defined in the Secured Indenture), the Bridge Security Agreements, the other Collateral Documents (as defined in the Bridge Credit Agreement) and each other agreement entered into in favor of any Collateral Agent for the purpose of securing any Series of First Lien Obligations.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations. The Grantors existing on the date hereof are the Company and each party set forth on Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Annex II hereof required to be delivered by an Additional Agent to the Applicable Authorized Representative pursuant to Section 5.13 hereto in order to establish an additional Series of Additional First Lien Obligations and become Additional First Lien Secured Parties hereunder.

“Major Non-Applicable Authorized Representative” means, with respect to any Shared Collateral, the Collateral Agent (other than the Credit Agreement Collateral Agent) of the Series of First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First Lien Obligations (excluding the Series of Credit Agreement Obligations) with respect to such Shared Collateral, but solely to the extent that such Series of First Lien Obligations has a larger aggregate principal amount than the Series of Credit Agreement Obligations then outstanding.

EXHIBIT D-5

“Non-Applicable Authorized Representative” means, at any time with respect to any Shared Collateral, any Collateral Agent that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Applicable Authorized Representative Enforcement Date” means, with respect to any Non-Applicable Authorized Representative, the date which is 90 days (throughout which 90 day period such Non-Applicable Authorized Representative was the Major Non-Applicable Authorized Representative) after the occurrence of both (i) an Event of Default under and as defined in the Secured Credit Documents under which such Non-Applicable Authorized Representative is the Major Non-Applicable Authorized Representative and (ii) the Applicable Authorized Representative and each other Collateral Agent’s receipt of written notice from such Non-Applicable Authorized Representative certifying that (x) such Non-Applicable Authorized Representative is the Major Non-Applicable Authorized Representative and that an Event of Default under and as defined in the Secured Credit Documents under which such Non-Applicable Authorized Representative is the Collateral Agent has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Applicable Authorized Representative is the Collateral Agent are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Secured Credit Documents; provided that the Non-Applicable Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Notes Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Notes Security Agreements” means the means the “Security Agreement” as defined in the Secured Indenture and the “Cayman Share Mortgage” as defined in the Security Agreement (as defined in the Secured Indenture).

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or any other applicable law. Possessory Collateral includes, without limitation, any certificated securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter alternative financing arrangements, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

EXHIBIT D-6

“Secured Credit Document” means (i) the Credit Agreement and each other Loan Document (as defined in the Credit Agreement), (ii) the Secured Indenture, the Notes (as defined in the Secured Indenture), the Notes Security Agreements and each other Collateral Document (as defined in the Secured Indenture), (iii) the Bridge Credit Agreement and each other Loan Document (as defined in the Bridge Credit Agreement) and (iv) each Additional First Lien Document.

“Secured Indenture” means that certain Indenture dated as of [            ], 2016, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, as such Indenture may be amended, restated, supplemented, increased or otherwise modified, Refinanced or replaced.

“Secured Indenture Obligations” means the “Secured Obligations” as defined in the Notes Security Agreements.

“Secured Indenture Secured Parties” means the “Secured Parties” as defined in the Notes Security Agreements.

“Senior Class Debt” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.13.

“Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.13.

“Senior Lien” means the Liens on the Collateral in favor of the First Lien Secured Parties under the First Lien Security Documents.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Secured Indenture Secured Parties (in their capacity as such), (iii) the Bridge Secured Parties (in their capacities as such) and (iv) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Collateral Agent (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Secured Indenture Obligations, (iii) the Bridge Obligations and (iv) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Debt Facility or any related Additional First Lien Documents, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Collateral Agent (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Collateral Agents) hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

EXHIBIT D-7

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to Mortgaged Property (as defined in the Credit Agreement) which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

EXHIBIT D-8

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Applicable Authorized Representative is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Company or any other Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Collateral Agent or any First Lien Secured Party and proceeds of any such distribution or payment (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution or payment being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) on a ratable basis pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after the Discharge of all First Lien Obligations, to the Company and the other Grantors or their successors or assigns, as their interests may appear, or otherwise, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists. If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

(b) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that (i) the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority and (ii) the benefits and proceeds of the Shared Collateral shall be shared among the First Lien Secured Parties as provided herein.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) With respect to any Shared Collateral, (i) only the Applicable Authorized Representative shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) and (ii) no Non-Applicable Authorized Representative or other Non-Controlling Secured Party shall or shall instruct the Applicable Authorized Representative to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take

EXHIBIT D-9

possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral; provided that, notwithstanding the foregoing, (i) in any Bankruptcy Case, any Collateral Agent or any other First Lien Secured Party may file a proof of claim or statement of interest with respect to the First Lien Obligations owed to the First Lien Secured Parties; (ii) any Collateral Agent or any other First Lien Secured Party may take any action to preserve or protect the validity and enforceability of the Liens granted in favor of First Lien Secured Parties, provided that no such action is, or could reasonably be expected to be, (A) adverse to the Liens granted in favor of the Controlling Secured Parties or the rights of the Applicable Authorized Representative or any other Controlling Secured Parties to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement; and (iii) any Collateral Agent or any other First Lien Secured Party may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of such First Lien Secured Party, including any claims secured by the Shared Collateral, in each case, to the extent not inconsistent with the terms of this Agreement. Notwithstanding the equal priority of the Liens, the Applicable Authorized Representative may deal with the Shared Collateral as if such Applicable Authorized Representative had a senior Lien on such Collateral. No Non-Applicable Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative or Controlling Secured Party or any other exercise by the Applicable Authorized Representative or Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party or Collateral Agent with respect to any Collateral not constituting Shared Collateral.

(b) Each Collateral Agent and the First Lien Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement.

(c) Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each First Lien Secured Party agrees that (i) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Authorized Representative, (ii) it will not institute in any Bankruptcy Case or other proceeding any claim against the Applicable Authorized Representative or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (iii) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (iv) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

EXHIBIT D-10

(b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties that have a security interest in such Shared Collateral and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04 Automatic Release of Liens; Amendments to First Lien Security Documents.

(a) If, at any time the Applicable Authorized Representative forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b) Each First Lien Secured Party agrees that each Collateral Agent may enter into any amendment to any First Lien Security Document that does not violate this Agreement.

(c) Each Collateral Agent agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company or any of its Subsidiaries.

(b) If the Company and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First Lien Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral unless the Applicable Authorized Representative, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties

EXHIBIT D-11

(other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Collateral Agent that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06. Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07. Insurance. As between the First Lien Secured Parties, the Applicable Authorized Representative shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08. Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that if the Collateral Agent of the holders of any such Refinancing indebtedness (i) is not a party to this Agreement, such Collateral Agent shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness and (ii) is a party to this Agreement, the Company will notify the Applicable Authorized Representative that such Refinancing transaction has occurred.

EXHIBIT D-12

SECTION 2.09. Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Applicable Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Shared Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and agent for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time after the Discharge of the First Lien Obligations of the Series for which the Applicable Authorized Representative is acting, the Applicable Authorized Representative shall (at the sole cost and expense of the Company), promptly deliver all Possessory Collateral to the Applicable Authorized Representative (after giving effect to the Discharge of such First Lien Obligations) together with any necessary endorsements reasonably requested by the Applicable Authorized Representative (or make such other arrangements as shall be reasonably requested by the Applicable Authorized Representative to allow the Applicable Authorized Representative to obtain control of such Possessory Collateral). Pending delivery to the Applicable Authorized Representative, each other Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee and agent for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Applicable Authorized Representative and each other Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee and agent for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01. Determinations with Respect to Amounts of Liens and Obligations. Whenever any Collateral Agent shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Collateral Agent and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if any Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Applicable Authorized Representative

SECTION 4.01. Appointment and Authority.

(a) Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Applicable Authorized Representative to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Applicable Authorized

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Representative and any co-agents, sub-agents and attorneys-in-fact appointed by the Applicable Authorized Representative pursuant to the applicable Secured Credit Documents for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder, shall be entitled to the benefits of all provisions of this Article IV, Article 9 of the Credit Agreement, Article 9 of the Bridge Credit Agreement, Articles VII and XII of the Secured Indenture and the equivalent provision of any Additional First Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” named therein) as if set forth in full herein with respect thereto. Without limiting the foregoing, each of the First Lien Secured Parties, and each Collateral Agent, hereby agrees to provide such cooperation and assistance as may be reasonably requested by the Applicable Authorized Representative, at the Company’s sole cost and expense, to facilitate and effect actions taken or intended to be taken by the Applicable Authorized Representative pursuant to this Article IV, such cooperation to include execution and delivery of notices, instruments and other documents as are reasonably deemed necessary by the Applicable Authorized Representative to effect such actions (including in connection with the release of any Lien or guarantee in accordance with Section 9.12 of the Credit Agreement, Sections 10.6, 12.3 and 12.8 of the Secured Indenture, Section 9.12 of the Bridge Credit Agreement or any other applicable provision of any Secured Credit Document), and joining in any action, motion or proceeding initiated by the Applicable Authorized Representative for such purposes.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of their Credit Agreement Obligations, Secured Indenture Obligations, Bridge Obligations or Additional First Lien Obligations, as applicable. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative or the Collateral Agent for any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions that do not violate this Agreement which any Collateral Agent or any First Lien Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Collateral Agent or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, any Grantor or any of its Subsidiaries, as debtor-in-possession.

EXHIBIT D-14

SECTION 4.02. Rights as a First Lien Secured Party.

The Person serving as the Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a First Lien Secured Party under any Series of First Lien Obligations that it holds as any other First Lien Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative and the term “First Lien Secured Party” or “First Lien Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties,” “Secured Indenture Secured Party,” “Secured Indenture Secured Parties,” “Bridge Secured Party,” “Bridge Secured Parties,” “Additional First Lien Secured Party” or “Additional First Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Grantors or any Subsidiary or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other First Lien Secured Party.

SECTION 4.03. Exculpatory Provisions. The Applicable Authorized Representative shall not have any duties or obligations to any other Non-Applicable Authorized Representative or Non-Controlling Secured Parties except those expressly set forth herein. Without limiting the generality of the foregoing, the Applicable Authorized Representative:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to this Agreement or applicable law;

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate of an authorized officer of the Company stating that such action is permitted by the terms of this Agreement. The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of First Lien Obligations unless and until notice describing such Event of Default and referencing the applicable agreement is given to the Applicable Authorized Representative;

(v) shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Security Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (5) the value or the sufficiency of any Collateral for any Series of First Lien Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative; and

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(vi) need not segregate money held hereunder from other funds except to the extent required by law. The Applicable Authorized Representative shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

SECTION 4.04. Collateral and Guaranty Matters. Each of the First Lien Secured Parties irrevocably authorizes the applicable Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any First Lien Security Document and any Guaranty of any Guarantor (in connection with the sale or disposition of all the Equity Interests of such Guarantor), in each case in accordance with Section 2.04 or upon receipt of a written request from the Company stating that the release of such Lien or Guaranty, as applicable, is permitted by the terms of the applicable Secured Credit Document.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All notices and other communications provided for herein (including, but not limited to, all the directions and instructions to be provided to the Applicable Authorized Representative herein by the First Lien Secured Parties) shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Company or any other Grantor, to the Company, at its address at: 3355 Michelson Drive, Suite 100 Irvine, California 92612, Attention: [            ];

(b) if to the Credit Agreement Collateral Agent, to it at JPMorgan Chase Bank, N.A., [            ], Attn: [            ];

(c) if to the Notes Collateral Agent, to it at U.S. Bank National Association Global Corporate Trust Services, 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071, Attention: P. Oswald (Western Digital Secured Notes); and

(d) if to the Bridge Collateral Agent, to it at JPMorgan Chase Bank, N.A., [            ], Attn: [            ];

(e) if to any other Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among the Applicable Authorized Representative and each other Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

EXHIBIT D-16

SECTION 5.02. Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Collateral Agent. The Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights or obligations are adversely affected (in which case the Company shall have the right to consent to or approve any such amendment, modification or waiver).

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Additional Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 of this Agreement and upon such execution and delivery, such Additional Agent and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Additional Agent is acting shall be subject to the terms hereof.

(d) Notwithstanding the foregoing, without the consent of any other Collateral Agent or First Lien Secured Party, the Applicable Authorized Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations in compliance with the Credit Agreement, the Secured Indenture, the Bridge Credit Agreement and any Additional First Lien Documents.

SECTION 5.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

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SECTION 5.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Credit Agreement Collateral Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Notes Collateral Agent represents and warrants that this Agreement is binding upon the Secured Indenture Secured Parties. The Bridge Collateral Agent represents and warrants that this Agreement is binding upon the Bridge Secured Parties. This Agreement is the “First Priority Intercreditor Agreement” under and as defined in the Secured Indenture.

SECTION 5.08. Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of any New York state court sitting in New York City in the borough of Manhattan, of the United States District Court for the Southern District of New York, and of appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Collateral Agent) at the address referred to in 5.01;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

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(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10. Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other First Lien Security Documents or Additional First Lien Documents, the provisions of this Agreement shall control.

SECTION 5.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (proved that nothing in this Agreement (other than Section 2.04, 2.05, 2.09, 4.01, 4.04, 5.02, 5.07 or 5.14) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Additional First Lien Documents), and none of the Company or any other Grantor may rely on the terms hereof (other than Section 2.04, 2.05, 2.09, 4.01, 4.04, 5.02, 5.07 or 5.14).

SECTION 5.13. Payment of Obligations. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.14. Additional First Lien Obligations. To the extent, but only to the extent permitted by the provisions of the Credit Agreement, the Secured Indenture, the Bridge Credit Agreement and the Additional First Lien Documents, the Company or its Restricted Subsidiaries may incur Additional First Lien Obligations. Any such additional class or series of Additional First Lien Obligations (the “Senior Class Debt”) may be secured by a Lien and may be guaranteed by the Grantors on a pari passu basis, in each case under and pursuant to the Additional First Lien Documents, if and subject to the condition that the Collateral Agent of any such Senior Class Debt (each, a “Senior Class Debt Representative”), acting on behalf of the holders of such Senior Class Debt (such Collateral Agent and holders in respect of any Senior Class Debt being referred to as the “Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for a Senior Class Debt Representative to become a party to this Agreement,

(i) such Senior Class Debt Representative, the Applicable Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by the Applicable Authorized Representative and such Senior Class Debt Representative) pursuant to which such Senior Class Debt Representative becomes a Collateral Agent and Additional Agent hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Collateral Agent and the related Senior Class Debt Parties become subject hereto and bound hereby;

(ii) the Company shall have delivered to the Applicable Authorized Representative true and complete copies of each of the Additional First Lien Documents relating to such Senior Class Debt, certified as being true and correct by a Responsible Officer of the Company;

EXHIBIT D-19

(iii) the Company shall have delivered to the Applicable Authorized Representative an Officer’s Certificate stating that such Additional First Lien Obligations are permitted by each applicable Secured Credit Document to be incurred, or to the extent a consent is otherwise required to permit the incurrence of such Additional First Lien Obligations under any Secured Credit Document, each Grantor has obtained the requisite consent; and

(iv) the Additional First Lien Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Applicable Authorized Representative, that each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the entire agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.16 [Reserved].

SECTION 5.17 Information Concerning Financial Condition of the Company and the other Grantors. In accordance with their respective First Lien Obligations Documents, the Applicable Authorized Representative, the other Collateral Agents and the Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the other Grantors and all endorsers or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations; provided that nothing in this Section 5.17 shall impose a duty on the Notes Collateral Agent or the “Trustee” (as defined in the Indenture) to inform itself or investigate the financial condition of the Company or other Grantors beyond that which may be required under the Secured Indenture. The Applicable Authorized Representative, the other Collateral Agents and the Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Applicable Authorized Representative, any other Collateral Agent or any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and Applicable Authorized Representative, the other Collateral Agents and the Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 5.18. [Reserved.]

SECTION 5.19. Further Assurances. Each Collateral Agent, on behalf of itself and each First Lien Secured Party under the applicable Credit Agreement, Secured Indenture, Bridge Credit Agreement or Additional First Lien Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

EXHIBIT D-20

SECTION 5.20. Credit Agreement Collateral Agent, Notes Collateral Agent and Bridge Collateral Agent. It is understood and agreed that (a) the Credit Agreement Collateral Agent is entering into this Agreement in its capacity as administrative agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to it as administrative agent thereunder shall also apply to it as Applicable Authorized Representative hereunder, (b) the Notes Collateral Agent is entering into this Agreement in its capacity as Collateral Agent under the Secured Indenture and as Notes Collateral Agent under the Notes Security Agreements and the provisions of the Secured Indenture and the Notes Security Agreements granting or extending any rights, protections, privileges, indemnities and immunities to the Collateral Agent or Notes Collateral Agent thereunder shall also apply to the Notes Collateral Agent hereunder and (c) the Bridge Collateral Agent is entering into this Agreement in its capacity as administrative agent under the Bridge Credit Agreement and the provisions of Article 9 of the Bridge Credit Agreement applicable to it as administrative agent thereunder shall also apply to the Bridge Collateral Agent hereunder.

For the avoidance of doubt, the parties hereto acknowledge that in no event shall the Credit Agreement Collateral Agent, Notes Collateral Agent or Bridge Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether any such party has been advised of the likelihood of such loss or damage and regardless of the form of action.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A.,
as Credit Agreement Collateral Agent and Applicable Authorized Representative

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, solely in its capacity as Notes Collateral Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Bridge Agreement Collateral Agent

By:
Name:
Title:

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

WESTERN DIGITAL TECHNOLOGIES, INC.

By:
Name:
Title:

HGST, INC.,

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By:
Name:
Title:

WD MEDIA, LLC,

By:
Name:
Title:

WESTERN DIGITAL (FREMONT), LLC,

By:
Name:
Title:

EXHIBIT D-23

ANNEX I

Grantors

Western Digital Corporation

HGST, Inc.

WD Media, LLC

Western Digital (Fremont), LLC

Western Digital Technologies, Inc.

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ANNEX II

[FORM OF] JOINDER NO. [ ] dated as of [            ], 20[ ] to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [            ], 2016 (the “First Lien Intercreditor Agreement”), among Western Digital Corporation, a Delaware corporation (the “Company”), the other Grantors party hereto, JPMorgan Chase Bank, N.A., as collateral agent for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), U.S. Bank National Association, solely in its capacity as collateral agent for the Secured Indenture Secured Parties (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”), JPMorgan Chase Bank, N.A., as collateral agent for the Bridge Secured Parties (in such capacity and together with its successors in such capacity, the “Bridge Collateral Agent”) and each Additional Agent from time to time party hereto for the Additional First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Company or its Restricted Subsidiaries to incur Additional First Lien Obligations and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First Lien Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Collateral Agent under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.13 of the First Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Collateral Agent under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, upon the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.13 of the First Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Collateral Agent”) is executing this Joinder in accordance with the requirements of the First Lien Intercreditor Agreement.

Accordingly, the Applicable Authorized Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.13 of the First Lien Intercreditor Agreement, the New Collateral Agent by its signature below becomes a Collateral Agent and Additional Agent under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Collateral Agent had originally been named therein as a Collateral Agent, and the New Collateral Agent, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Collateral Agent and to the Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to a “Collateral Agent” or an “Additional Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Collateral Agent represents and warrants to the Applicable Authorized Representative and the other First Lien Secured Parties that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in

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accordance with the terms of such Agreement and (iii) the Additional First Lien Documents relating to such Senior Class Debt provide that, upon the New Collateral Agent’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Collateral Agent shall have received a counterpart of this Joinder that bears the signature of the New Collateral Agent. Delivery of an executed signature page to this Joinder by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Company agrees to reimburse the Applicable Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel for the Applicable Authorized Representative.

SECTION 9. The New Collateral Agent is joining the First Lien Intercreditor Agreement in its capacity as collateral agent under the applicable Additional First Lien Documents governing such Additional First Lien Obligations and the provisions of such documents granting or extending any rights, protections, privileges, indemnities and immunities to the New Collateral Agent thereunder shall also apply to the New Collateral Agent under the First Lien Intercreditor Agreement.

EXHIBIT D-26

IN WITNESS WHEREOF, the New Collateral Agent and the Applicable Authorized Representative have duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW COLLATERAL AGENT], as
[ ] for the holders of
[ ],

By:
Name:
Title:

EXHIBIT D-27

Address for notices:

attention of:

Telecopy:

EXHIBIT D-28

Acknowledged by:

[ ], as Applicable Authorized Representative

By:
Name:
Title:

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

EXHIBIT D-29

Schedule I to the

Joinder to the

First Lien Intercreditor Agreement

Grantors

[            ]

EXHIBIT D-30

EXHIBIT E

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is dated as of [            ], 2016, by and among Western Digital Corporation, a Delaware corporation (the “Issuer”), and the other parties who have executed this Security Agreement (the Issuer, such other parties and any other parties who execute and deliver to the Collateral Agent an agreement substantially in the form attached hereto as Schedule A, being hereinafter referred to collectively as the “Debtors” and individually as a “Debtor”), each with its mailing address as set forth in Section 14(b) below, and U.S. Bank National Association (“U.S. Bank”), with its mailing address as set forth in Section 14(b) below, solely in its capacity as collateral agent under the Indenture (as defined below) and hereunder for the Secured Parties hereinafter identified and defined (U.S. Bank acting as such collateral agent and any successor or successors to U.S. Bank acting in such capacity being hereinafter referred to as the “Collateral Agent”).

PRELIMINARY STATEMENTS

Reference is made to the Indenture, dated as of April 13, 2016 (as extended, renewed, amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture” which term shall also include and refer to any additional issuance of notes under the Indenture), among the Issuer, the guarantors from time to time party thereto and U.S. Bank, as the trustee (in such capacity, and together with its successors and permitted assigns, the “Trustee”) and the Collateral Agent, pursuant to which the Issuer has issued $1,875,000,000 7.375% Senior Secured Notes due 2023 (together with any Additional Notes issued under the Indenture, the “Notes”). As a condition to the closing of the transactions contemplated by the Indenture, the Secured Parties have required, among other things, that each Debtor enter into this Agreement and grant to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in the personal property and fixtures of such Debtor described herein subject to the terms and conditions hereof.

NOW, THEREFORE, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Terms defined in Indenture. Except as otherwise provided in Section 2 below, all capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Indenture. The term “Debtor” and “Debtors” as used herein shall mean and include the Debtors collectively and also each individually, with all representations, warranties, and covenants of and by the Debtors, or any of them, herein contained to constitute joint and several representations, warranties, and covenants of and by the Debtors; provided, however, that unless the context in which the same is used shall otherwise require, any grant, representation, warranty or covenant contained herein related to the Collateral shall be made by each Debtor only with respect to the Collateral owned by it or represented by such Debtor as owned by it.

As used herein:

“Agreement” means this Security Agreement.

“Cayman Share Mortgage” means the Cayman Islands law governed equitable share mortgage in respect of shares of Western Digital International Ltd. dated as of the Escrow Release Date between Western Digital Technologies, Inc. and the Collateral Agent.

“Collateral” has the meaning assigned to such term in Section 2 of this Agreement.

EXHIBIT E-1

“Collateral Agent” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Copyrights” shall mean, collectively, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) renewals, supplements and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Debtors” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Default Rate” has the meaning assigned to such term in Section 4(b)(xi) of this Agreement.

“Depositary Bank” has the meaning assigned to such term in Section 6(d) of this Agreement.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“Excluded Equity Interests” means (a) any capital stock or other Equity Interests of any Person with respect to which the cost or other consequences (including any adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Holders of the Notes therefrom as determined by the Senior Secured Credit Facilities Collateral Agent and the Issuer in a writing delivered to the Collateral Agent, (b) solely in the case of any pledge of voting Equity Interests of any CFC Holdco or any First-Tier Foreign Subsidiary that is a CFC, any voting Equity Interests in excess of 65.00% of the outstanding voting Equity Interests of such entity, (c) any Equity Interests to the extent the pledge thereof would be prohibited by (i) any applicable law or would require governmental consent, approval, license or authorization (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law) or (ii) contractual obligation binding on such Equity Interests on the Issue Date (with respect to the Issuer or any of its Subsidiaries as of the Issue Date) or the Escrow Release Date (with respect to SanDisk Corporation or any of its Subsidiaries) or if later, at the time of the acquisition of such Equity Interests and not incurred in contemplation of such acquisition (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law), (d) margin stock or any interest in partnerships, joint ventures and non-wholly-owned Subsidiaries which cannot be pledged without the consent of or a pledge of which is restricted by (including as a result of a right of first refusal, call option or a similar right or a requirement to give notice that will trigger such right of first refusal, call option or a similar right) one or more third parties other than the Issuer or any of its Subsidiaries (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), and (e) the Equity Interests of any (i) Immaterial Subsidiary (except to the extent the security interest in such Equity Interest may be perfected by the filing of a Form UCC-1 (or similar) financing statement), (ii) Unrestricted Subsidiary, (iii) Captive Insurance Subsidiary, (iv) not-for-profit subsidiary, (v) Receivables Financing Subsidiary, (vi) Subsidiary that is an Excluded Subsidiary

EXHIBIT E-2

described in clauses (e), (f), (g) and (h) of the definition of Excluded Subsidiary, (vii) Subsidiary of a Foreign Subsidiary that is a CFC and (viii) entity that is disregarded as an entity separate from its owner (within the meaning of U.S. Treasury Regulation 301.7701-3(a)) and owns a Subsidiary that is a CFC, so long as such disregarded entity is a Guarantor and has provided a security interest in its assets pursuant to and to the extent provided herein and the other Collateral Documents (unless such Equity Interests constitute collateral securing obligations under the Credit Agreement).

“Excluded Property” means (a) any Excluded Equity Interests, (b) any property to the extent that the grant of a Lien thereon or perfection of a security interest therein (i) is prohibited by applicable law or contractual obligation, binding on such assets on the Escrow Release Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law), (ii) requires the consent, approval, license or authorization of any governmental authority pursuant to such applicable law or any third party pursuant to any contract between the Issuer or any Subsidiary and such third party binding on such assets on the Escrow Release Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) or (iii) other than with respect to the Equity Interests of the Issuer or any Guarantors, would trigger a termination event pursuant to any “change of control” or similar provision binding on such assets on the Escrow Release Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) (in each case of clauses (i), (ii) and (iii) of this clause (b), after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (c) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a Lien thereon would impair the validity or enforceability of such intent-to-use trademark applications under applicable United States federal law, (d) all vehicles and other assets subject to certificates of title, (e) property that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation permitted to be incurred pursuant to the Indenture, if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such property, (f) commercial tort claims with a value (as reasonably estimated by the Issuer) of less than $30 million, (g) (i) any leasehold real property, (ii) any fee-owned real property having an individual fair market value not exceeding $30 million (as reasonably determined by the Issuer in good faith and without requirement of delivery of an appraisal or other third-party valuation), (iii) any fee owned real property wherein a portion of said fee owned real property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area, and (iv) any real property located outside of the United States, (h) any letter of credit rights that cannot be perfected by a UCC filing and (i) any direct proceeds, substitutions or replacements of any of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise constitute Excluded Property; provided, however, that no Intercompany Notes shall constitute Excluded Property.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law, rule or regulation or by any contractual obligation existing on the Escrow Release Date (or, if later, the date of the acquisition of such Restricted Subsidiary and not incurred in contemplation of such acquisition) from guaranteeing or providing collateral for the Obligations (only to the extent such prohibition is applicable and not rendered ineffective) or would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee, (b) any Foreign Subsidiary, (c) any CFC Holdco or any Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Subsidiary that is not a Material Subsidiary, (e) any Receivables Financing Subsidiary, (f) any Captive Insurance Subsidiary, (g) any not-for-profit subsidiary, (h) any Subsidiary that is not a Wholly-Owned Subsidiary, and (i) any other Subsidiary with respect to which the cost or other consequences (including any adverse tax consequences) of providing Collateral or guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Senior Secured Credit Facilities Collateral Agent and the Issuer.

EXHIBIT E-3

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary, the equity interests of which are directly owned by the Issuer or a Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary.

“Immaterial Subsidiary” means a Subsidiary of the Issuer that constitutes an “Immaterial Subsidiary” under the Credit Agreement as in effect on the date hereof.

“Indenture” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Intellectual Property” shall mean, collectively, the intellectual or intangible property rights in the Patents, Trademarks, Copyrights, and Technology.

“Intellectual Property Collateral” shall mean, collectively, the intellectual or intangible property rights in the Patents, Trademarks, Copyrights, Technology and Licenses, in each case, now or hereafter, owned, filed, acquired, or assigned to each Debtor, or to which a Debtor is made party to.

“Intercompany Notes” shall mean, with respect to each Debtor, all intercompany notes described in Schedule 5(b) to the Perfection Certificate, the Global Intercompany Note (as defined in the Purchase Agreement) and intercompany notes hereafter acquired by such Debtor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Issuer” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Licenses” shall mean, collectively, with respect to each Debtor, all license, sublicense and distribution agreements with, and covenants not to sue, any other party with respect to any Intellectual Property, whether such Debtor is a licensor or licensee, sublicensor or sublicensee, distributor or distributee under any such agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or violations thereof and (iii) rights to sue for past, present and future infringements, breaches or violations thereof.

“Material Adverse Effect” means (a) a material adverse effect upon the business, assets, financial condition or results of operations, in each case, of the Issuer and its Restricted Subsidiaries taken as a whole, or (b) a material adverse effect upon the rights and remedies, taken as a whole, of the Collateral Agent or the other Secured Parties under any of the Notes Documents.

“Material Subsidiary” means a Subsidiary of the Issuer that constitutes a “Material Subsidiary” under the Credit Agreement as in effect on the date hereof.

“Notes” has the meaning assigned to such term in the preliminary statements of this Agreement.

EXHIBIT E-4

“Patents” shall mean, collectively, all patents and all patent applications (whether issued, allowed or filed in the United States or any other country or any trans-national patent registry), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, reexaminations, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” means the perfection certificate dated as of the Escrow Release Date executed by the Issuer and the Guarantors, in form and substance reasonably satisfactory to the Senior Secured Credit Facilities Collateral Agent.

“Secured Obligations” has the meaning assigned to such term in Section 3 of this Agreement.

“Secured Parties” means the Collateral Agent, the Trustee, the Holders and any other holders of Secured Obligations.

“Senior Secured Credit Facilities Security Agreement” means that certain Security Agreement dated as of [            ], 2016 by and among the initial Debtors party thereto and the Senior Secured Credit Facilities Collateral Agent (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Technology” shall mean, collectively, all trade secrets, know how, technology (whether patented or not), rights in Software (including source code and object code), rights in data and databases, rights in Internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (i) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future misappropriations or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future misappropriations or violations thereof.

“Termination Date” means the date on which the Notes and the other Obligations under the Indenture shall have been (i) paid in full (other than with respect to contingent indemnification obligations for which no claim has been made) or (ii) defeased pursuant to Section 8.02 of the Indenture.

“Trademarks” shall mean, collectively, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, trade names and other identifiers of source or goodwill, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether applied for or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

EXHIBIT E-5

“Trustee” has the meaning assigned to such term in the preliminary statements of this Agreement.

Section 2. Grant of Security Interest in the Collateral. As collateral security for the Secured Obligations defined below, each Debtor hereby grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and acknowledges and agrees that the Collateral Agent has and shall continue to have until the Termination Date for the benefit of the Secured Parties a continuing lien on and security interest in, and right of set-off against, all right, title, and interest of such Debtor, whether now owned or existing or hereafter created, acquired or arising, in and to all of the following:

(a) Accounts;

(b) Chattel Paper;

(c) Instruments (including Promissory Notes and Intercompany Notes);

(d) Documents;

(e) General Intangibles (including Payment Intangibles and Intellectual Property Collateral);

(f) Letter-of-Credit Rights;

(g) Supporting Obligations;

(h) Deposit Accounts;

(i) Investment Property (including certificated and uncertificated Securities, Securities Accounts, Security Entitlements, Commodity Accounts, and Commodity Contracts);

(j) Inventory;

(k) Equipment (including all software, whether or not the same constitutes embedded software, used in the operation thereof);

(l) Fixtures;

(m) Commercial Tort Claims (as described on Schedule 7 to the Perfection Certificate or on one or more supplements to the Perfection Certificate);

(n) Goods;

(o) Personal property, and interests in personal property of such Debtor of any kind or description now held by any Secured Party or at any time hereafter transferred or delivered to, or coming into the possession, custody or control of, any Secured Party, or any agent or affiliate of any Secured Party, whether expressly as collateral security or for any other purpose (whether for safekeeping, custody, collection or otherwise), and all dividends and distributions on or other rights in connection with any such property;

EXHIBIT E-6

(p) Supporting evidence and documents relating to any of the above-described property, including, without limitation, computer programs, disks, tapes and related electronic data processing media, written applications, credit information, account cards, payment records, correspondence, delivery and installation certificates, invoice copies, delivery receipts, notes and other evidences of indebtedness, insurance certificates and the like, together with all books of account, ledgers, and cabinets in which the same are reflected or maintained;

(q) Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and

(r) Proceeds and products of the foregoing, and all insurance of the foregoing and proceeds thereof;

all of the foregoing being herein sometimes referred to as the “Collateral”. Notwithstanding the foregoing, the security interest shall not extend to, and the term “Collateral” (and any component definition thereof) shall not include, any Excluded Property. All terms which are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide. For purposes of this Agreement, the term “Receivables” means all rights to the payment of a monetary obligation, whether or not earned by performance, and whether evidenced by an Account, Chattel Paper, Instrument, General Intangible, or otherwise.

Section 3. Secured Obligations. This Agreement is made and given to secure, and shall secure, the prompt payment and performance of (a) any and all indebtedness, obligations, and liabilities of the Debtors, and of any of them individually, to the Secured Parties, and to any of them individually, under or in connection with or evidenced by the Indenture or any other Notes Documents, including, without limitation, all obligations evidenced by the Notes heretofore or hereafter issued under the Indenture, and all obligations of the Debtors, and of any of them individually, arising under their respective Subsidiary Guarantees, in each case whether now existing or hereafter arising (and whether arising before or after the filing of a petition in bankruptcy and including all interest, fees and other amounts accrued after the petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired and (b) any and all fees and reasonable and documented out-of-pocket expenses and charges, including, without limitation, all reasonable attorney’s fees and other expenses of litigation or preparation therefor (but under no circumstances shall the Debtors be obligated to pay for more than one firm of outside counsel to each of the Collateral Agent, the Trustee and the Holders except, if reasonably necessary, one local counsel and one regulatory counsel in any relevant material jurisdiction, to each of the Collateral Agent, the Trustee and the Holders, taken as a whole, as the case may be, and, solely in the case of a conflict of interest, one additional counsel to each of the affected persons similarly situated, taken as a whole) suffered or incurred by the Secured Parties, and any of them individually, in collecting or enforcing any of such indebtedness, obligations, and liabilities or in realizing on or protecting or preserving any security therefor, including, without limitation, the lien and security interest granted hereby (all of the indebtedness, obligations, liabilities, expenses, and charges described above being hereinafter referred to as the “Secured Obligations”).

Section 4. Covenants, Agreements, Representations and Warranties. (a) Each Debtor hereby represents and warrants to the Secured Parties that:

(i) Each Debtor is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization. Each Debtor is the sole and lawful owner of its Collateral, and has full right, power, and authority to enter into this Agreement and to perform each and all of the matters and things herein provided for.

EXHIBIT E-7

(ii) As of the Escrow Release Date, each Debtor’s respective sole place of business or chief executive office, as applicable, is at the address listed on Schedule 1(a) to the Perfection Certificate opposite such Debtor’s name.

(iii) As of the Escrow Release Date, each Debtor’s legal name and jurisdiction of organization are correctly set forth on Schedule 1(a) to the Perfection Certificate. As of the Escrow Release Date, no Debtor has transacted business at any time since February 1, 2011, and does not currently transact business, under any other legal names other than the prior legal names set forth on Schedule 1(b) to the Perfection Certificate or the other names set forth on Schedule 1(c) to the Perfection Certificate.

(iv) As of the Escrow Release Date, Schedule 6 to the Perfection Certificate contains a true, complete, and current listing of all material patents, trademarks and copyrights owned by each of the Debtors as of the date hereof that are registered or the subject of a pending application with any United States federal governmental authority, and exclusive licenses of copyrights to which a Debtor is a party, other than to the extent the same constitutes Excluded Property. As of the date thirty (30) days after the Escrow Release Date (or fifteen (15) days for copyrights), the supplement to Schedule 6 to the Perfection Certificate to be provided by the Issuer will contain any other patents, trademarks or copyrights owned by each of the Debtors as of the date hereof that are registered or the subject of a pending application with any United States federal governmental authority, and exclusive licenses of copyrights to which a Debtor is a party, other than to the extent the same constitutes Excluded Property and other than any patent, trademark or copyright where the Issuer has filed or caused to be filed an applicable Intellectual Property Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office promptly after the Senior Secured Credit Facilities Collateral Agent provides the Issuer with written notice identifying such patent, trademark or copyright with respect to the corresponding requirement under the Senior Secured Credit Facilities Security Agreement or the Credit Agreement or the Issuer provides the Collateral Agent or the Senior Secured Credit Facilities Collateral Agent with written notice identifying such patent, trademark or copyright.

(v) As of the Escrow Release Date, Schedule 7 to the Perfection Certificate contains a true and correct list of all Commercial Tort Claims (i) with a projected value (as reasonably estimated by the Issuer) in excess of $30.0 million individually held by the Debtors as of the date hereof and (ii) for which a complaint has been filed in a court of competent jurisdiction.

(b)	Each Debtor hereby covenants and agrees with the Secured Parties that:

(i) Each Debtor shall provide the Collateral Agent written notice of a change of the location of such Debtor’s chief executive office within sixty (60) days of such change or such longer period as the Collateral Agent may agree.

(ii) Upon any change to the legal name or jurisdiction of organization of any Debtor the applicable Debtor shall provide written notice thereof to the Collateral Agent within sixty (60) days after the occurrence thereof or such longer period as the Collateral Agent may agree. Each Debtor agrees promptly (and, in any event, within sixty (60) days) following any change referred to in clause (i) or (ii) above, to take all action necessary to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, and to provide the Collateral Agent with certified organizational documents reflecting any such changes, if applicable.

EXHIBIT E-8

(iii) Each Debtor shall take all commercially reasonable actions necessary to defend the Collateral against any claims and demands of all persons at any time claiming the same or any interest in the Collateral other than a Permitted Lien adverse to any of the Secured Parties.

(iv) [Reserved].

(v) All insurance disclosed on Schedule 8 to the Perfection Certificate, to the extent available on commercially reasonable terms, shall be endorsed or otherwise amended to include a loss payable or mortgagee endorsement (as applicable) to the Collateral Agent and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Collateral Agent. Each Debtor hereby authorizes the Collateral Agent, at the Collateral Agent’s option, to adjust, compromise, and settle any losses in respect of any Collateral under any insurance afforded at any time after the occurrence and during the continuation of any Event of Default, and such Debtor does hereby irrevocably (until the Termination Date) constitute the Collateral Agent, its officers, agents, and attorneys, as such Debtor’s attorneys-in-fact, with full power and authority after the occurrence and during the continuation of any Event of Default to effect such adjustment, compromise, and/or settlement and to endorse any drafts drawn by an insurer of the Collateral or any part thereof and to do everything necessary to carry out such purposes and to receive and receipt for any unearned premiums due under policies of such insurance.

(vi) At any time after and during the continuance of any Event of Default, if any Collateral with a value in excess of $1,000,000 is in the possession or control of any agents or processors of a Debtor and the Collateral Agent so requests , such Debtor agrees to notify such agents or processors in writing of the Collateral Agent’s lien or as the Senior Secured Credit Facilities Collateral Agent may request pursuant to the terms of the Senior Secured Credit Facilities Security Agreement or the Credit Agreement, and security interest therein and instruct them to hold all such Collateral for the Collateral Agent’s account and subject to the Collateral Agent’s instructions.

(vii) At any time after and during the continuation of any Event of Default, each Debtor agrees from time to time to deliver to the Collateral Agent such evidence of the existence, identity, and location of its Collateral and of its availability as collateral security pursuant hereto (including, without limitation, schedules describing all Receivables created or acquired by such Debtor, copies of customer invoices or the equivalent and original receipts for all services rendered by it), in each case as the Collateral Agent may reasonably request or, as the Senior Secured Credit Facilities Collateral Agent may request pursuant to the terms of the Senior Secured Credit Facilities Security Agreement or the Credit Agreement. At any time after and during the continuation of any Event of Default, the Collateral Agent shall have the right to verify all or any part of the Collateral in any manner, and through any medium, which the Collateral Agent considers appropriate and reasonable, and each Debtor agrees to furnish all reasonable assistance and information, and perform any reasonable acts, which the Collateral Agent may reasonably require in connection herewith.

(viii) Upon any new registration, or application for registration, for any Intellectual Property rights, and exclusive licenses of copyrights, constituting Collateral granted to or filed or acquired by any Debtor after the Escrow Release Date (including any Intellectual Property that is no longer included as Excluded Property) (collectively, “New IP”), the Debtor shall, on or prior to the later to occur of (i) thirty (30) days for copyrights and sixty (60) days for all other Intellectual Property following such grant, filing or acquisition and (ii) the date of the next required delivery of the quarterly financial statements pursuant to Section 4.02 of the Indenture

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following the date of such grant, filing or acquisition (or such longer period as to which the Senior Secured Credit Facilities Collateral Agent may consent with respect to the corresponding requirement under the Senior Secured Credit Facilities Security Agreement), submit to the Collateral Agent a supplement to Schedule 6 to the Perfection Certificate to reflect such additional rights, and execute the applicable Intellectual Property Security Agreement and deliver such Intellectual Property Security Agreement to the Collateral Agent, and shall promptly file such Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable.

(ix) If any Debtor shall at any time hold or acquire a Commercial Tort Claim with a projected value (as reasonably estimated by the Issuer) equal to or in excess of $30.0 million individually for which a complaint has been filed in a court of competent jurisdiction and that is required to be pledged hereunder, the Debtor shall, on or prior to the later to occur of (i) sixty (60) days following such acquisition and (ii) the date of the next required delivery of the quarterly financial statements pursuant to Section 4.02 of the Indenture following the date of such acquisition (or such longer period as to which the Senior Secured Credit Facilities Collateral Agent may consent with respect to the corresponding requirement under the Senior Secured Credit Facilities Security Agreement), execute and deliver to the Collateral Agent a supplement to Schedule 7 to the Perfection Certificate in such form reasonably acceptable to the Collateral Agent and the provisions of Section 2 of this Agreement shall apply to such Commercial Tort Claim (provided any Debtor’s failure to do so shall not impair the Collateral Agent’s security interest therein).

(x) Each Debtor agrees to execute and deliver to the Collateral Agent such further agreements, assignments, instruments, and documents, and to do all such other things, as necessary or as the Collateral Agent may reasonably deem necessary to assure the Collateral Agent of its lien and security interest hereunder, including, without limitation, such agreements with respect to patents, trademarks, copyrights, and similar intellectual property rights as the Collateral Agent may from time to time reasonably require to comply with the filing requirements of the United States Patent and Trademark Office and the United States Copyright Office; provided that (a) no action outside of the United States shall be required in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreement or foreign intellectual property filing or search shall be required (other than the Cayman Share Mortgage and any foreign law governed security or pledge agreement in such other jurisdictions as required with respect to the First Priority Credit Obligations pursuant to Section 4.5 of the Credit Agreement, which shall also be required with respect to the Notes), (b) no Debtor shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (c) to the extent constituting Collateral, (1) the security interests in assets requiring perfection through control agreements or other control arrangements (other than control of pledged certificated Securities and material Instruments to the extent otherwise required under this Agreement and the filing of financing statements), (2) assets subject to certificates of title (other than the filing of financing statements) and (3) Letter-of-Credit Rights (other than the filing of financing statements) shall not be required to be perfected. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral or any part thereof, or to any of the Secured Obligations, each Debtor agrees to execute and deliver all such agreements, assignments, instruments, and documents and to do all such other things as necessary or as the Collateral Agent may reasonably request to preserve, protect, and enforce the security interest of the Collateral Agent under the law of such other jurisdiction, subject to the limitations set forth in the proviso to the first sentence of this clause (x). Without limiting the foregoing, the Collateral Agent is hereby authorized at any time and from time to time to file in any relevant jurisdiction

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any financing statement that describes the Collateral as “all assets” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC. Each Debtor hereby further authorizes the Collateral Agent to file the Intellectual Property Security Agreements, or other instrument to perfect, confirm, continue, protect or enforce the security interest granted hereunder, with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, without the signature of such Debtor, and naming such Debtor as a debtor and naming the Collateral Agent as secured party.

(xi) If an Event of Default has occurred and is continuing, the Collateral Agent may, at its option, but only following ten (10) Business Days’ written notice to each Debtor of its intent to do so, expend such sums as the Collateral Agent reasonably deems advisable to perform the obligations of the Debtors with respect to the Collateral under this Agreement and the other Notes Documents to the extent that any Debtor fails to do so, including, without limitation, the payment of any insurance premiums, the payment of any taxes, Liens and encumbrances that do not constitute Permitted Liens, expenditures made in defending against any adverse claims that do not constitute Permitted Liens, and all other expenditures which the Collateral Agent may be compelled to make by operation of law or which the Collateral Agent may make by agreement or otherwise for the protection of the security hereof that do not constitute Permitted Liens. All such sums and amounts so expended shall be repayable by the Debtors within thirty (30) days after demand, shall constitute additional Secured Obligations secured hereunder, and shall bear interest from the date said amounts are expended at a rate per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) equal to 2% plus the stated interest rate of the Notes (such rate per annum as so determined being hereinafter referred to as the “Default Rate”). No such performance of any obligation by the Collateral Agent on behalf of a Debtor, and no such advancement or expenditure therefor, shall relieve any Debtor of any default under the terms of this Agreement or in any way obligate any Secured Party to take any further or future action with respect thereto. The Collateral Agent, in making any payment hereby authorized, may do so according to any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien or title or claim. The Collateral Agent, in performing any act hereunder, shall be the sole judge of whether the relevant Debtor is required to perform the same under the terms of this Agreement.

Section 5. Special Provisions Regarding Receivables. (a) Upon the occurrence and during the continuance of an Event of Default, if any Receivable arises out of a contract with the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, each Debtor agrees to provide information promptly upon the request of the Collateral Agent and, at the request of the Collateral Agent or, at the request of the Senior Secured Credit Facilities Collateral Agent with respect to the corresponding provision of the Senior Secured Credit Facilities Security Agreement, execute whatever instruments and documents are reasonably required by the Collateral Agent in order that such Receivable shall be assigned to the Collateral Agent and that proper notice of such assignment shall be given under the federal Assignment of Claims Act (or any successor statute) or any similar state or local statute, as the case may be.

(b) If any Debtor shall at any time after the Escrow Release Date hold or acquire any Instrument or Chattel Paper evidencing any Receivable or other item of Collateral (including Intercompany Notes but other than any checks received and deposited in the ordinary course of business), the Debtor shall, on or prior to the later to occur of (i) sixty (60) days following such acquisition and (ii) the date of the next required delivery of the quarterly financial statements pursuant to Section 4.02 of the Indenture following the date of such acquisition (or such longer period as to which the Senior Secured

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Credit Facilities Collateral Agent may consent with respect to the corresponding requirement under the Senior Secured Credit Facilities Security Agreement), cause such Instrument or tangible Chattel Paper to be delivered to the Collateral Agent; provided, however, that, unless an Event of Default has occurred and is continuing, a Debtor shall not be required to deliver any such Instrument or tangible Chattel Paper if and only so long as the aggregate unpaid principal balance of all such Instruments and tangible Chattel Paper held by the Debtors and not delivered to the Collateral Agent hereunder is less than $30.0 million at any one time outstanding.

Section 6. Collection of Receivables. (a) Except as otherwise provided in this Agreement, each Debtor shall make collection of its Receivables and may use the same to carry on its business in accordance with its ordinary business practices and otherwise subject to the terms hereof.

(b) Upon the occurrence and during the continuance of any Event of Default, whether or not the Collateral Agent has exercised any of its other rights under other provisions of this Section 6, in the event the Collateral Agent makes a written request for any Debtor to do so:

(i) all Instruments and tangible Chattel Paper at any time constituting part of the Receivables (including any postdated checks but other than any checks received and deposited in the ordinary course of business) shall, upon receipt by such Debtor, be promptly endorsed to and deposited with Collateral Agent; and/or

(ii) such Debtor shall instruct all customers and account debtors to remit all payments in respect of Receivables or any other Collateral to a lockbox or lockboxes under the sole custody and control of the Collateral Agent and which are maintained at one or more post offices selected by the Collateral Agent.

(c) Upon the occurrence and during the continuation of any Event of Default, whether or not the Collateral Agent has exercised any of its other rights under the other provisions of this Section 6, the Collateral Agent or its designee may notify the relevant Debtor’s customers and account debtors at any time that Receivables have been assigned to the Collateral Agent or of the Collateral Agent’s security interest therein, and either in its own name, or such Debtor’s name, or both, demand, collect (including, without limitation, through a lockbox analogous to that described in Section 6(b)(ii) hereof), receive, receipt for, sue for, compound and give acquittance for any or all amounts due or to become due on Receivables, and in the Collateral Agent’s reasonable discretion file any claim or take any other action or proceeding which the Collateral Agent may reasonably deem necessary to protect and realize upon the security interest of the Collateral Agent in the Receivables or any other Collateral.

(d) Any proceeds of Receivables or other Collateral transmitted to or otherwise received by the Collateral Agent pursuant to any of the provisions of Sections 6(b) or 6(c) hereof may be handled and administered by the Collateral Agent in and through a remittance account or accounts maintained at the Collateral Agent or by the Collateral Agent at a commercial bank or banks selected by the Collateral Agent with reasonable care (collectively the “Depositary Banks” and individually a “Depositary Bank”), and each Debtor acknowledges that the maintenance of such remittance accounts by the Collateral Agent is solely for the Collateral Agent’s convenience. The Collateral Agent may, after the occurrence and during the continuation of any Event of Default, apply all or any part of any proceeds of Receivables or other Collateral received by it from any source to the payment of the Secured Obligations (whether or not then due and payable), such applications to be made pursuant to the terms of the Indenture, and at such intervals as the Collateral Agent may from time to time in its discretion determine. The Collateral Agent need not apply or give credit for any item included in proceeds of Receivables or other Collateral until the Depositary Bank has received final payment therefor at its office in cash or final solvent credits current at the site of deposit reasonably acceptable to the Collateral Agent and the Depositary Bank as such.

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However, if the Collateral Agent does permit credit to be given for any item prior to a Depositary Bank receiving final payment therefor and such Depositary Bank fails to receive such final payment or an item is charged back to the Collateral Agent or any Depositary Bank for any reason, the Collateral Agent may at its election in either instance charge the amount of such item back against any such remittance accounts. After all Events of Default have been cured or waived, the Collateral Agent shall promptly return to the applicable Debtor all proceeds of Collateral which the Collateral Agent has not applied to the Secured Obligations as provided above from the remittance account, as well as all Instruments and tangible Chattel Paper delivered to the Collateral Agent pursuant to Section 6(b)(i) hereof. Notwithstanding the foregoing, each Secured Party shall be obligated to refund and return any and all amounts paid by any Debtor to such Secured Party for fees, expenses or damages to the extent such Secured Party is not entitled to payment of such amounts in accordance with the terms hereof. The Secured Parties shall have no liability or responsibility to any Debtor for the Collateral Agent or any Depositary Bank accepting any check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement whatsoever or be responsible for determining the correctness of any remittance.

Section 7. Special Provisions Regarding Investment Property and Deposits. (a) Unless and until an Event of Default has occurred and is continuing and the Collateral Agent shall have given the Debtors at least three (3) Business Days’ notice of its intent to exercise its rights under this Agreement:

(i) each Debtor shall be entitled to exercise all voting and/or consensual powers pertaining to its Investment Property, or any part thereof, for all purposes not inconsistent with the terms of this Agreement, the Indenture or any other document evidencing or otherwise relating to any Secured Obligations; and

(ii) each Debtor shall be entitled to receive and retain all cash dividends paid upon or in respect of its Investment Property subject to the lien and security interest of this Agreement.

(b) As of the Escrow Release Date, all (i) Equity Interests in a Subsidiary held, beneficially or of record, by each Debtor, (ii) Equity Interests in an Affiliate held, beneficially or of record, by each Debtor that represent 50% or less of Equity Interests of such Affiliate, (iii) securities accounts in the name of a Debtor and (iv) commodity accounts in the name of a Debtor, in each case, that constitute Collateral are listed and identified on Schedule 4 to the Perfection Certificate and made a part hereof. If any Debtor shall at any time after the Escrow Release Date hold or acquire any other Investment Property constituting Collateral, the Debtor shall, on or prior to the later to occur of (i) sixty (60) days following such acquisition and (ii) the date of the next required delivery of the quarterly financial statements pursuant to Section 4.02 of the Indenture following the date of such acquisition (or such longer period as to which the Senior Secured Credit Facilities Collateral Agent may consent with respect to the corresponding requirement under the Senior Secured Credit Facilities Security Agreement), deliver to the Collateral Agent certificates for all certificated securities constituting Investment Property and part of the Collateral hereunder (other than any certificated securities issued by a Person that is not an Affiliate), all duly endorsed in blank for transfer or accompanied by an appropriate assignment or assignments or an appropriate undated stock power or powers, in every case sufficient to transfer title thereto, including, without limitation, all stock received in respect of a stock dividend or resulting from a split-up, revision or reclassification of the Investment Property or any part thereof or received in addition to, in substitution of or in exchange for the Investment Property or any part thereof as a result of a merger, consolidation or otherwise. With respect to any uncertificated securities or any Investment Property held by a securities intermediary, commodity intermediary, or other financial intermediary of any kind, at the Collateral Agent’s request after the occurrence and during the continuance of an Event of Default or, at the request of the Senior Secured Credit Facilities Collateral Agent with respect to the corresponding provision of the Senior Secured Credit Facilities Security Agreement (or at any time with respect to uncertificated

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securities or Investment Property issued by any Guarantor to Issuer or another Guarantor), the relevant Debtor shall execute and deliver, and shall cause any such issuer or intermediary to execute and deliver, an agreement among such Debtor, the Collateral Agent, and such issuer or intermediary which provides, among other things, for the issuer’s or intermediary’s agreement that it will comply with such entitlement orders, and apply any value distributed on account of any Investment Property, as directed by the Collateral Agent without further consent by such Debtor. The Collateral Agent may, upon three (3) Business Days’ written notice to the Debtors at any time after the occurrence and during the continuation of any Event of Default, cause to be transferred into its name or the name of its nominee or nominees any and all of the Investment Property hereunder.

(c) [Reserved].

Section 8. Power of Attorney. In addition to any other powers of attorney contained herein, each Debtor hereby appoints the Collateral Agent, its nominee, or any other person whom the Collateral Agent may reasonably designate as such Debtor’s attorney-in-fact, with full power and authority upon the occurrence and during the continuation of any Event of Default to sign such Debtor’s name on verifications of Receivables and other Collateral; to send requests for verification of Collateral to such Debtor’s customers, account debtors, and other obligors; to endorse such Debtor’s name on any checks, notes, acceptances, money orders, drafts, and any other forms of payment or security that may come into the Collateral Agent’s possession; to endorse the Collateral in blank or to the order of the Collateral Agent or its nominee; and to sign such Debtor’s name on any invoice or bill of lading relating to any Collateral, on claims to enforce collection of any Collateral, on notices to and drafts against customers and account debtors and other obligors, on schedules and assignments of Collateral, on notices of assignment and on public records; to notify the post office authorities to change the address for delivery of such Debtor’s mail to an address designated by the Collateral Agent; to receive, open and dispose of all mail addressed to such Debtor; and to do all things reasonably necessary to carry out this Agreement. Each Debtor hereby ratifies and approves all acts of any such attorney and agrees that neither the Collateral Agent nor any such attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction). The foregoing powers of attorney, being coupled with an interest, are irrevocable until the Termination Date.

Section 9. Defaults and Remedies. (a) The occurrence of any event or the existence of any condition, after giving effect to any applicable notice, grace or cure provision pursuant to the Indenture, specified as an “Event of Default” under the Indenture shall constitute an “Event of Default” hereunder.

(b) Upon the occurrence and during the continuation of any Event of Default, the Collateral Agent shall have, in addition to all other rights provided herein or by law, the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights or remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further the Collateral Agent may (but shall not be obligated to), without demand and, to the extent permitted by applicable law, without advertisement, notice, hearing or process of law, all of which each Debtor hereby waives to the extent permitted by applicable law, at any time or times, sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the other Secured Parties any or all Collateral held by or for it at public or private sale, at any securities exchange or broker’s board or at the Collateral Agent’s office or elsewhere, for cash, upon credit or otherwise, at such prices and upon such terms as the Collateral Agent deems advisable, in its reasonable discretion. In the exercise of any such remedies, the Collateral Agent may sell the Collateral as a unit even though the sales price thereof may be in excess of the amount remaining unpaid on the Secured Obligations. Also, if less than all the Collateral is sold, the Collateral Agent shall have no duty to marshal or apportion the part of the Collateral so sold as between the Debtors, or any of them, but may

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sell and deliver any or all of the Collateral without regard to which of the Debtors are the owners thereof. In addition to all other sums due any Secured Party hereunder, each Debtor shall pay the Secured Parties all costs and expenses incurred by the Secured Parties, including reasonable attorneys’ fees and court costs (but under no circumstances shall the Debtors be obligated to pay for more than one firm of outside counsel to each of the Collateral Agent, the Trustee and the Holders), in obtaining, liquidating or enforcing payment of Collateral or the Secured Obligations or in the prosecution or defense of any action or proceeding by or against any Secured Party or any Debtor concerning any matter arising out of or connected with this Agreement or the Collateral or the Secured Obligations, including, without limitation, any of the foregoing arising in, arising under or related to a case under the United States Bankruptcy Code (or any successor statute). Any requirement of reasonable notice shall be met if such notice is personally served on or sent to the Debtors in accordance with Section 14(b) hereof at least ten (10) Business Days before the time of sale or other event giving rise to the requirement of such notice; provided, however, no notification need be given to a Debtor if such Debtor has signed, after the Event of Default hereunder that is then continuing has occurred, a statement renouncing any right to notification of sale or other intended disposition. The Collateral Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. Any Secured Party may be the purchaser at any public sale. Each Debtor hereby waives all of its rights of redemption from any such sale. The Collateral Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, be made at the time and place to which the sale was postponed or the Collateral Agent may further postpone such sale by announcement made at such time and place. The Collateral Agent has no obligation to prepare the Collateral for sale. The Collateral Agent may sell or otherwise dispose of the Collateral without giving any warranties as to the Collateral or any part thereof, including disclaimers of any warranties of title or the like, and each Debtor acknowledges and agrees that the absence of such warranties shall not render the disposition commercially unreasonable.

(c) Without in any way limiting the foregoing, upon the occurrence and during the continuation of any Event of Default hereunder, in addition to all other rights provided herein or by law, (i) the Collateral Agent shall have the right to take physical possession of any and all of the Collateral, the right for that purpose to enter without legal process any premises where the Collateral may be found (provided such entry be done lawfully), and the right to maintain such possession on the relevant Debtor’s premises or to remove the Collateral or any part thereof to such other places as the Collateral Agent may desire, in each case, subject to the terms of any lease covering the relevant premises, (ii) the Collateral Agent shall have the right to direct any intermediary at any time holding any Investment Property or other Collateral, or any issuer thereof, to deliver such Collateral or any part thereof to the Collateral Agent and/or to liquidate such Collateral or any part thereof and deliver the proceeds thereof to the Collateral Agent, and (iii) each Debtor shall, upon the Collateral Agent’s demand, promptly assemble the Collateral and make it available to the Collateral Agent at a place reasonably designated by the Collateral Agent. If the Collateral Agent exercises its right to take possession of the Collateral, each Debtor shall also at its expense perform any and all other steps requested by the Collateral Agent to preserve and protect the security interest hereby granted in the Collateral, such as placing and maintaining signs indicating the security interest of the Collateral Agent, appointing overseers for the Collateral and maintaining Collateral records.

(d) Without in any way limiting the foregoing, upon the occurrence and during the continuation of any Event of Default, all rights of the Debtors to exercise the voting and/or consensual powers which they are entitled to exercise pursuant to Section 7(a)(i) hereof and/or to receive and retain the distributions which they are entitled to receive and retain pursuant to Section 7(a)(ii) hereof, shall, at the option of the Collateral Agent upon ten (10) Business Days prior written notice to the Debtors, cease and thereupon become vested in the Collateral Agent, which, in addition to all other rights provided herein or by law, shall then be entitled solely and exclusively to exercise all voting and other consensual

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powers pertaining to the Investment Property and/or to receive and retain the distributions which such Debtor would otherwise have been authorized to retain pursuant to Section 7(a)(ii) hereof and shall then be entitled solely and exclusively to exercise any and all rights of conversion, exchange or subscription or any other rights, privileges or options pertaining to any Investment Property as if the Collateral Agent were the absolute owner thereof including, without limitation, the rights to exchange, at its discretion, all Investment Property or any part thereof upon the merger, consolidation, reorganization, recapitalization or other readjustment of the respective issuer thereof or upon the exercise by or on behalf of any such issuer or the Collateral Agent of any right, privilege or option pertaining to any Investment Property and, in connection therewith, to deposit and deliver the Investment Property or any part thereof with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine. In the event the Collateral Agent in good faith believes any of the Collateral constitutes restricted securities within the meaning of any applicable securities laws, any disposition thereof in compliance with such laws shall not render the disposition commercially unreasonable. To the extent that the notice referred to in the first sentence of this paragraph (d) has been given, after all Events of Default have been cured or waived, (i) each Debtor shall have the exclusive right to exercise the voting and consensual rights and powers that such Debtor would have otherwise been entitled to exercise pursuant to the terms of Section 7(a)(i) hereof and (ii) the Collateral Agent shall promptly repay to each applicable Debtor (without interest) all dividends, interest, principal or other distributions that such Debtor would otherwise be permitted to retain pursuant to Section 7(a)(ii) hereof and that have not been applied to the repayment of the Secured Obligations.

(e) Without in any way limiting the foregoing, each Debtor hereby grants to the Secured Parties, effective and exercisable solely upon the occurrence and during the continuation of an Event of Default, a royalty-free (and free of any other obligation of payment or compensation), irrevocable (solely during the continuation of an Event of Default), non-exclusive license and right to use and sublicense (in the ordinary course of business), in connection with any foreclosure or other realization by the Collateral Agent or the Secured Parties on all or any part of the Collateral to the extent permitted by law and this Agreement, all Intellectual Property Collateral (excluding any rights under a License that by its terms is prohibited from being sublicensed by Debtor to the Collateral Agent) now owned or hereafter acquired by such Debtor, and wherever the same may be located and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all such Intellectual Property Collateral and the right to sue for past infringement of such Intellectual Property Collateral. The license and right granted to the Secured Parties hereby shall be without any royalty or fee or charge whatsoever with respect to fees payable by the Secured Parties to Debtors.

(f) The powers conferred upon the Secured Parties hereunder are solely to protect their interest in the Collateral and shall not impose on them any duty to exercise such powers. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent accords its own property, consisting of similar type assets, it being understood, however, that the Collateral Agent shall have no responsibility for (i) ascertaining or taking any action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral, or (iii) initiating any action to protect the Collateral or any part thereof against the possibility of a decline in market value. This Agreement constitutes an assignment of rights only and not an assignment of any duties or obligations of the Debtors in any way related to the Collateral, and the Collateral Agent shall have no duty or obligation to discharge any such duty or obligation. Neither any Secured Party nor any party acting as attorney for any Secured Party shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person’s gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

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(g) Failure by the Collateral Agent to exercise any right, remedy or option under this Agreement or any other agreement between any Debtor and the Collateral Agent or provided by law, or delay by the Collateral Agent in exercising the same, shall not operate as a waiver; and no waiver shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and otherwise complies with the requirements set forth in Section 6.04 of the Indenture and then only to the extent specifically stated. The rights and remedies of the Secured Parties under this Agreement shall be cumulative and not exclusive of any other right or remedy which any Secured Party may have.

Section 10. Application of Proceeds. The proceeds and avails of the Collateral or any Mortgaged Property at any time received by the Collateral Agent upon the occurrence and during the continuation of any Event of Default pursuant to any exercise of remedies shall, when received by the Collateral Agent in cash or its equivalent, be applied by the Collateral Agent in reduction of, or held as collateral security for, the Secured Obligations in accordance with the terms of the Indenture.

The Debtors shall remain liable to the Secured Parties for any deficiency. Any surplus remaining after the Termination Date has occurred shall be returned to the Issuer, as agent for the Debtors, or to whomsoever the Collateral Agent reasonably determines is lawfully entitled thereto.

Section 11. Continuing Agreement; Release. (a) Liens securing the Secured Obligations will be released, in whole or in part, as provided in Section 12.03 of the Indenture.

(b) If the Collateral Agent shall be directed or permitted pursuant to Section 12.03 of the Indenture to release any Lien created hereby upon any Collateral (including any Collateral sold or disposed of by any Debtor in a transaction permitted by the Indenture (other than a transfer to another Debtor), such Collateral shall be automatically released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, Section 12.03 of the Indenture, all without delivery of any instrument or performance of any act by any party, and all rights to such Collateral shall revert to the Debtors. In connection therewith, the Collateral Agent at the request and sole expense of the Issuer, shall execute and deliver to the Issuer all releases or other documents, including, without limitation, UCC termination statements, reasonably necessary or desirable for the release of the Lien created hereby on such Collateral. A Debtor shall be automatically released from its obligations hereunder in the event that all the capital stock of such Debtor shall be so sold or disposed (other than a transfer to another Debtor) or if such Debtor ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted under the Indenture. Any execution and delivery of documents pursuant to this Section 11(b) shall be without recourse to or representation or warranty by the Collateral Agent.

Section 12. The Collateral Agent. (a) In acting under or by virtue of this Agreement, the Collateral Agent shall be entitled to all the rights, authority, privileges, and immunities provided in the Indenture, all of which provisions of said Indenture (including, without limitation, Section 12.09 thereof) are incorporated by reference herein with the same force and effect as if set forth herein in their entirety except that references therein to (i) “Holders” shall be references herein to “Secured Parties” and (ii) “Issuer” and “Guarantor” shall be references herein to “Debtor” as context dictates. The Collateral Agent hereby disclaims any representation or warranty to the Secured Parties or any other holders of the Secured Obligations concerning the perfection of the liens and security interests granted hereunder or in the value of any of the Collateral.

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(b) The parties hereto agree that the Collateral Agent shall be entitled to indemnification and reimbursement of its expenses incurred hereunder as provided in Section 7.07 of the Indenture as if such sections were set out in full herein and references to “the Trustee” therein were references to “the Collateral Agent” and references to “Issuer” and “Guarantor” therein were references to “Debtor” as the context indicates. The obligations of the Debtors under this clause shall survive termination of this Agreement and the resignation or removal of the Collateral Agent.

Section 13. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations (as defined in the First Priority Intercreditor Agreement) that are Credit Agreement Obligations (as defined in the First Priority Intercreditor Agreement), with respect to Shared Collateral (as defined in the First Priority Intercreditor Agreement), the requirements of this Agreement to deliver Collateral to the Collateral Agent shall be deemed satisfied by the delivery thereof to the Applicable Authorized Representative (as defined in the First Priority Intercreditor Agreement) as bailee for the Collateral Agent as provided in the First Priority Intercreditor Agreement; provided that as of the date hereof, the Applicable Authorized Representative is the Senior Secured Credit Facilities Collateral Agent.

Section 14. Miscellaneous. (a) This Agreement may only be waived or modified in writing in accordance with the requirements of Article IX of the Indenture. This Agreement shall create a continuing lien on and security interest in the Collateral and shall be binding upon each Debtor, its successors and assigns and shall inure, together with the rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and their successors and permitted assigns; provided, however, that no Debtor may assign its rights or delegate its duties hereunder without the Collateral Agent’s prior written consent. Without limiting the generality of the foregoing, and subject to the provisions of the Indenture, any Holder may transfer any Note held by it to any other person subject to the requirements of Section 2.06 of the Indenture, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Holder herein or otherwise.

(b) All notices and other communications hereunder shall comply with Section 11.02 of the Indenture; provided that, the address information for each Debtor shall be that expressed for the Issuer in such Section.

(c) Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid or unenforceable.

(d) The lien and security interest herein created and provided for stand as direct and primary security for the Secured Obligations of the Issuer arising under or otherwise relating to the Indenture as well as for the other Secured Obligations secured hereby. No application of any sums received by the Secured Parties in respect of the Collateral or any disposition thereof to the reduction of the Secured Obligations or any part thereof shall in any manner entitle any Debtor to any right, title or interest in or to the Secured Obligations or any collateral or security therefor, whether by subrogation or otherwise, unless

EXHIBIT E-18

and until all Secured Obligations have been fully paid and satisfied and the Termination Date has occurred. Each Debtor acknowledges and agrees that the lien and security interest hereby created and provided are absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of any Secured Party or any other holder of any Secured Obligations, and without limiting the generality of the foregoing, the lien and security interest hereof shall not be impaired by any acceptance by any Secured Party or any other holder of any Secured Obligations of any other security for or guarantors upon any of the Secured Obligations or by any failure, neglect or omission on the part of any Secured Party or any other holder of any of the Secured Obligations to realize upon or protect any of the Secured Obligations or any collateral or security therefor. The lien and security interest hereof shall not in any manner be impaired or affected by (and the Secured Parties, without notice to anyone, are hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any of the Secured Obligations or of any collateral or security therefor, or of any guaranty thereof, or of any instrument or agreement setting forth the terms and conditions pertaining to any of the foregoing. The issuance of Additional Notes in such amounts and on such terms as the Issuer may elect in accordance with the terms of the Indenture shall not in any manner impair the lien and security interest created and provided for. In order to realize hereon and to exercise the rights granted the Secured Parties hereunder and under applicable law, there shall be no obligation on the part of any Secured Party or any other holder of any Secured Obligations at any time to first resort for payment to the Issuer or any other Debtor or to any guaranty of the Secured Obligations or any portion thereof or to resort to any other collateral, security, property, liens or any other rights or remedies whatsoever, and the Secured Parties shall have the right to enforce this Agreement against any Debtor or its Collateral irrespective of whether or not other proceedings or steps seeking resort to or realization upon or from any of the foregoing are pending.

(e) In the event the Secured Parties shall at any time in their discretion permit a substitution of Debtors hereunder or a party shall wish to become a Debtor hereunder, such substituted or additional Debtor shall, upon executing an agreement in the form attached hereto as Schedule A, become a party hereto and be bound by all the terms and conditions hereof to the same extent as though such Debtor had originally executed this Agreement and, in the case of a substitution, in lieu of the Debtor being replaced. Any such agreement shall contain information as to such Debtor necessary to update Schedules 1, 3, 4, 5, 6 and 7 to the Perfection Certificate with respect to it. No such substitution shall be effective absent the written consent of the Collateral Agent nor shall it in any manner affect the obligations of the other Debtors hereunder.

(f) This Agreement may be executed in counterparts and by different parties hereto on separate counterparts, each of which shall be an original, but all together one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or by e-mail of an Adobe portable document format file (also known as a “PDF” file) shall be effective as originals. Each Debtor acknowledges that this Agreement is and shall be effective upon its execution and delivery by such Debtor to the Collateral Agent, and it shall not be necessary for the Collateral Agent to execute this Agreement or any other acceptance hereof or otherwise to signify or express its acceptance hereof.

(g) No Secured Party (other than the Collateral Agent) shall have the right to institute any suit, action or proceeding in equity or at law in connection with this Agreement for the enforcement of any remedy under or upon this Agreement; it being understood and intended that no one or more of the Secured Parties (other than the Collateral Agent) shall have any right in any manner whatsoever to enforce any right hereunder, and that all proceedings at law or in equity shall be instituted, had and maintained by the Collateral Agent in the manner herein provided and for the benefit of the Secured Parties.

EXHIBIT E-19

(h) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

(i) Each Debtor hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City in the borough of Manhattan, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Debtor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient form. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that (i) any party hereto may otherwise have to bring any proceeding relating to this Agreement against any other party hereto or their respective properties in the courts of any jurisdiction (A) for purposes of enforcing a judgment or (B) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction or (ii) the Collateral Agent or any other Secured Party may otherwise have to bring any proceeding relating to this Agreement against any Debtor or its properties in the courts of any jurisdiction in connection with exercising remedies against any Collateral in a jurisdiction in which such Collateral is located. EACH DEBTOR AND, BY ACCEPTING THE BENEFITS OF THIS AGREEMENT, EACH SECURED PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15. Other Actions. Each Debtor agrees that, in the event any Debtor, pursuant to the Senior Secured Credit Facilities Security Agreement or any other First Lien Security Document (as defined in the Intercreditor Agreement), takes any action to grant or perfect a Lien in favor of the Senior Secured Credit Facilities Collateral Agent or any other First Lien Secured Parties (as defined in the Intercreditor Agreement) in any assets, such Debtor shall also take such action to grant or perfect a Lien in favor of the Collateral Agent to secure the Secured Obligations without request of the Collateral Agent, including, without limitation, with respect to any property and real property in which the Senior Secured Credit Facilities Collateral Agent directs a Debtor to grant or perfect a lien or take such other action under the Senior Secured Credit Facilities Security Agreement.

[SIGNATURE PAGES TO FOLLOW]

EXHIBIT E-20

IN WITNESS WHEREOF, each Debtor has caused this Security Agreement to be duly executed and delivered as of the date first above written.

“Debtors” [ ]

By:
Name:
Title:

[Signature Page to Security Agreement]

EXHIBIT E-21

Accepted and agreed to as of the date first above written.

U.S. Bank National Association, as Collateral Agent

By:
Name:
Title:

EXHIBIT E-22

SCHEDULE A

[FORM OF] ASSUMPTION AND SUPPLEMENTAL SECURITY AGREEMENT

THIS AGREEMENT dated as of this [            ]th day of [            ], 20[ ] from the entities listed on the signature pages hereto (collectively, the “New Debtors”), to U.S. Bank National Association (“U.S. Bank”), as collateral agent for the Secured Parties (defined in the Security Agreement hereinafter identified and defined) (U.S. Bank acting as such agent and any successor or successors to U.S. Bank in such capacity being hereinafter referred to as the “Collateral Agent”).

PRELIMINARY STATEMENTS

A. Western Digital Corporation, a Delaware corporation (the “Issuer”), and certain other parties have executed and delivered to the Collateral Agent that certain Security Agreement dated as of [                    ], 20[    ] (such Security Agreement, as the same may from time to time be amended, restated, amended and restated, modified or restated, including supplements thereto which add additional parties as Debtors thereunder, being hereinafter referred to as the “Security Agreement”), pursuant to which such parties (the “Existing Debtors”) have granted to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in the Existing Debtors’ Collateral to secure the Secured Obligations.

B. All capitalized terms used in this Agreement without definition shall have the same meaning herein as such terms have in the Security Agreement, except that any reference to the term “Debtor” or “Debtors” and any provision of the Security Agreement providing meaning to such term shall be deemed a reference to the Existing Debtors and the New Debtors.

C. The Issuer provides each New Debtor with substantial financial, managerial, administrative, and/or technical support and each New Debtors will benefit, directly and indirectly, from the financial accommodations extended by the Secured Parties to the Issuer.

NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of financial accommodations given or to be given to the Issuer by the Secured Parties from time to time, each New Debtor hereby agrees as follows:

1. Each New Debtor acknowledges and agrees that it shall become a “Debtor” party to the Security Agreement effective upon the date of such New Debtor’s execution of this Agreement and the delivery of this Agreement to the Collateral Agent, and that upon such execution and delivery, all references in the Security Agreement to the terms “Debtor” or “Debtors” shall be deemed to include such New Debtor. Without limiting the generality of the foregoing, each New Debtor hereby repeats and reaffirms all grants (including the grant of a lien and security interest), covenants, agreements, representations, and warranties contained in the Security Agreement as amended hereby, each and all of which are and shall remain applicable to the Collateral from time to time owned by such New Debtor or in which such New Debtor from time to time has any rights. Without limiting the foregoing, in order to secure payment of the Secured Obligations, whether now existing or hereafter arising, each New Debtor does hereby grant to the Collateral Agent for the benefit of the Secured Parties, and hereby agrees that the Collateral Agent has and shall continue to have until the Termination Date for the benefit of the Secured Parties a continuing lien on and security interest in all of such New Debtor’s Collateral, including, without limitation, all of such New Debtor’s Accounts, Chattel Paper, Instruments, Documents, General Intangibles, Letter-of-Credit Rights, Supporting Obligations, Deposit Accounts, Investment Property, Inventory, Equipment, Fixtures, Commercial Tort Claims, and all of the other Collateral other than the

EXHIBIT E-23

Excluded Property, each and all of such granting clauses being incorporated herein by reference with the same force and effect as if set forth herein in their entirety, except that all references in such clauses to the Existing Debtors or any of them shall be deemed to include references to such New Debtor. Nothing contained herein shall in any manner impair the priority of the liens and security interests heretofore granted in favor of the Collateral Agent under the Security Agreement.

2. Schedules 1, 3, 4, 5, 6 and 7 to the Perfection Certificate shall be supplemented by the information set forth on the attached Supplements to each of Schedules 1, 3, 4, 5, 6 and 7 to the Perfection Certificate with respect to each New Debtor.

3. Each New Debtor hereby acknowledges and agrees that the Secured Obligations are secured by all of the Collateral according to, and otherwise on and subject to, the terms and conditions of the Security Agreement to the same extent and with the same force and effect as if such New Debtor had originally been one of the Existing Debtors under the Security Agreement and had originally executed the same as such an Existing Debtor.

4. Except as specifically modified hereby, all of the terms and conditions of the Security Agreement shall stand and remain unchanged and in full force and effect.

5. Each New Debtor agrees to execute and deliver such further instruments and documents and do such further acts and things as the Collateral Agent may reasonably deem necessary or proper to carry out more effectively the purposes of this Agreement.

6. No reference to this Agreement need be made in the Security Agreement or in any other document or instrument making reference to the Security Agreement, any reference to the Security Agreement in any of such to be deemed a reference to the Security Agreement as modified hereby.

7. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT E-24

SUPPLEMENTS

SUPPLEMENT TO SCHEDULE 1

LEGAL NAMES

SUPPLEMENT TO SCHEDULE 3

OWNED REAL PROPERTY

SUPPLEMENT TO SCHEDULE 4

EQUITY INTERESTS IN A SUBSIDIARY AND OTHER EQUITY INTERESTS

SUPPLEMENT TO SCHEDULE 5

INSTRUMENTS AND TANGIBLE CHATTEL PAPER

SUPPLEMENT TO SCHEDULE 6

INTELLECTUAL PROPERTY

SUPPLEMENT TO SCHEDULE 7

COMMERCIAL TORT CLAIMS

EXHIBIT E-25

[New Debtor[s]]

By:
Name: Title:

EXHIBIT E-26

Accepted and agreed to as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

EXHIBIT E-27